As filed with the Securities and Exchange Commission on May 14, 2003
                                                     Registration No. 333-104226
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------
                        PRE-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                          COMMUNITY FIRST BANCORP, INC.
                          -----------------------------
                 (Name of Small Business Issuer in its charter)

           Maryland                       6035                      36-4526348
--------------------------------------------------------------------------------
(State or other jurisdiction        (Primary standard           (I.R.S. employer
of incorporation or organization)   industrial                  identification
                                    classification              number)
                                    code number)

                              240 South Main Street
                          Madisonville, Kentucky 42431
                                 (270) 821-7211
--------------------------------------------------------------------------------
          (Address and telephone number of principal executive offices and principal place of business)

                           William M. Tandy, President
                           and Chief Executive Officer
                          Community First Bancorp, Inc.
                              240 South Main Street
                          Madisonville, Kentucky 42431
                                 (270) 821-7211
--------------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:

James C. Stewart, Esquire                        Cynthia A. Shafer, Esquire
Malizia Spidi & Fisch, PC                    Vorys, Sater, Seymour and Pease LLP
1100 New York Avenue, N.W.                         221 East Fourth Street
      Suite 340 West                                     Suite 2000
  Washington, D.C. 20005                           Cincinnati, Ohio 45202
      (202) 434-4671                                   (513) 723-4009

     Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                            -------------

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           --------

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ---------

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------

Title of Each Class          Dollar        Proposed Maximum    Proposed Maximum
of Securities To Be        Amount To        Offering Price         Aggregate          Amount Of
    Registered           Be Registered         Per Share        Offering Price    Registration Fee
--------------------------------------------------------------------------------------------------
Common Stock, $0.01       $2,777,250           $10.00           $2,777,250(1)       $224.68(2)
par value
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(d).
(2)  A fee of $187.21 was previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

PROSPECTUS
Up to 277,725 Shares of Common Stock
                                                   COMMUNITY FIRST BANCORP, INC.
                                      (Holding Company for Community First Bank)
                                                           240 South Main Street
                                                    Madisonville, Kentucky 42431
                                                                  (270) 821-7211
--------------------------------------------------------------------------------

     Community First Bank is converting from a federally chartered mutual savings bank to a federally chartered stock savings bank. As part of the conversion, Community First Bank will become a wholly owned subsidiary of Community First Bancorp, Inc., which was formed by the Bank in 2003 for this purpose. The common stock of the Company is being offered to the public in accordance with a plan of conversion. The plan of conversion must be approved by the Office of Thrift Supervision and by a majority of the votes eligible to be cast by the current members of Community First Bank. The offering will not go forward if Community First Bank does not receive these approvals.

     The shares of common stock are first being offered pursuant to nontransferable subscription rights in a Subscription Offering. Depositors as of certain eligibility dates will receive subscription rights. Shares of common stock not subscribed for in the Subscription Offering may be offered for sale in a community offering with preference given to residents of Hopkins County, Kentucky. Unsold shares may be offered to the general public through a syndicate of broker-dealers formed and managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc. is not required to sell any specific number or dollar amount of shares but will use their best efforts to sell the shares offered.

     The deadline for ordering stock is 12:00 noon, central time, on June __, 2003, and may be extended to __________ __, 2003. The minimum purchase is 25 shares (minimum investment of $250). All funds submitted shall be placed in a segregated deposit account at Community First Bank until the shares are issued or the funds are returned. No stock will be sold if the Company does not receive orders for at least 178,500 shares.

     There is currently no public market for the stock. Community First Bancorp, Inc. anticipates that the stock will be quoted on the OTC Bulletin Board and, if so, will request the trading symbol "CFBI."

                                TERMS OF OFFERING

An independent appraiser has estimated the market value of the converted Community First Bank to be between $1,785,000 and $2,415,000, which establishes the number of shares to be offered at a price of $10 per share. Subject to Office of Thrift Supervision approval, up to 277,725 shares, an additional 15% above the maximum number of shares, may be offered. Based on these estimates, we are making the following offering of shares of common stock:

o  Price Per Share:                                    $10.00
o  Number of Shares Minimum/Maximum, as adjusted:      178,500 to 277,725
o  Offering Expenses:                                  $285,000
o  Net Proceeds to the Company Minimum/Maximum,
     as adjusted:                                      $1,500,000 to $2,492,250
o  Net Proceeds Per Share Minimum/Maximum,
    as adjusted:                                       $8.40 to $8.97

Please refer to Risk Factors beginning on page 1 of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

For information on how to subscribe,  call the Stock Information Center at (___)
___-____.

                         KEEFE, BRUYETTE & WOODS, INC.

                  The date of this Prospectus is May __, 2003

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----

Questions and Answers About the Conversion Stock Offering....................................................   (i)
Summary......................................................................................................  (iv)
Selected Financial and Other Data............................................................................(viii)
Risk Factors.................................................................................................     1
Recent Developments...........................................................................................    7
Forward Looking Statements....................................................................................   10
Proposed Purchases by Directors and Executive Officers........................................................   11
Community First Bancorp, Inc..................................................................................   12
Community First Bank..........................................................................................   12
Use of Proceeds...............................................................................................   13
Dividends.....................................................................................................   14
Market for the Common Stock...................................................................................   15
Capitalization................................................................................................   16
Historical and Pro Forma Capital Compliance...................................................................   17
Pro Forma Data................................................................................................   18
The Conversion................................................................................................   21
Management's Discussion and Analysis of Financial Condition and Results
     of Operations............................................................................................   36
Business of Community First Bancorp, Inc. ....................................................................   47
Business of Community First Bank..............................................................................   48
Regulation....................................................................................................   69
Taxation......................................................................................................   76
Management of Community First Bancorp, Inc....................................................................   77
Management of Community First Bank............................................................................   78
Restrictions on Acquisitions of Community First Bancorp, Inc..................................................   84
Description of Capital Stock..................................................................................   90
Legal and Tax Matters.........................................................................................   92
Experts.......................................................................................................   92
Where You Can Find Additional Information.....................................................................   92
Index to Financial Statements................................................................................... 94
Glossary....................................................................................................... A-1

                                             [MAP TO BE INSERTED HERE]

                   QUESTIONS AND ANSWERS ABOUT THE CONVERSION
                                 STOCK OFFERING

Q:   What is a mutual to stock conversion?

A: The conversion is a change in the Bank's form of organization. Currently, we operate as a federally chartered mutual savings bank with no stockholders. As a result of the conversion, the Bank will become a federally chartered stock savings bank and wholly owned subsidiary of the Company. As part of our conversion, the Company is offering for sale shares of its common stock.

Q:   What is the purpose of the conversion and the offering?

A: As a stock savings bank operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets. The stock offering will increase our capital and the amount of funds available to the Bank for lending and investment activities. This will give us greater flexibility to diversify operations and expand our branch network if we choose to do so. If the Company's earnings are sufficient in the future, you might also receive dividends and benefit from the long-term appreciation of our stock price.

Q:   How many shares of stock will be sold?

A: Between 178,500 and 241,500 shares of common stock will be sold. The number of shares to be sold may be increased to 277,725 shares without further notice to you, subject to receipt of approval of the Office of Thrift Supervision, if market or financial conditions change prior to completion of the conversion.

Q:   At what price will the shares be sold?

A:   The shares will be sold at $10.00 per share.  This price was  determined by our Board of Directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. In addition, the Board believed that the price was such that many of our depositors and borrowers would be able to participate in the Offering.

Q:   How do I purchase the stock?

A: You must complete and return the Stock Order and Certification Form to us together with your payment or your authorization for withdrawal of the payment amount from an account you have with us, on or before noon on June __, 2003. See pages __ to __.

Q:   How much stock may I purchase?

A:   The minimum purchase is 25 shares (or $250).

     Subject to the maximum purchase limit of the lesser of 10,000 shares ($100,000) or 5% of the total number of shares sold, each depositor as of the Eligibility Record Date (December 31, 2001) or the Supplemental Eligibility Record Date (March 31, 2003) will have the right to subscribe for up to the number of shares equal to the greater of the following:

     o    5,000 shares ($50,000); or

     o a percentage of the shares offered equal to 15 times the percentage of total qualifying deposits the depositor held on the Eligibility Record Date or Supplemental Eligibility Record Date, as the case may be.

     Under this formula, depositors with large balances may be entitled to purchase more than 5,000 shares. If you are interested in purchasing more than 5,000 shares and had more than $32,000 on deposit with the Bank on the Eligibility Record Date or Supplemental Eligibility Record Date, please contact the Stock Information Center. No person or group of persons will be permitted to purchase more than 10,000 shares.

     See pages __ to __.

     If shares are sold in a Community Offering, the maximum number of shares that may be purchased by any party in the Community Offering, when combined with the number of shares purchased by other parties with whom your shares may be aggregated is 5,000 shares ($50,000). See pages __ to __.

     In certain instances, your purchase might be grouped together with purchases by persons with other accounts with whom you are affiliated or related. In that event the aggregate purchases may not exceed the lesser of 10,000 shares ($100,000) or 5% of the total number of shares sold. See pages __ to __.

Q:   What happens if there are not enough shares to fill all orders?

A: You might not receive any or all of the shares you want to purchase. If we receive offers for more shares than we have available to sell, the stock will be offered on a priority basis to the following persons:

     o Eligible Account Holders - Persons who had a deposit account with the Bank on December 31, 2001 with a balance of at least $50.00. Any remaining shares will be offered to:

     o Supplemental Eligible Account Holders - Persons who had a deposit account with the Bank on March 31, 2003 with a balance of at least $50.00. Any remaining shares will be offered to:

     o    Other Members - Other depositors of the Bank, as of May __, 2003.

     If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public with preference given to people who live in Hopkins County, Kentucky. See pages __ to __.

Q: What particular factors should I consider when deciding whether or not to buy the stock?

A: We have experienced losses for the past several years and cannot give you any assurance that we will become profitable after the conversion. Because of the small size of the Offering, there is not likely to be an active market for the shares, which may make it difficult to resell any shares you may own. Before you decide to purchase stock, you should also read the Risk Factors section beginning on page 1 of this document.

Q: As a depositor member of Community First Bank, what will happen if I do not purchase any stock?

A: You presently have voting rights while we are in the mutual form; however, once we convert to the stock form you will lose your voting rights unless you purchase stock. You are not required to purchase stock. Your deposit account, certificate accounts and any loans you may have with us will be not be affected. See pages __ to __.

Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire document. In addition, you should contact:



                            Stock Information Center
                          Community First Bancorp, Inc.
                              240 South Main Street
                             Madisonville, Kentucky
                                (270) ___________

                                     SUMMARY

     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read carefully this entire document, including the financial statements and the notes to the financial statements of Community First Bank.

Community First Bancorp, Inc.

     Community First Bancorp, Inc. was formed in March 2003 as a Maryland corporation to become the holding company for Community First Bank. The Company is not an operating company and has not engaged in any significant business to date. The holding company structure will provide greater flexibility in terms of operations, expansion and diversification. See page __.

Community First Bank

     Community First Bank is a community and customer-oriented federal mutual savings bank with one office located in Madisonville, Kentucky. We were originally founded in 1923 as a Kentucky-chartered building and loan association and converted to a federally chartered savings bank in 2002. Our primary market area consists of the City of Madisonville and Hopkins County.

     The Bank has historically followed a traditional thrift business strategy using local deposits to fund residential first mortgages in its immediate market area. Beginning in 1998, our net interest income became inadequate to cover our expenses and we started incurring operating losses. We attribute these losses to our declining share of the local mortgage market, the low yield on our other earning assets and our high cost of deposits. In late 2001, the Bank hired a new president and chief executive officer with experience in bank turn-arounds. Under our new president, we have worked to expand our products and services and improve our market presence and portfolio yield. In order to restore the Bank to ongoing profitability, however, the Board of Directors believes that it is essential to increase the Bank's capital. With the additional capital raised in this offering, the Bank will be in a position to increase its earning assets and expand its business operations.

     At December 31, 2002, we had total assets of $30.0 million, deposits of $28.1 million, and total equity of $1.7 million. See page __.

The Stock Offering

     The Company is offering between 178,500 and 241,500 shares of common stock at $10.00 per share. Subject to approval by the Office of Thrift Supervision, the number of shares to be sold may be increased to 277,725 shares without further notice to you if market or financial conditions change prior to completion of the conversion.

Stock Purchases

     The Company is first offering its shares of common stock in a Subscription Offering to depositor members as of certain eligibility dates. The shares of common stock will be offered on the basis of priorities. Any remaining shares may be offered in a Community Offering or in a Syndicated Community Offering. See pages __ to __.

Subscription Rights

     You may not sell or  assign  your  subscription  rights.  Any  transfer  of subscription rights is prohibited by law. All persons exercising their subscription rights will be required to certify that they are purchasing shares solely for their own account and that they have no agreement or understanding regarding the sale or transfer of the shares they are purchasing. We intend to pursue any and all remedies in the event that we become aware of the transfer of any subscription rights. We will reject orders that we determine to involve the transfer of such rights.

The Offering Range and Determination of the Price Per Share

     The offering range is based on an independent appraisal of the pro forma market value of the common stock by Feldman Financial Advisors, Inc. ("Feldman Financial"), an appraisal firm experienced in appraisals of savings institutions. The pro forma market value of the shares is our market value after giving effect to the sale of shares in this offering. Feldman Financial has estimated that in its opinion as of May 5, 2003, such value ranged between $1.785 million and $2.415 million (with a midpoint of $2.1 million) (the "Estimated Valuation Range"). The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our Board of Directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions. At the maximum of the offering range, the price per share represents 63.38% of pro forma book value per share compared to a median price to book value ratio of 87.8% for the thrifts in the peer group selected by Feldman Financial for its appraisal report and a median of 121.6% for all publicly traded Kentucky thrifts.

     The appraisal will be updated prior to the consummation of the conversion. If the updated pro forma market value of the common stock is either below $1.785 million or above $2.777 million, we will notify you and you will have the opportunity to modify or cancel your order. See pages __ to __.

Deadline for Submitting Stock Orders

     The Subscription Offering will terminate at 12:00 p.m., Central Time, on ___________, 2003. The Community Offering, if any, may terminate at any time without notice but no later than 45 days after the completion of the
Subscription Offering (___________, 2003 assuming no extension of the Subscription Offering) without approval by the OTS.

Benefits to Management from the Offering or Within One Year Thereafter

     In order to tie our employees' and directors' interests closer to our stockholders' interests, we intend to establish certain benefit plans that use our stock as compensation. Officers, directors, and employees will not be required to pay cash in exchange for restricted shares but will be required to pay the exercise price to exercise options.

     The following table presents information regarding the participants in each plan, total amount, the percentage, and the dollar value of the stock that we intend to set aside for our stock- based incentive plans. The stock-based incentive plans may not be adopted for at least six months after the offering and must be approved by a majority vote of the stockholders. The table below assumes the sale of 210,000 shares in the offering. It is assumed that the value of the stock in the table is $10 per share. Options are given no value because their exercise price will be equal to the fair market value of the stock on the day the options are granted. As a result, anyone who receives an option will only benefit from the option if the price of the stock rises above the exercise price. See pages __ to __ for more information, including regulatory restrictions on the maximum amount of benefits participants may receive and the rate at which benefits may be earned under the incentive plans.


                                      Estimated                  Percentage of
                                        Value       Number     Total Shares Sold
                    Participants      of Shares    of Shares    in the Offering
                    ------------      ---------    ---------   -----------------

Stock Awards......  Officers and
                    Directors          $84,000        8,400           4.0%

Stock Options.....  Officers,
                    Directors and
                    Employees               --       21,000          10.0
                                       -------       ------          ----
   Total..........                     $84,000       29,400          14.0%
                                       =======       ======          ====

     As a public company, it is important for us to reassure our management of our commitment to their employment with Community First Bank. With this in mind, we have entered into an employment agreement with our President and some of our employees may receive severance/change-in-control agreements. The agreements provide that if Community First Bancorp, Inc. or Community First Bank is acquired and the employee is terminated, the employee will receive a cash payment. If a payment had been made under these agreements as of December 31, 2002, the aggregate payment would have equaled approximately $534,000.

Participants in our stock-based benefit plans may also receive benefits if the Company or the Bank is acquired.

Use of the Proceeds from the Sale of Common Stock

     The Company will use all but 5% the net proceeds to purchase all the capital stock to be issued by the Bank in the conversion. The Company will retain the balance of the funds as its initial capitalization. These funds will serve as a source of funds for the payment of ongoing expenses, and for general corporate purposes. The Bank will use the funds it receives in its ongoing banking business. See pages __ to __.

Dividends

     The Board of Directors plans to retain future earnings for the future growth of the Bank. Accordingly, the Board of Directors does not anticipate paying cash dividends for the immediate future following the conversion. The Board may review periodically the possible adoption of a dividend policy. We cannot assure you, however, when, or if, we will ultimately decide to establish a cash dividend policy. See page __.

Market for the Common Stock

     The Company anticipates that the common stock will be traded in the over-the-counter market and quotations will be available on the OTC Bulletin Board. The Company has requested that Keefe, Bruyette & Woods, Inc. agree to match offers to buy and sell the common stock. Keefe, Bruyette & Woods, Inc. has no obligation to match offers to buy and sell and may cease doing so at any time. Since the size of the offering is small, it is unlikely that an active and liquid trading market for the shares will develop and be maintained. Investors should therefore have a long-term investment intent. Persons purchasing shares may not be able to sell their shares when they desire or to sell them at a price equal to or above $10.00. See page __.

Important Risks in Owning the Company's Common Stock

     Before you decide to purchase stock in the offering, you should read the "Risk Factors" section beginning on page one of this document.

                        SELECTED FINANCIAL AND OTHER DATA

     The selected data presented below under the captions "Selected Financial Condition Data" and "Selected Operations Data" as of and for the periods ending December 31, 2002 and 2001, are derived from the audited financial statements of Community First Bank. The financial statements as of December 31, 2002 and 2001 and for the years then ended are included elsewhere in this Prospectus.

Selected Financial Condition Data

     The following table sets forth certain information concerning our financial position at the dates indicated.

                                                           At December 31,
                                                      -------------------------
                                                        2002             2001
                                                      --------         --------
                                                        (In thousands)

Assets.........................................       $29,968          $29,530
Loans receivable, net..........................        25,710           22,158
Cash and cash equivalents......................           758            2,307
Investment securities:
     Available-for-sale........................            --              754
     Held-to-maturity..........................         1,902            3,070
Deposits.......................................        28,128           26,611
Advances from Federal Home Loan Bank...........            --            1,000
Total equity...................................         1,749            1,838

Regulatory Capital:
     Tangible capital..........................         1,749            1,838
     Core capital..............................         1,749            1,838
     Total risk-based capital..................         1,855            1,948

Number of offices..............................             1                1

Selected Operations Data

     The following table sets forth certain information concerning our results of operations for the periods shown.

                                                        Year Ended December 31,
                                                        -----------------------
                                                         2002             2001
                                                        ------           ------
                                                             (In thousands)

Interest income....................................     $1,941          $2,018
Interest expense...................................        961           1,234
     Net interest income...........................        980             784
Provision for loan losses..........................         18              94
     Net interest income after provision
       for loan losses.............................        962             690
Other income.......................................         73             130
Other expenses.....................................      1,109             978
     Loss before federal income tax
       expense (benefit)...........................       (74)            (158)
Federal income tax expense (benefit)...............        10              (33)
     Net loss......................................     $ (84)          $ (125)

Selected Financial Ratios and Other Data

     The table below sets forth certain performance ratios for us for the periods indicated.

                                                                                              At or for the
                                                                                         Year Ended December 31,
                                                                                         -----------------------
                                                                                           2002         2001
                                                                                         --------     --------
Performance Ratios:
   Return on average assets (net loss divided by average total assets) ............       (0.28)%      (0.43)%
   Return on average equity (net loss divided by average equity) ..................       (4.50)       (6.41)
   Interest rate spread (combined weighted average interest rate earned
       less combined weighted average interest rate cost) .........................        3.44         2.73
   Net interest margin (net interest income divided by average interest-earning
       assets) ....................................................................        3.54         2.94
   Ratio of average interest-earning assets to average interest-bearing liabilities      102.59       104.49
   Ratio of noninterest expense to average total assets ...........................        3.66         3.40

Asset Quality Ratios:
   Nonperforming assets to total assets at end of period ..........................        0.29         0.22
   Nonperforming loans to total loans at end of period ............................        0.33         0.21
   Allowance for loan losses to total loans at end of period ......................        0.41         0.47
   Allowance for loan losses to nonperforming loans at end of period ..............      123.26       223.40
   Net charge-offs to average loans outstanding ...................................        0.07         0.24

Capital Ratios:
   Equity to total assets at end of period ........................................        5.84         6.22
   Average equity to average assets ...............................................        6.16         6.78
   Tangible capital ...............................................................        5.83         6.21
   Core capital ...................................................................        5.83         6.21
   Total risk-based capital .......................................................       11.12        13.90

                                  RISK FACTORS

     In addition to the other information in this document, you should consider carefully the following risk factors in deciding whether to invest in the common stock.

We have not been profitable during the past several years and there is no assurance that we will be profitable following the conversion.

     The Bank has incurred net losses for the past several years, including losses of $125,000 and $84,000 in the years ended December 31, 2001 and 2002. We attribute these losses to our declining share of the local mortgage market, the low yield on our other earning assets and our high cost of deposits. In November 2001, the Bank hired a new chief executive officer, William M. Tandy, who has experience in bank turnarounds. The Bank has sought to improve its profitability by increasing the yield on its loan portfolio, moving funds from lower yielding investment securities to higher yielding loans and reducing deposit costs. The Bank has reduced its losses but has not yet become consistently profitable. As a public company following the conversion, the Company is likely to incur additional reporting and other costs and may incur additional compensation expenses related to its stock benefit plans. There can be no assurance the Bank will achieve profitability after the conversion or that it will not incur losses in future periods.

Our planned new branch is likely to reduce our near-term profitability.

     The Bank recently acquired property for a new branch location in Madisonville. The proposed location would allow us to serve the most rapidly developing area of Madisonville and will make us much more convenient to potential customers. We do not believe that we can adequately serve this area from our current office and believe that the new branch is needed if we are to be a viable competitor in our market. The purchase price for the new location was $360,000 and we anticipate that we will invest an additional $500,000 in remodeling and equipping the existing structure to serve as a branch. In addition, we anticipate that it will take at least a year after the branch opens before we generate sufficient additional income to offset the additional expense related to staffing and operating the new branch. Until that time, the new branch will reduce earnings.

We could incur unanticipated costs in our planned system conversion.

     We have entered into an agreement to convert to a new data processing system that will provide management with more timely and useful information at a lower cost than our current provider. Our current data processor requested a termination fee in excess of $400,000 in addition to fees for any services related to the system conversion. We do not believe that the current data processor is entitled to such a fee and are continuing to negotiate. Until a satisfactory resolution is reached, we will delay our system conversion date or seek other arrangements with the new data processor. There could be still significant costs associated with the system conversion. During the transition, we may also be required to pay both data processors for a period of time. A system conversion will generally require a significant time commitment from our senior management which may distract them from their other duties. In addition, the transition to a new system may involve delays and other difficulties that may cause problems with customers and could affect our business. Accordingly, we could incur unanticipated costs in our system conversion.

The small amount of stock being offered makes it unlikely that an active and liquid trading market will develop, and the liquidity and price of the stock may be adversely affected by the limited trading market.

     Due to the small size of our conversion stock offering, it is highly unlikely that an active trading market will develop and be maintained. If an active market does not develop, you may not be able to sell your shares promptly or perhaps at all, or sell your shares at a price equal to or above the price you paid for the shares. The common stock may not be appropriate as a short-term investment. See "Market for the Common Stock."

It is unlikely that we will pay dividends for the foreseeable future.

     Since the Company will rely on dividends received from the Bank to pay dividends to stockholders, we will not be able to pay dividends until the Bank is profitable and may pay dividends to the Company. Even after the Bank becomes profitable, however, the Board of Directors expects for the foreseeable future to retain as much of the Bank's earnings as possible for reinvestment in the Bank's business operations and to support future growth. Accordingly, it is unlikely that we will pay dividends to stockholders for the foreseeable future.

There are increased risks associated with nonresidential lending.

     Although our primary lending activity is the origination of one- to four-family first mortgage loans, approximately $3.6 million, or 13.9%, of our gross loan portfolio at December-31, 2002 consisted of loans other than one- to four-family first mortgage loans. Such loans included $1.5 million in consumer loans, $582,000 in second mortgage loans, $207,000 in construction loans and $102,000 in commercial loans. Our portfolio also includes $1.2 million in mortgages on multi-family and commercial properties. During the past year, we have begun to more actively seek opportunities to finance multi-family and commercial real estate and expect to continue to seek this business. Although these loans generally provide for higher interest rates than one- to four-family residential real estate loans, these loans generally are larger than one- to four-family first mortgages and have a higher degree of credit and other risks. Consumer loans also entail greater risk than one- to four-family residential loans, particularly in the case of consumer loans which are unsecured or secured by rapidly depreciable assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. Commercial business loans involve a greater degree of risk than other types of lending as payments on such loans are often dependent on the successful operation of the business involved, which may be subject, to a greater extent, to adverse conditions in the economy.

If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings could decrease.

     Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

     Our emphasis on continued diversification of our loan portfolio through the origination of commercial real estate and multi-family loans is one of the more significant factors we will take into account in evaluating our allowance for loan losses and provision for loan losses. As we further increase the amount of such types of loans in our portfolio, we may determine to make additional or increased provisions for loan losses, which could adversely affect our earnings.

     In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our results of operations and financial condition.

Changes in interest rates could adversely affect our results of operations and financial condition.

     Our ability to make a profit, like that of most financial institutions, is substantially dependent on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets (such as mortgage loans and investments) and the interest expense we pay on our interest-bearing liabilities (such as deposits). Because a portion of our loans have fixed rates of interest for a period of time and have longer effective maturities than our interest-bearing liabilities, the yield on our interest-earning assets may adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. As a result, our net interest income could be adversely affected by material and prolonged increases in interest rates since our interest expense would increase at a faster rate than our interest income. Our earnings may also be adversely affected by rising interest rates due to decreased customer demand. Although we attempt to reduce this risk by primarily originating adjustable-rate loans ("ARMs"), the rates on such loans are fixed for set periods of time (e.g., one year). In addition, the terms of such loans do not permit us to increase the rate more than 2.0% at each rate adjustment or above a fixed "ceiling rate." We may also experience an increase in delinquencies on our ARMs when interest rates rise since the payments that borrowers are then required to pay will increase.

     The average life of loans and mortgage-backed securities can also be affected by changes in interest rates. As interest rates decline, borrowers tend to refinance higher-rate, fixed-rate loans at lower rates. We also experience an increase in prepayments on mortgage-backed securities as the loans underlying such securities are prepaid. Since rates will have declined, we will not be able to reinvest such prepayments in assets earning interest rates as high as the rates on the prepaid loans or mortgage-backed securities. As a result our interest income could decline.

Our future growth and profitability may be limited by competition and economic conditions in our market area.

     Our primary market area consists of Madisonville and surrounding areas of Hopkins County, Kentucky. While the City of Madisonville has experienced steady population growth, population growth in Hopkins County has historically been below that of the Commonwealth of Kentucky and the United States as a whole and its population is projected to decline slightly over the next decade. Our ability to make new loans in our market area may be limited to the extent that the rate of population growth is flat or declines. Further, the Hopkins County unemployment rate is higher and median household income ($28,586) is lower than for Kentucky as a whole ($35,927) and the United States ($47,065). Within our market area, we compete for loans and deposits with several other financial institutions. Most competing institutions may have resources substantially greater than ours and may therefore be able to offer a greater variety of loan and deposit accounts which could give them a competitive advantage over us. Such competition could adversely affect us in the future. See "Business of Community First Bank --Competition."

The loss of our chief executive officer could hurt our operations.

     Our successful operations depend to a considerable degree on our President and Chief Executive Officer, William M. Tandy. The loss of his services could adversely affect us. We have attempted to provide for his continued employment with us by entering into a three-year employment agreement with Mr. Tandy. Mr. Tandy, however, could terminate his employment at any time. We do not maintain key man life insurance on Mr. Tandy. See "Management of Community First Bank" and " --Executive Compensation -- Employment and Severance Agreements."

Our articles of incorporation and bylaws include anti-takeover provisions which, together with statutory anti-takeover provisions to which we are subject, could discourage hostile acquisitions of control.

     Provisions  in the  Company's  articles of  incorporation  and bylaws,  the
General Corporation Law of the State of Maryland, and certain federal regulations may make it difficult, and expensive, to pursue a tender offer, change in control or takeover attempt which we oppose. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult. In addition, these provisions may reduce the trading price of our stock. These provisions include: restrictions on the acquisition of the Company's equity securities and limitations on voting rights; staggered terms for members of the Board of

Directors; removal of directors only for cause and by an 80% vote; certain provisions relating to meetings of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and super-majority provisions for the approval of certain business combinations. The OTS has recently indicated that it will strictly enforce regulations that prohibit any person from acquiring or offering to acquire 10% or more of our stock during the three years following the conversion without OTS permission. See "Restrictions on Acquisitions of the Company."

We intend to remain independent after the conversion and you should not expect a takeover premium for our common stock in the near future.

     We have operated as an independent, community-oriented savings institution since 1923. It is our intention to continue to operate as an independent community oriented financial institution following the Conversion. Accordingly, you are urged not to subscribe for shares of our common stock if you are anticipating a rapid sale by us to a third party. See "Business of Community Bancorp, Inc."

     Also due to our intention to remain independent, we have included certain provisions in our articles of incorporation and bylaws which will assist us in maintaining our status as an independent, publicly owned corporation. These provisions as well as the Maryland General Corporation Law and certain federal regulations may have certain anti-takeover effects which include: restrictions on the acquisition of the Company's equity securities and limitations on voting rights of 10% or greater holders; the classification of the terms of the members of the Board of Directors; certain provisions relating to meetings of stockholders; denial of cumulative voting by stockholders in the election of directors; the issuance of preferred stock and additional shares of common stock without stockholder approval; and super-majority provisions for the approval of certain business combinations. The Company has also elected to be subject to certain provisions of Maryland law which allow publicly held companies to restrict the rights of stockholders to call special meetings and fill vacancies on the Board. The OTS has recently indicated that it will strictly enforce regulatory restrictions on the acquisition of 10% or more of a savings association's stock during the first three years following conversion. See
"Restrictions on Acquisitions of the Company." As a result, stockholders who might wish to participate in a change of control transaction may not have an opportunity to do so.

Expected voting control by management and employees could enable insiders to prevent a merger that might otherwise provide stockholders a premium for their shares.

     The proposed purchases of the common stock by our directors and executive officers (estimated to be approximately 37,600 shares, or 15.57% of the shares to be outstanding assuming 241,500 shares are sold), as well as the potential acquisition of common stock through the Option Plan and MRP, could make it difficult to obtain majority support for stockholder proposals which are opposed by our directors, officers and employees. In addition, the voting of those shares could enable us to block the approval of transactions (i.e., business combinations and amendment to our articles of incorporation and bylaws) requiring the approval of 80% of the stockholders under the Company's articles of incorporation. See "Management of Community First Bank -- Executive

Compensation -- Future Stock Benefit Plans -- Stock Option Plan," " -- Management Recognition Plan," "Description of Capital Stock," and "Restrictions on Acquisitions of the Company."

The implementation of stock-based benefit plans may dilute your ownership interest.

     If the conversion is completed and stockholders subsequently approve the MRP and Option Plan, we will issue stock to our officers and directors through these plans. If the shares for the MRP and Option Plan are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately 12.3% and the trading price of our stock may be reduced. See "Pro Forma Data," "Management of Community First Bank -- Future Stock Benefit Plans -- Stock Option Plan," and " -- Management Recognition Plan."

Your subscriptions for common stock cannot be modified or canceled except in limited circumstances.

     The offering is being conducted as a minimum/maximum best efforts offering. Therefore, once investors have submitted their subscription orders, such orders may not be modified or canceled without our consent, unless the conversion is not completed by __________, 2003 (or 45 days after the completion of the Subscription Offering if the Subscription Offering is extended to a date no later than __________, 2003). See "The Conversion -- Payment for Shares."

We have broad discretion in allocating the net proceeds of the offering.

     While there are certain limits under federal law regarding the allocation of the net proceeds, management has broad discretion in determining the manner of use of the net proceeds retained by the Company. Such proceeds will initially be invested in a deposit with the Bank or other short-term investments and will be available for a variety of corporate purposes, including acquisitions of stock for our stock benefit plans, other future acquisitions and diversification of business, additional capital contributions and dividends to stockholders to the extent permitted by applicable regulations. However, there can be no assurance that in the future management will apply the net proceeds to these purposes.

There may be adverse tax consequences as a result of your receipt of the subscription rights.

     We have received the opinion of Feldman Financial that the subscription rights granted to eligible members in connection with the conversion have no value. This opinion is not binding on the Internal Revenue Service ("IRS"), however. Should the IRS determine that the subscription rights do have ascertainable value, you could be taxed as a result of your exercise of such rights in an amount equal to such value.

                               RECENT DEVELOPMENTS

     The tables below set forth certain selected financial data for the Bank at the dates and for the periods indicated. The data as of March 31, 2003, and for the three months ended March 31, 2003 and 2002 is unaudited, but in the opinion of management reflects all adjustments, consisting of normal recurring accruals, considered necessary for a fair presentation. Certain ratio data has been annualized. The financial condition data at December 31, 2002 is derived in part from, and is qualified in its entirety by reference to, the audited Financial Statements and Notes thereto included elsewhere herein. The financial data for the three months ended March 31, 2003 is not necessarily indicative of the operating results to be expected for the entire fiscal year.

                                                                           At March 31,   At December 31,
                                                                              2003             2002
                                                                           ------------   ---------------
                                                                                   (In thousands)
Financial Condition Data:
    Assets .............................................................   $ 32,534         $ 29,968
    Loans receivable, net ..............................................     27,742           25,710
    Cash and cash equivalents ..........................................      1,290              758
    Investment securities:
        Available-for-sale .............................................         --               --
        Held-to-maturity ...............................................      1,890            1,902
    Deposits ...........................................................     30,634           28,128
    Advances from Federal Home Loan Bank ...............................         --               --
    Total equity .......................................................      1,807            1,749

                                                                           Three Months Ended March 31,
                                                                           ----------------------------
                                                                              2003             2002
                                                                           ------------   -------------
                                                                                  (In thousands)
Operations Data:
    Interest income ....................................................   $    519         $    451
    Interest expense ...................................................        197              251
        Net interest income ............................................        322              200
    Provision for loan losses ..........................................         19                6
        Net interest income after provision for loan losses ............        303              194
    Other income .......................................................         43               42
    Other expenses .....................................................        288              250
        Income (loss) before federal income tax
            expense (benefit) ..........................................         58              (14)
    Federal income tax expense (benefit) ...............................         --               --
        Net income (loss) ..............................................   $     58         $    (14)

                                                                                    At or for the
                                                                             Three Months Ended March 31,
                                                                             ----------------------------
                                                                               2003                2002
                                                                             --------            --------
Performance Ratios:
    Return on average assets (net income (loss) divided by
        average total assets)........................................          0.72%             (0.18)%
    Return on average equity (net income (loss) divided by
        average equity)..............................................          13.09              (3.00)
    Interest rate spread (combined weighted average
        rate earned less combined weighted average
        interest rate cost)..........................................           4.23                3.43
    Net interest margin (net interest income divided by
        average interest-earning assets).............................           4.24                2.76
    Ratio of average interest-earning assets to average
        interest-bearing liabilities.................................         103.80              108.84
    Ratio of noninterest expense to average total assets.............           3.55                3.32

Asset Quality Ratios:
    Nonperforming assets to total assets at end of period............           0.09                0.51
    Nonperforming loans to total loans at end of period..............           0.10                0.70
    Allowance for loan losses to total loans at end of period........           0.45                0.47
    Allowance for loan losses to nonperforming loans at
        end of period................................................         427.59               67.31
    Net charge-offs to average loans outstanding.....................          0.004               0.018

Capital Ratios:
    Equity to total assets at end of period..........................           5.55                5.97
    Average equity to average assets.................................           5.49                6.18
    Tangible capital.................................................           5.55                5.97
    Core capital.....................................................           5.55                5.97
    Total risk-based capital.........................................          10.53               13.20

Results of Operations

     The Bank earned net income of $58,000 for the three months ended March 31, 2003 as compared to a net loss of $14,000 for the three-month period ended March 31, 2002. The Bank's net income for the first three months of fiscal year 2003 reflects management's ongoing efforts to restore the Bank to profitability. The Bank reported increased net interest income as the Bank continued to shift assets from investment securities to higher yielding loans. Net interest income for the three months ended March 31, 2003 increased by $122,000 as compared to the same period in 2002. During the three months ended March 31, 2003, net loans averaged $27.6 million for the period as compared to $22.1 million during the first three months of fiscal year 2002. While interest rates decreased during this period, interest income increased by $68,000 primarily due to higher outstanding loan balances. Net interest income also benefitted from reduced deposit costs in the lower interest rate environment as higher costing certificates of deposit matured. Accordingly, interest expense decreased by $54,000. Also contributing to the Bank's improved operating results was a $1,000 increase in other income as the Bank continued to enhance fee income. The improvements in net interest income and other income were partially offset by an increase in other expense attributable to higher occupancy and compensation expense.

Financial Condition

     The Bank's total assets as of March 31, 2003 were $32.5 million, an increase of $2.6 million from December 31, 2002's level of $30.0 million. The increase was due to growth in the loan portfolio. Net loans receivable increased by $2.0 million, or 7.8%, which reflected our continued marketing efforts. Liabilities increased by $2.5 million, or 8.89%, to $30.7 million due primarily to a $2.5 million, or 8.9%, increase in deposits as the Bank continued to attract deposits locally at favorable rates. The $58,000 increase in equity reflected our earnings for the period. At March 31, 2003, the Bank was in compliance with all applicable regulatory capital requirements with tangible and core capital equal to 5.55% of adjusted total assets and total risk-based capital equal to 10.53% of risk-weighted assets.










     This document contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward- looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 1 of this document.

     Please see the Glossary beginning on page A-1 for the meaning of capitalized terms that are not defined in this document.

                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward-looking statements, which can be identified by the use of such words as "estimate," "project," "believe," "intend," "anticipate," "plan," "seek," "expect" and similar expressions. These forward-looking statements include:

     o    statements of our goals, intentions and expectations;

     o statements regarding our business plans and prospects and growth and operating strategies;

     o statements regarding the asset quality of our loan and investment portfolios; and

     o    estimates of our risks and future costs and benefits.

     These  forward  looking   statements  are  subject  to  significant  risks,
assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     o    significantly   increased   competition  among  depository  and  other
          financial institutions;

     o inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

     o general economic conditions, either nationally or in our market area, that are worse than expected;

     o    adverse changes in the securities markets;

     o    legislative or regulatory changes that adversely affect our business;

     o our ability to enter new markets successfully and capitalize on growth opportunities;

     o    changes in consumer spending, borrowing and savings habits;

     o    changes in accounting policies and practices, including those that may
          be  adopted  by  the  bank  regulatory   agencies  and  the  Financial
          Accounting Standards Board; and

     o    changes in our organization, compensation and benefit plans.

     Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in "Risk Factors" beginning on page 1.

             PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the approximate purchases of common stock by each director and executive officer and their associates in the conversion. All such shares will be acquired for investment purposes and not for resale. The table assumes that 241,500 shares (the maximum of the Estimated Valuation Range) of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy their subscriptions.


                                                                                  Aggregate      Percent
                                                                     Total        Price of      of Shares
                                                                  Shares to be     Shares         to be
Name                               Position                        Purchased      Purchased     Purchased
----                               --------                        ---------      ---------     ---------

William M. Tandy                   Chairman of the Board,           1,000         $  10,000      0.41%
                                   President, Chief Executive
                                   Officer and Director
Ralph T. Teague                    Vice Chairman of the Board       5,000            50,000      2.07%
                                   and Director
Michael D. Wortham                 Vice President, Secretary,         100             1,000      0.04%
                                   Treasurer and Director
Marilyn A. Locke                   Vice President                   1,000            10,000      0.41%
Paul W. Arison                     Director                         2,500            25,000      1.04%
Charlotte E. Baldwin               Director                         2,500            25,000      1.04%
Steven E. Carson                   Director                         5,000            50,000      2.07%
Charles G. Ramsey                  Director                         6,500            65,000      2.69%
J. Craig Riddle                    Director                        10,000           100,000      4.14%
Charles B. Vaughn                  Director                         4,000            40,000       1.66%

All directors and executive                                        37,600          $376,000      15.57%
officers as a group (10
persons)


                          COMMUNITY FIRST BANCORP, INC.

     The Company was formed as a Maryland corporation in March 2003 at the Bank's our direction for the purpose of serving as its holding company after the conversion. Prior to the conversion, the Company has not engaged and is not expected to engage in any material operations. The Company has received the approval of the OTS to acquire control of us upon completion of the conversion. Upon consummation of the conversion, the only assets the Company is expected to own are the capital stock the Bank will issue in the conversion and any proceeds from the offering it retains.

     As a holding company, the Company will have greater flexibility than the Bank would have to diversify its business activities through the formation of subsidiaries or through acquisition. The Company will be classified as a unitary savings and loan holding company after the conversion and will be required to comply with OTS regulations and be subject to examination.

     The Company's offices are located at 240 South Main Street, Madisonville, Kentucky, and its main telephone number is (270) 821-7211.

                              COMMUNITY FIRST BANK

     The Bank is a federal mutual savings bank operating through one office in Madisonville, Kentucky. It was founded in 1923 as the Madisonville Building and Loan Association. The Bank converted to a federal mutual savings bank charter in 2002 and adopted its current name. The Bank is a member of the Federal Home Loan Bank ("FHLB") System. Its deposits are insured up to applicable limits by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC"). At December 31, 2002, the Bank had total assets of $30.0 million, total deposits of $28.1 million and total equity of $1.7 million.

     The Bank's principal business consists of attracting deposits from the general public and originating residential mortgage loans. The Bank also offers commercial and multi-family loans, various types of consumer loans and a limited number of commercial business loans.

     The Bank's executive offices are located at 240 South Main Street, Madisonville, Kentucky and our main telephone number is (270) 821-7211. The Bank also maintains a website at www.cfbky.com. You should not consider information on the Bank's website to be part of this prospectus.

                                 USE OF PROCEEDS

     The Company will retain 5% of the net proceeds from the offering. The balance will be used to purchase all of the capital stock the Bank will issue in connection with the conversion. The net proceeds retained by the Company will be used to pay its ongoing expenses and will be invested in a deposit account at the Bank.

     The funds the Bank receives from the sale of its capital stock to the Company will be added to the Bank's general funds and be used for general corporate purposes including funding loan commitments, investment in mortgages and other loans and purchasing U.S. Government and federal agency securities. After completion of the Conversion, the Bank expects to use a portion of the proceeds to fund a trust to purchase up to a number of shares equal to 4.0% of the shares sold in the offering to fund the MRP. However, initially, we intend to invest the proceeds in short-term investments until the Bank can deploy the proceeds into higher yielding loans. The funds added to the Bank's capital will further strengthen its capital position.

     Set forth below is our estimate of the net proceeds from the offering along with our estimate of the portion of the net proceeds to be retained by the Company. The net proceeds may vary because the total expenses of the conversion may be more or less than those estimated. We expect our estimated expenses to be $285,000.

                                                                   Maximum,
                                             Minimum             as adjusted
                                           of 178,500             of 277,725
                                            shares at             shares at
                                        $10.00 per share       $10.00 per share
                                        ----------------       ----------------

Gross offering proceeds................    $1,785,000            $2,777,250
Less estimated offering expenses.......       285,000               285,000
     Net offering proceeds.............    $1,500,000            $2,492,250



                                                                Minimum               Maximum, as adjusted
                                                         ---------------------      ------------------------
                                                           Amount      Percent        Amount         Percent
                                                           ------      -------        ------         -------

Allocation of Net Proceeds:

   Purchase of Bank common stock by Company............. $1,425,000    95.0%        $2,367,637       95.0%

   Proceeds retained by Company.........................     75,000     5.0            124,613        5.0

     The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in our estimated pro forma market value. Payments for shares made through withdrawals from existing deposit accounts with the Bank will not result in the receipt of new funds for investment but will result in a reduction of liabilities and interest expense as funds are transferred from interest-bearing certificates or accounts.

     For a period of at least one year following the completion of the conversion, we will not pay any dividends that would be construed as a return of capital nor take any actions to pursue or propose such dividends.

                                    DIVIDENDS

     We do not anticipate paying cash dividends following the conversion. The Board of Directors believes that it is preferable for the Bank to retain future earnings to as great a degree as possible to finance future growth and expansion of its business. We will periodically review the possible adoption of a dividend policy but do not anticipate paying dividends for the foreseeable future. Because the Company will only retain a small amount of net proceeds from the Offering, it will be unable to pay dividends unless the Bank is able to pay dividends. The Bank must obtain OTS approval to pay a dividend in excess of its year-to-date earnings plus its retained earnings for the prior two years. The Bank is further prohibited from paying a dividend that would cause it to be undercapitalized or would reduce its regulatory capital below the amount required for its liquidation account. See "Historical and Pro Forma Capital Compliance," "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Community First Bank -- Liquidation Account" and "Regulation -- Dividend and Other Capital Distribution Limitations."

     In addition to the foregoing, the portion of our earnings which have been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used to pay cash dividends to the Company without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and Note 9 to the Financial Statements. The Company does not contemplate any distribution by the Bank that would result in a recapture of the bad debt reserve or otherwise create federal tax liabilities.

     Although the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders, the Company is subject to the requirements of the Maryland corporation law. Under the Maryland corporation law, the Company may not declare or pay dividends or make other distributions of money or property on its outstanding shares, if after giving effect to the distribution, the Company would not be able to pay its indebtedness as it becomes due in the usual course of business or the Company's assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to those receiving the distribution.

                           MARKET FOR THE COMMON STOCK

     We do not expect an active trading market to develop for the Company's common stock. Since the Company has never issued common stock to the public, there is no current established market for the common stock. Following completion of the Offering, the Company anticipates that its stock will trade in the over-the-counter market under the symbol "CFBI" with price and quotation information available on the OTC Bulletin Board. The Company intends to request that Keefe, Bruyette & Woods, Inc. undertake to match offers to buy and offers to sell the common stock. Keefe, Bruyette & Woods, Inc. has no obligation to match offers to buy and offers to sell and may cease doing so at any time. In addition, the existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Company nor any broker or dealer has control. Due to the relatively small number of shares of common stock being offered in the conversion and the concentration of ownership, it is unlikely that an active or liquid trading market will develop or be maintained. The absence of an active and liquid trading market may make it difficult for you to sell your common stock and may have an adverse effect on the price of the common stock. Purchasers should consider the potentially illiquid and long term nature of their investment in the shares offered hereby.

     The aggregate price of the common stock is based upon an independent appraisal of the pro forma market value of the common stock. However, there can be no assurance that you will be able to sell the common stock you purchase in the conversion at or above the price you paid for your shares.

                                 CAPITALIZATION

     The following table presents our historical capitalization as of December 31, 2002 and the pro forma consolidated capitalization of the Company after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." The Common Stock is being sold on a best efforts basis. The offering will not close unless the minimum number of shares are sold.


                                                   Capitalization                Pro Forma Consolidated Capitalization of
                                                       of the          the Company at December 31, 2002 Based on the Sale of:(1)
                                                                   ----------------------------------------------------------------
                                                       Bank at     178,500 Shares  210,000 Shares   241,500 Shares    277,725 Shares
                                                    December 31,      at $10.00      at $10.00        at $10.00         at $10.00
                                                        2002          per share      per share        per share         per share
                                                    ------------   --------------   -------------   --------------   ---------------
                                                                                    (In thousands)
Deposits(1)......................................      $28,128         $28,128         $28,128          $28,128           $28,128
FHLB advances....................................           --              --              --               --                --
Other borrowings.................................           --              --              --               --                --
                                                       -------         -------         -------          -------           -------
     Total deposits and borrowed funds...........      $28,128         $28,128         $28,128          $28,128           $28,128
                                                       =======         =======         =======          =======           =======

Capital stock
  Preferred stock, $0.01 par value per share:
    authorized - 1,000,000 shares;
    assumed outstanding - none                         $    --         $    --         $    --          $    --           $    --
  Common stock, $0.01 par value per share
    authorized - 5,000,000 shares;
    shares to be outstanding - as shown..........           --               2               2                2                 3
Paid-in capital(2)...............................           --           1,498           1,813            2,128             2,489
Less:  Common stock acquired by MRP(3)...........           --            (71)            (84)             (97)             (111)
Retained earnings -- substantially restricted....        1,749           1,749           1,749            1,749             1,749
                                                       -------         -------         -------          -------           -------
     Total stockholders' equity..................      $ 1,749         $ 3,178         $ 3,480          $ 3,782           $ 4,130
                                                       =======         =======         =======          =======           =======

-----------------
(1) Withdrawals from savings accounts for the purchase of stock have not been reflected in these adjustments. Any withdrawals will reduce pro forma capitalization by the amount of such withdrawals.
(2) Based upon the estimated net proceeds from the sale of capital stock less the par value of shares sold.
(3)  See footnote 1 to the table in "Pro Forma Data."

                   HISTORICAL AND PRO FORMA CAPITAL COMPLIANCE

     The following table shows the Bank's historical capital position relative to its regulatory capital requirements as of December 31, 2002 and on a pro forma basis after giving effect to the conversion and based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data." The definitions of the terms used in the table are those provided in the capital regulations issued by the OTS. For a discussion of the capital standards applicable to us, see "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements."


                                                                      Pro Forma at December 31, 2002 Based on Sale of:(1)
                                                     -----------------------------------------------------------------------------
                                                                                                                    277,725 Shares
                                                      178,500 Shares      210,000 Shares       241,500 Shares        at Adjusted
                                    Historical at        Minimum of       at Midpoint of       at Maximum of          Maximum of
                                  December 31, 2002   Offering Ranges     Offering Ranges     Offering Ranges      Offering Ranges
                                  -----------------  -----------------   -----------------   -----------------    ------------------
                                         Percent of         Percent of          Percent of           Percent of           Percent of
                                  Amount  Assets(2)  Amount  Assets(2)   Amount  Assets(2)   Amount   Assets(2)   Amount   Assets(2)
                                  ------ ----------  ------ ----------   ------ ----------   ------  ----------   ------  ----------
                                                                       (In thousands)
Capital under generally accepted
    accounting principles ......  $1,749    5.83%    $3,103    9.90%    $3,389     10.72%    $3,676    11.52%     $4,005     12.42%

Tangible capital ...............  $1,749    5.83%    $3,103    9.90%    $3,389     10.72%    $3,676    11.52%     $4,005     12.42%
Tangible capital requirement ...     450    1.50        470    1.50        474      1.50        479     1.50         484      1.50
    Excess .....................  $1,299    4.33%    $2,633    8.40%    $2,915      9.22%    $3,197    10.02%     $3,522     10.92%

Core capital ...................  $1,749    5.83%    $3,103    9.90%    $3,389     10.72%    $3,676    11.52%     $4,005     12.42%
Core capital requirement .......   1,199    4.00      1,254    4.00      1,265      4.00      1,276     4.00       1,290      4.00
    Excess .....................  $  550    1.83%    $1,849    5.90%    $2,124      6.72%    $2,399     7.52%     $2,716      8.42%

Risk-based capital .............  $1,855   11.12%    $3,209   18.41%    $3,495     19.87%    $3,782    21.30%     $4,111     22.92%
Risk-based capital requirement .   1,335    8.00      1,395    8.00      1,408      8.00      1,420     8.00       1,435      8.00
    Excess .....................  $  520    3.12%    $1,814   10.41%    $2,088     11.87%    $2,361    13.30%     $2,676     14.92%

------------------

(1) Assumes that 95% of net proceeds are invested in the Bank and the Bank invests those funds in short-term securities that have a risk-weighting equal to the Bank's ratio of risk-weighted assets to total assets at December 31, 2002. Assumes that the MRP Trust to be funded by the Bank purchases a number of shares equal to 4.0% of the shares sold at $10.00 per share and that capital is reduced by this amount. If the MRP is required to pay a higher price to acquire the shares, capital would be further reduced.

(2) Based on our total assets determined under generally accepted accounting principles for equity purposes and adjusted total assets for the purposes of the tangible and core capital requirements ($30.0 million, $31.3 million, $31.6 million, $31.9 million, and $32.2 million, respectively, at December 31, 2002 and on a pro forma basis at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range) and risk-weighted assets for the purpose of the risk-based capital requirement ($16.7 million, $17.4 million, $17.6 million, $17.8 million and $17.9 million, respectively, at December 31, 2002 and on a pro forma basis at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range).

                                 PRO FORMA DATA

     The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $1,785,000 and $2,777,250 at the minimum and maximum, as adjusted, of the Estimated Valuation Range, based upon the following assumptions: (i) all of the shares will be sold in the Subscription or Community Offering; and (ii) expenses, including the marketing and success fee of $70,000 to be paid to Keefe, Bruyette & Woods, Inc., printing costs, legal and accounting fees, appraisal fees and other miscellaneous expenses will amount to $285,000. Actual conversion expenses may vary from this assumption. The shares are being sold on a best efforts basis. The offering will not close unless the minimum number of shares is sold.

     The following table shows our historical net earnings and stockholders' equity prior to the conversion and the pro forma consolidated net income and stockholders' equity of the Company following the conversion. Pro forma consolidated net income and stockholders' equity have been calculated as if the common stock to be issued in the conversion had been sold at the beginning of the year and the estimated net proceeds had been invested at 1.32%, which was approximately equal to the one-year U.S. Treasury bill rate at December 31, 2002. The one-year U.S. Treasury bill rate, rather than an arithmetic average of the average yield on interest-earning assets and average rate paid on deposits, has been used to estimate income on net proceeds because it is believed that it is a more accurate estimate of the rate that would be obtained on an investment of net proceeds from the offering. In calculating pro forma income, an effective state and federal income tax rate of 37% has been assumed, resulting in an after tax yield of 0.86%. Withdrawals from deposit accounts for the purchase of shares are not reflected in the pro forma adjustments. As discussed under "Use of Proceeds," the Company expects to retain 5.0% of the net conversion proceeds. The Pro Forma Data assumes that the Bank will fund a trust that will purchase a number of shares equal to 4.0% of the shares issued in the conversion in the open market for the MRP. No effect has been given in the pro forma stockholders' equity calculation for the assumed earnings on the net proceeds. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares.

     The stockholders' equity information is not intended to represent the fair market value of the common stock, or the current value of our assets or liabilities, or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. For additional information regarding the liquidation account, see "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Community First Bank -- Liquidation
Account." The pro forma income derived from the assumptions set forth above should not be considered indicative of the actual results of our operations for any period. Such pro forma data may be materially affected by a change in the price per share or number of shares to be issued in the conversion and by other factors.


                                                           At or For the Year Ended December 31, 2002
                                                   --------------------------------------------------------
                                                                                                Maximum, as
                                                    Minimum of    Midpoint of   Maximum of     Adjusted, of
                                                      178,500       210,000      241,500          277,725
                                                      Shares         Shares       Shares          Shares
                                                     at $10.00     at $10.00    at $10.00        at $10.00
                                                     Per Share     Per Share    Per Share        Per Share
                                                     ---------     ---------    ---------        ---------
                                                       (Dollars in thousands, except per share amounts)

Gross proceeds .................................   $   1,785      $   2,100     $   2,415      $   2,777
Less: Estimated offering expenses ..............        (285)          (285)         (285)          (285)
                                                   ---------      ---------     ---------      ---------
   Estimated net conversion proceeds ...........   $   1,500      $   1,815     $   2,130      $   2,492
                                                   =========      =========     =========      =========

Less: Common stock acquired by MRP .............   $     (71)     $     (84)    $     (97)     $    (111)
                                                   ---------      ---------     ---------      ---------
   Estimated investable net proceeds ...........   $   1,429      $   1,731     $   2,033      $   2,381
                                                   =========      =========     =========      =========

Net Income:
   Historical net income .......................   $     (84)     $     (84)    $     (84)     $     (84)
   Pro forma adjustments:
     Net income on net proceeds ................          12             14            17             20
     MRP(1) ....................................          (9)           (11)          (12)           (14)
                                                   ---------      ---------     ---------      ---------
        Pro forma net income ...................   $     (81)     $     (81)    $     (79)     $     (78)
                                                   =========      =========     =========      =========

Net income per share:(2)
   Historical net income .......................   $   (0.47)     $   (0.40)    $   (0.35)     $   (0.30)
   Pro forma adjustments:
     Net income on net proceeds ................        0.07           0.07          0.07           0.07
     MRP(1) ....................................       (0.05)         (0.05)        (0.05)         (0.05)
                                                   ---------      ---------     ---------      ---------
        Pro forma net income per share .........   $   (0.45)     $   (0.38)    $   (0.33)     $   (0.28)

Number of shares ...............................     178,500        210,000       241,500        277,725
                                                   =========      =========     =========      =========

Stockholders' equity (book value):(2)
   Historical ..................................   $   1,749      $   1,749     $   1,749      $   1,749
   Estimated net conversion proceeds ...........       1,500          1,815         2,130          2,492
     LessCommon Stock acquired by MRP(1) .......         (71)           (84)          (97)          (111)
                                                   ---------      ---------     ---------      ---------
        Pro forma stockholders' equity .........   $   3,178      $   3,480     $   3,782      $   4,130
                                                   =========      =========     =========      =========

Stockholders' equity per share:(2)
   Historical ..................................   $    9.80      $    8.33     $    7.24      $    6.30
   Estimated net conversion proceeds ...........        8.40           8.64          8.82           8.97
     LessCommon stock acquired by MRP(1) .......       (0.40)         (0.40)        (0.40)         (0.40)
                                                   ---------      ---------     ---------      ---------
        Pro forma stockholders' equity per share   $   17.80      $   16.57     $   15.66      $   14.87
                                                   =========      =========     =========      =========

Price to pro forma earnings multiple ...........          NA             NA            NA             NA
                                                   =========      =========     =========      =========
Price to pro forma book value per share(2) .....       56.18%         60.35%        63.86%         67.25%
                                                   =========      =========     =========      =========

                                                        (Footnotes on next page)

(footnotes continued from previous page)

     ------------------ (1) Assumes the Company issues 4.0% of the shares sold in the offering to the MRP and the purchase price for the shares purchased by the MRP was equal to the purchase price of $10 per share and 20% of the amount contributed was an amortized expense during such period. As we accrue compensation expense to reflect the five-year vesting period of such shares pursuant to the MRP, the charge against capital will be reduced accordingly. In calculating the pro forma effect of the MRP, an effective state and federal income tax rate of 37% has been assumed. Implementation of the MRP within one year of conversion would require regulatory and stockholder approval at a meeting of our stockholders to be held no earlier than six months after the conversion. For purposes of this table, it is assumed that the MRP will be adopted by the Board of Directors, reviewed by the OTS, and approved by the stockholders, and that the MRP will purchase the shares in the open market within the year following the conversion using funds contributed to the MRP by the Bank. If the shares to be purchased by the MRP are assumed at January 1, 2002, to be newly issued shares purchased from the Company at the minimum, midpoint, maximum and maximum, as adjusted, of the Estimated Valuation Range, pro forma stockholders' equity per share would have been $17.11, $15.93, $15.06, and $14.30 at December 31, 2002, respectively. As a result of the MRP, stockholders' interests will be diluted by approximately 3.9%. See "Management of Community First Bank -- Future Stock Benefit Plans -- Management Recognition Plan." (2) Consolidated stockholders' equity represents the excess of the carrying value of the assets over its liabilities. The calculations are based upon the number of shares issued in the conversion, without giving effect to SOP 93-6. The amounts shown do not reflect the federal income tax consequences of the potential restoration to income of the tax bad debt reserves for income tax purposes, which would be required in the event of liquidation. The amounts shown also do not reflect the amounts required to be distributed in the event of liquidation to eligible depositors from the liquidation account which will be established upon the consummation of the conversion. Pro forma stockholders' equity information is not intended to represent the fair market value of the shares, the current value of our assets or liabilities or the amounts, if any, that would be available for distribution to stockholders in the event of liquidation. Such pro forma data may be materially affected by a change in the number of shares to be sold in the conversion and by other factors.

                                 THE CONVERSION

     The OTS has approved the Plan subject to the Plan's approval by the Bank's members at a special meeting of members, and subject to the satisfaction of certain other conditions imposed by the OTS in its approval. OTS approval, however, does not constitute a recommendation or endorsement of the Plan by the OTS.

General

     On March 13, 2003, the Bank's Board of Directors adopted a plan of conversion, pursuant to which the Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of the Company. The conversion will include adoption of the proposed Federal Stock Charter and Bylaws which will authorize the issuance of capital stock by the Bank. Under the Plan, the Bank's capital stock is being sold to the Company and the common stock of the Company is being offered to our customers and then to the public.

     The OTS has approved the Company's application to become a savings and loan holding company and to acquire all of the Bank's capital stock to be issued in the conversion. Pursuant to such OTS approval, the Company plans to retain a portion of the net proceeds from the sale of shares of common stock and to use the remainder to purchase all of the capital stock the Bank will issue in the conversion.

     The shares are first being offered in a Subscription Offering to holders of subscription rights. To the extent shares of common stock remain available after the Subscription Offering, we may offer shares of common stock in a Community Offering. The Community Offering, if any, may begin anytime subsequent to the beginning of the Subscription Offering. Shares not subscribed for in the Subscription and Community Offerings may be offered for sale by the Company in a Syndicated Community Offering. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the Community and Syndicated Community Offering. See " -- Community Offering" and " -- Syndicated Community Offering."

     We must sell common stock in an amount equal to our pro forma market value as a stock savings institution in order for the conversion to become effective. The Subscription Offering is scheduled to end on June __, 2003 but may be extended in the discretion of management to _________, 2003. We must complete the Community Offering within 45 days after the last day of the Subscription Offering (__________, 2003 or ___________, 2003 if the Subscription Offering is extended to _________, 2003), unless we extend such period and obtain the approval of the OTS to do so. If the Company sells any shares of stock in a Syndicated Community Offering, that offering must be completed by __________, 2003 (or ___________, 2003 if the Subscription Offering is extended to _________, 2003), unless we extend such period and obtain the approval of the OTS to do so. The Plan provides that the conversion must be completed within 24 months after the date of the approval of the Plan by our members.

     In the event that we are unable to complete the sale of common stock and effect the conversion within 45 days after the end of the Subscription Offering, we may request an extension of the period by the OTS. We cannot assure you that the extension would be granted if requested, nor can we assure you that our valuation would not substantially change during any such extension. If the Estimated Valuation Range of the shares must be amended, we cannot assure that the OTS would approve such amended Estimated Valuation Range. Therefore, it is possible that if the conversion cannot be completed within the requisite period of time, we may not be permitted to complete the conversion. A substantial delay caused by an extension of the period may also significantly increase the expense of the conversion. We cannot sell any shares of common stock unless the Plan is approved by our members.

     The completion of the offering is subject to market conditions and other factors beyond our control. We cannot give you any assurances as to the length of time following approval of the Plan at the meeting of our members that will be required to complete the Community Offering or other sale of the shares being offered in the conversion. If we experience delays, our estimated pro forma market value upon conversion could change significantly, together with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event we terminate the conversion, we would be required to charge all conversion expenses against current income and promptly return any funds collected by us in the offering to each potential investor, plus interest at the passbook rate.

Effects of Conversion to Stock Form on Depositors and Borrowers of Community First Bank

     Voting Rights. Currently in its mutual form, the Bank's depositors have voting rights and may vote for the election of directors. Following the conversion, depositors will cease to have voting rights.

     Deposit Accounts and Loans. The conversion will not affect the balances, terms and FDIC insurance coverage of deposit accounts, nor will the amounts and terms of loans and obligations of the borrowers under their individual contractual arrangements with us be affected.

     Tax Effects. We have received an opinion from our counsel, Malizia Spidi & Fisch, PC, on the federal tax consequences of the conversion. The opinion has been filed as an exhibit to the registration statement of which this prospectus is a part and covers those federal tax matters that are material to the transaction. The opinion provides that:

     o    the  conversion  will  qualify  as  a  reorganization   under  Section
          368(a)(1)(F) of the Code, and no gain or loss will be recognized by us by reason of the proposed conversion;

     o no gain or loss will be recognized by us upon the receipt of money from Community First Bancorp, Inc. for our stock, and no gain or loss will be recognized by Community First Bancorp, Inc. upon the receipt of money for the shares;

     o no gain or loss will be recognized by the Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the issuance to them of withdrawable savings accounts in us in the stock form in the same dollar amount as their savings accounts in us in the mutual form plus an interest in the liquidation account of us in the stock form in exchange for their savings accounts in us in the mutual form; and

     o no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members upon the distribution to them of the nontransferable subscription rights to purchase shares of common stock.

     The fourth opinion described above is predicated on representations from Community First Bank and Community First Bancorp, Inc. that no person shall receive any payment, whether in money or property, in lieu of the issuance of subscription rights. That opinion is based on the position that the subscription rights to purchase shares of common stock received by Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members have a fair market value of zero. In reaching their second opinion described above, Malizia Spidi & Fisch, PC has noted that the subscription rights will be granted at no cost to the recipients, will be legally non- transferable and of short duration, and will provide the recipients with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. Malizia Spidi & Fisch, PC believes that it is more likely than not that the fair market value of the subscription rights to purchase common stock is zero.

     If the non-transferable subscription rights to purchase common stock are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised), and we may be taxed on the distribution of the subscription rights.

     We are also subject to Kentucky income taxes and have received an opinion from EKW & Associates, llp that the conversion will be treated for Kentucky state tax purposes similar to the treatment of the conversion for federal tax purposes.

     Unlike a private letter ruling from the IRS, the opinions of Malizia Spidi & Fisch, PC have no binding effect or official status, and no assurance can be given that the conclusions reached in any of those opinions would be sustained by a court if contested by the IRS or the Kentucky tax authorities. Eligible Account Holders, Supplemental Eligible Account Holders, and Other Members are encouraged to consult with a tax advisor as to their own personal tax situation.

     Liquidation Account. In the unlikely event of the Bank's complete liquidation in its present mutual form, each depositor is entitled to equal distribution of any of the Bank's assets, pro rata to the value of his accounts, remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawal value of their accounts). Each depositor's pro rata share of such remaining assets would be in the same proportion as the value of his deposit accounts was to the total value of all deposit accounts in the Bank at the time of liquidation.

     Upon a complete liquidation after the conversion, each depositor would have a claim, as a creditor, of the same general priority as the claims of all other general creditors of ours. Therefore, except as described below, a depositor's claim would be solely in the amount of the balance in his deposit account plus accrued interest. A depositor would not have an interest in the residual value of our assets above that amount if any.

     The Plan provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders in an amount equal to the Bank's net worth as reflected in the latest statement of financial condition in the Prospectus. Each Eligible Account Holder and Supplemental Eligible Account Holder, if he continues to maintain his deposit account with the Bank, would be entitled on a complete liquidation of the Bank after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each Eligible Account Holder would have an initial interest in such liquidation account for each deposit account held in the Bank on the qualifying date, December 31, 2001. Each Supplemental Eligible Account Holder would have a similar interest as of the qualifying date, March 31, 2003. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of Eligible Account Holders and Supplemental Eligible Account Holders on such qualifying dates. However, if the amount in the deposit account on any annual closing date is less than the amount in such account on the respective qualifying dates, then the interest in this special liquidation account would be reduced from time to time by an amount proportionate to any such reduction, and the interest would cease to exist if such deposit account were closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

     A merger, consolidation, or similar combination or transaction with another depository institution is not considered a liquidation. In such transactions, the liquidation account must be assumed by the surviving institution.

Subscription Rights and the Subscription Offering

     In accordance with OTS regulations, non-transferable subscription rights to purchase shares of the common stock have been granted to all persons and entities entitled to purchase shares in the Subscription Offering under the Plan. The number of shares which these parties may purchase will be determined, in part, by the total number of shares to be issued and by the availability of the shares for purchase under the categories set forth in the Plan. If the Community Offering, as described below, extends beyond 45 days following the completion of the Subscription Offering, we will resolicit subscribers and permit them to increase, decrease or rescind their orders. In the event of such a resolicitation, subscriptions will be refunded unless the subscriber affirmatively elects to continue his or her subscription. Subscription priorities have been established for the allocation of stock to the extent that shares are available after satisfaction of all subscriptions of all persons having prior rights and subject to the maximum and minimum purchase limitations set forth in the Plan and as described below under " -- Limitations on Purchases of Shares." The following priorities have been established:

     Category 1: Eligible Account Holders at December 31, 2001. Each Eligible Account Holder (which collectively encompasses all names on a joint account) will receive non-transferable subscription rights on a priority basis to purchase up to the greater of 5,000 shares ($50,000) or a percentage of the shares sold equal to 15 times the percentage of qualifying deposits held by the Eligible Account Holder on the Eligibility Record Date. A minimum of 25 shares must be subscribed for by any subscriber. If there are insufficient shares to satisfy the orders of all Eligible Account Holders, shares shall be allocated among subscribing Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares remaining shall be allocated among the subscribing Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Eligible Account Holders. Subscription rights received by persons who were officers and directors for the one-year period preceding December 31, 2001 (other than Mr. Tandy), in this category based on their increased deposits in us during that period, are subordinated to the subscription rights of other Eligible Account Holders. See " -- Limitations on Purchases and Transfer of Shares."

     Category 2: Tax Qualified Employee Stock Ownership Plans. Our Plan reserves subscription rights to purchase up to 10% of the total shares issued in the conversion to all Tax Qualified Employee Stock Ownership Plans. However, we do not currently intend to implement any Tax-Qualified Employee Stock Ownership Plans in the conversion.

     Category 3: Supplemental Eligible Account Holders at March 31, 2003. Each Supplemental Eligible Account Holder (which collectively encompasses all names on a joint account) who is not an Eligible Account Holder will receive non-transferable subscription rights to purchase up to the greater of 5,000 shares ($50,000) or a percentage of the shares sold equal to 15 times the percentage of qualifying deposits held by the Supplemental Eligible Account Holder on the Supplemental Eligibility Record Date. A minimum of 25 shares must be subscribed for by any subscriber. If the allocation made in this paragraph results in an over-subscription, shares shall be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such account holder, to the extent possible, to purchase the lesser of 100 shares or the total amount of his subscription. Any shares not so allocated shall be allocated among the subscribing Supplemental Eligible Account Holders on an equitable basis, related to the amounts of their respective qualifying deposits as compared to the total qualifying deposits of all subscribing Supplemental Eligible Account Holders. See " -- Limitations on Purchases and Transfer of Shares."

     The right of Supplemental Eligible Account Holders to subscribe for shares is subordinate to the rights of the Eligible Account Holders and Tax Qualified Employee Stock Ownership Plans to subscribe for shares.

     Category 4: Other Members at May __, 2003. Each Other Member (which collectively encompasses all names on a joint account) who is not an Eligible Account Holder or Supplemental Eligible Account Holder, will receive non-transferable subscription rights to purchase up to 5,000 shares ($50,000) to the extent such shares are available following subscriptions by Eligible

     Account Holders and Supplemental Eligible Account Holders. A minimum of 25 shares must be subscribed for by any subscriber. In the event there are not enough shares to fill the orders of the Other Members, the subscriptions of the Other Members will be allocated so that each subscribing Other Member will be entitled to purchase the lesser of 100 shares or the number of shares ordered. Any remaining shares will be allocated among Other Members whose subscriptions remain unsatisfied on a reasonable basis. See " -- Limitations on Purchases and Transfer of Shares."

     Members in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for the shares pursuant to the Plan reside. However, no person will be offered or allowed to purchase any shares under the Plan if he resides in a foreign country or in a state with respect to which any of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares under the Plan reside in that state or foreign country; (ii) the granting of subscription rights or offer or sale of shares of common stock to those persons would require either us or our employees to register, under the securities laws of that state or foreign country, as a broker or dealer or to register or otherwise qualify our securities for sale in that state or foreign country; or (iii) such registration or qualification would be impracticable for reasons of cost or otherwise. We will not make any payment in lieu of the granting of subscription rights to any person.

     Restrictions on Transfer of Subscription Rights and Shares. Persons are prohibited from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of their subscription rights. Only the person to whom they are granted may exercise subscription rights and only for his account. Each person subscribing for shares will be required to certify that he is purchasing shares solely for his own account and has not entered into an agreement or understanding regarding the sale or transfer of those shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase subscription rights or shares of common stock prior to the completion of the conversion.

     We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders believed by us to involve the transfer of subscription rights.

     Expiration Date. The Subscription Offering will expire at 12:00 p.m., Central Time, on June __, 2003 unless extended in the discretion of management to no later than ____________, 2003. Subscription rights will become void if not exercised prior to the Expiration Date (or the date to which it may be extended).

Community Offering

     To the extent that shares remain available for purchase after filling all orders received in the Subscription Offering, we may offer shares of common stock to certain members of the general public residing in Kentucky and certain other states with a preference to natural persons and trusts of natural persons residing in Hopkins County, Kentucky under such terms and conditions as may be established by the Board of Directors. In the Community Offering, the minimum purchase is 25 shares, and no person, together with associates of and persons acting in concert with such persons, may purchase more than 5,000 shares ($50,000).

     We may begin the Community Offering at any time after the Subscription Offering has begun. The Community Offering may expire at any time without notice but no later than 12:00 p.m., Central Time, on ___________, 2003, unless we extend it with the permission of the OTS to a date not later than __________, 2003 (or ___________, 2003 if the Subscription Offering is extended to _________, 2003). Purchases of shares in the Community Offering are subject to our right in our sole discretion, to accept or reject such purchases in whole or in part either at the time and receipt of an order, or as soon as practicable following the completion of the Community Offering.

     In the event Community Offering orders are not filled, we will promptly refund funds received by us with interest at our passbook rate. In the event an insufficient number of shares are available to fill all orders in the Community Offering, the available shares will be allocated on an equitable basis determined by the Board of Directors, provided however that a preference will be given to natural persons residing in Hopkins County, Kentucky. If regulatory approval is received to extend the Community Offering beyond 45 days following the completion of the Subscription Offering, subscribers will be affirmatively resolicited. Shares sold in the Community Offering will be sold at $10.00 per share.

Syndicated Community Offering

     The Plan provides that, if necessary, we may offer shares of common stock not purchased in the Subscription and Community Offerings for sale to the general public in a Syndicated Community Offering through a syndicate of selected dealers to be formed and managed by Keefe, Bruyette & Woods, Inc. No individual purchaser together with any associate or group of persons acting in concert may purchase more than 5,000 shares ($50,000) in the Syndicated Community Offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will be obligated to take or purchase any shares in the Syndicated Community Offering, although Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sales of shares in any Syndicated Community Offering. Shares sold in the Syndicated Community Offering will be sold at the Purchase Price. See " -- Stock Pricing."

     The Syndicated Community Offering, if any, will terminate no more than 45 days following completion of the Subscription Offering, unless the OTS approves an extension for up to an additional 90 days. In the event of such an extension, subscribers will be resolicited.

Limitations on Purchases and Transfer of Shares

     The Plan provides for certain additional limitations to be placed upon the purchase of the shares in the conversion.

     o    The minimum purchase is 25 shares.

     o The maximum number of shares of common stock which may be purchased in the Community Offering by any person shall not exceed 5,000 shares, or $50,000.

     o The maximum number of shares of common stock which may be subscribed for or purchased in all categories in the offering by any person (or persons through a single account) together with any associate or group of persons acting in concert shall not exceed the lesser of 10,000 shares (or $100,000) or 5% of the total number of shares issued).

     o Officers and directors and their associates may not purchase, in the aggregate, more than 35% of the shares issued pursuant to the conversion.

     If the number of shares of common stock otherwise allocable to any person or that person's associates would be in excess of the maximum number of shares permitted as set forth above, the number of shares of common stock allocated to that person shall be reduced to the lowest limitation applicable to that person, and then the number of shares allocated to each group consisting of a person and that person's associates shall be reduced so that the aggregate allocation to that person and his associates complies with the above maximums, and the maximum number of shares shall be reallocated among that person and his associates in proportion to the shares subscribed by each (after first applying the maximums applicable to each person, separately).

     Depending on market conditions and the results of the offering, the Board of Directors may increase or decrease any of the purchase limitations without the approval of our members and without resoliciting subscribers. The Plan permits the Board to increase the maximum purchase limitations in the Subscription and/or Community Offering up to 9.9% of the shares of common stock sold in the offering. The total number of orders for shares exceeding 5% of the shares may not exceed, in the aggregate, 10% of the shares to be sold in the Offering. If the maximum purchase limitation is increased, persons who ordered the maximum amount will be given the first opportunity to increase their orders. In doing so, the preference categories in the offerings will be followed.

     In the event of an increase in the total number of shares offered in the conversion due to an increase in the Estimated Valuation Range of up to 15% (the "Adjusted Maximum"), the additional shares will be allocated in the following order of priority: (i) in the event that there is an over-subscription by Eligible Account Holders, to fill unfulfilled subscriptions of Eligible Account Holders exclusive of the Adjusted Maximum; (ii) in the event that there is an over- subscription by Supplemental Eligible Account Holders, to fill unfulfilled subscriptions to Supplemental Eligible Account Holders exclusive of the Adjusted Maximum; (iii) in the event that there is an over-subscription by Other Members, to fill unfulfilled subscriptions of Other Members exclusive of the Adjusted Maximum; and (iv) to fill unfulfilled subscriptions in the Community Offering to the extent possible, exclusive of the Adjusted Maximum.

     The term "acting in concert" means

     (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

     (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

     We may presume that certain persons are acting in concert based upon, among other things, joint account relationships, common account and/or addresses and the fact that such persons have filed joint Schedule 13Ds with the SEC with respect to other companies.

     The term "associate" of a person means

     o any corporation or organization (other than us or a majority-owned subsidiary of ours) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities,

     o any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as director or in a similar fiduciary capacity (excluding tax-qualified employee stock benefit plans and non tax-qualified employee stock benefit plans), and

     o any relative or spouse of such person or any relative of such spouse, who has the same home as such person or who is a director or officer of us, or any of our subsidiaries.

     For example, a corporation of which a person serves as an officer would be an associate of that person, and therefore all shares purchased by that corporation would be included with the number of shares which that person individually could purchase under the above limitations.

     The term "officer" may include our chairman of the board, president, vice presidents in charge of principal business functions, and any other person performing similar functions. All references herein to an officer have the same meaning as used for an officer in the Plan.

     The term "residing," as used in relation to the preference afforded natural persons in Hopkins County, Kentucky, means any natural person who occupies a dwelling within Hopkins County, has an intention to remain within Hopkins County (manifested by establishing a physical, on-going, non-transitory presence within Hopkins County), and continues to reside in Hopkins County at the time of the offering. We may utilize deposit or loan records or such other evidence provided to us to make the determination whether a person is residing in Hopkins County. Such determination will be in our sole discretion.

     To order shares in the conversion, persons must certify that their purchase does not conflict with the purchase limitations. In the event that the purchase limitations are violated by any person (including any associate or group of persons affiliated or otherwise acting in concert with such persons), we will have the right to purchase from that person at $10.00 per share all shares acquired by that person in excess of the purchase limitations. If the excess shares have been sold by that person, we may recover the profit from the sale of the shares by that person. We may assign our right either to purchase the excess shares or to recover the profits from their sale.

     Shares of common stock purchased pursuant to the conversion will be freely transferable, except for shares purchased by our directors and officers. For certain restrictions on the shares purchased by directors and officers, see " -- Restrictions on Sales and Purchases of Shares by Directors and Officers." In addition, under guidelines of the NASD, members of the NASD and their associates are subject to certain restrictions on the transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of such securities.

Ordering and Receiving Shares

     Use of Order Forms. Subscription rights to subscribe may only be exercised by completion of an original order form. Facsimiles of order forms will not be accepted. Persons ordering shares in the Subscription Offering must deliver by mail or in person a properly completed and executed original order form to us prior to the Expiration Date. Order forms must be accompanied by full payment for all shares ordered. See " -- Payment for Shares." No wire transfers will be accepted. Subscription rights under the Plan will expire on the Expiration Date, whether or not we have been able to locate each person entitled to subscription rights. Once submitted, subscription orders cannot be revoked without our consent unless the conversion is not completed within 45 days of the Expiration Date.

     Persons and entities not purchasing shares in the Subscription Offering may, subject to availability, purchase shares in the Community Offering by returning to us a completed and properly executed order form along with full payment for the shares ordered.

     In the event an order form:

     o is not delivered and is returned to us by the United States Postal Service or we are unable to locate the addressee;

     o    is not received or is received after the Expiration Date;

     o    is defectively completed or executed; or

     o is not accompanied by full payment for the shares subscribed for (including instances where a savings account or certificate balance from which withdrawal is authorized is insufficient to fund the amount of such required payment), the subscription rights for the person to whom such rights have been granted will lapse as though that person failed to return the completed order form within the time period specified. We may, but will not be required to, waive any irregularity on any order form or require the submission of corrected order forms or the remittance of full payment for subscribed shares by such date as we specify. The waiver of an irregularity on an order form in no way obligates us to waive any other irregularity on that, or any irregularity on any other, order form. Waivers will be considered on a case by case basis. Photocopies of order forms, payments from private third parties, or electronic transfers of funds will not be accepted. Our interpretation of the terms and conditions of the Plan and of the acceptability of the order forms will be final. We have the right to investigate any irregularity on any order form.

     As part of the order form you will be required to execute a certification stating that you are aware that the common stock is not a deposit and is not federally insured or guaranteed. You will also be required to certify that you have received this prospectus and you are aware that there are risks associated with the purchase of common stock. We are required by federal regulation to obtain this certification and we may not sell any shares to you if you are not able or willing to execute this certification. You will not be waiving any rights under the federal Securities Act by executing this certification.

     To ensure that each purchaser receives a prospectus at least 48 hours before the Expiration Date in accordance with Rule 15c2-8 of the Exchange Act, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

     Payment for Shares. Payment for shares of common stock may be made:

     o    in cash, if delivered in person;

     o    by check or money order;

     o by authorization of withdrawal from savings accounts (including time certificates) maintained with us; or

     o    by an IRA not held by us.

     Appropriate means by which such withdrawals may be authorized are provided in the order form. Once such a withdrawal has been authorized, none of the designated withdrawal amount may be used by the subscriber for any purpose other than to purchase the shares. Where payment has been authorized to be made through withdrawal from a savings account, the sum authorized for withdrawal will continue to earn interest at the contract rate until the conversion has been completed or terminated. Interest penalties for early withdrawal applicable to certificate accounts will not apply to withdrawals authorized for the purchase of shares; however, if a partial withdrawal results in a certificate account with a balance less than the applicable minimum balance requirement, the certificate evidencing the remaining balance will earn interest at the passbook savings account rate subsequent to the withdrawal. Payments made in cash or by check or money order will be placed in a segregated savings account and interest will be paid by us at our passbook savings account rate from the date payment is received until the conversion is completed or terminated. An executed order form, once received by us, may not be modified, amended, or rescinded without our consent, unless the conversion is not completed within 45 days after the conclusion of the Subscription Offering, in which case subscribers may be given an opportunity to increase, decrease, or rescind their order. In the event that the conversion is not consummated, all funds submitted pursuant to the offering will be refunded promptly with interest.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares in the offering, provided that such IRAs are not maintained on deposit with us. Persons with IRAs maintained with us must have their accounts transferred to an unaffiliated institution or broker to purchase shares in the offering. The Stock Information Center can assist you in transferring your self directed IRA. Because of the paperwork involved, persons owning IRAs with us who wish to use their IRA account to purchase stock in the Offering must contact the Stock Information Center no later than __________, 2003.

     Delivery of Stock Certificates. Certificates representing shares of common stock issued in the conversion will be mailed to the person(s) at the address noted on the order form as soon as practicable following consummation of the conversion. Any certificates returned as undeliverable will be held until properly claimed or otherwise disposed. Persons ordering shares might not be able to sell their shares until they receive their stock certificates.

     Federal regulations prohibit us from lending funds or extending credit to any person to purchase shares in the conversion.

Marketing Arrangements

     We have engaged Keefe, Bruyette & Woods, Inc. as our financial advisor in connection with the offering. Keefe, Bruyette & Woods, Inc. has agreed to exercise its best efforts to assist us in the sale of the shares in the offering. As compensation, Keefe, Bruyette & Woods, Inc. will receive a management fee in the amount of $20,000 and a success fee of $50,000 payable upon successful completion of the conversion. If shares are offered for sale in a Syndicated Community Offering, Keefe, Bruyette & Woods, Inc. will organize and manage the syndicate of selected broker-dealers. The commission to be paid to any such selected broker-dealers will be at a rate to be agreed to jointly by Keefe, Bruyette & Woods, Inc. and us. Fees paid to Keefe, Bruyette & Woods, Inc. and to any other broker-dealer may be deemed to be underwriting fees, and Keefe, Bruyette & Woods, Inc. and such broker-dealers may be deemed to be underwriters. Keefe, Bruyette & Woods, Inc. will also be reimbursed for allocable expenses incurred by them, including legal fees. Keefe, Bruyette & Woods, Inc.'s reimbursable out-of-pocket expenses other than legal fees will not exceed $5,000 and its reimbursable legal fees will not exceed $25,000. If the conversion and the offering are not completed because we do not receive subscriptions for the minimum number of shares, Keefe, Bruyette & Woods, Inc. will receive only the management fee and out-of-pocket expenses actually incurred. We have agreed to indemnify Keefe, Bruyette & Woods, Inc. for reasonable costs and expenses in connection with certain claims or liabilities which might be asserted against Keefe, Bruyette & Woods, Inc. This indemnification covers the investigation, preparation of defense and defense of any action, proceeding or claim arising out of the conversion or action taken by Keefe, Bruyette & Woods, Inc. as our agent or relating to misrepresentation or breach of warranty of the written agreement among Keefe, Bruyette &

Woods, Inc. and us or the omission or alleged omission of a material fact required to be stated or necessary in the prospectus or other documents.

     The shares will be offered principally by the distribution of this document and through activities conducted at a Stock Information Center located at our office. The Stock Information Center is expected to operate during our normal business hours throughout the offering. A registered representative employed by Keefe, Bruyette & Woods, Inc. will be working at, and supervising the operation of, the Stock Information Center. Keefe, Bruyette & Woods, Inc. will assist us in responding to questions regarding the conversion and the offering and processing order forms. Our personnel will be present in the Stock Information Center to assist Keefe, Bruyette & Woods, Inc. with clerical matters and to answer questions related solely to our business.

Stock Pricing

     We have retained Feldman Financial, an independent economic consulting and appraisal firm, which is experienced in the evaluation and appraisal of business entities, including savings institutions involved in the conversion process, to prepare an appraisal of our estimated pro forma market value. We will pay Feldman Financial a fee of $12,500 for preparing the appraisal and $2,000 each for any updates and will reimburse Feldman Financial for reasonable out-of-pocket expenses. We have agreed to indemnify Feldman Financial under certain circumstances against liabilities and expenses arising out of or based on any misstatement or untrue statement of a material fact contained in the information supplied by us to Feldman Financial.

     Feldman Financial prepared the appraisal in reliance upon the information contained herein, including the financial statements. The appraisal contains an analysis of a number of factors, including, but not limited to, our financial condition and operating trends, the competitive environment within which we operate, operating trends of certain savings institutions and savings and loan holding companies, relevant economic conditions, both nationally and in the Commonwealth of Kentucky which affect the operations of savings institutions, and stock market values of certain savings institutions. In addition, Feldman Financial has advised us that it has considered the effect of the additional capital raised by the sale of the shares on our estimated aggregate pro forma market value.

     On the basis of the above, Feldman Financial has determined, in its opinion, that as of May 5, 2003 our estimated aggregate pro forma market value was $2,100,000. OTS regulations require, however, that the appraiser establish a range of value for the stock to allow for fluctuations in the aggregate value of the stock due to changing market conditions and other factors. Accordingly, Feldman Financial has established the Estimated Valuation Range from $1,785,000 to $2,415,000 for the offering. The Estimated Valuation Range will be updated prior to consummation of the conversion and the Estimated Valuation Range may increase to $2,777,250.

     The Board of Directors has reviewed the independent appraisal, including the stated methodology of the independent appraiser and the assumptions used in the preparation of the independent appraisal. The Board of Directors is relying upon the expertise, experience and independence of the appraiser.

     In order for stock sales to be completed, Feldman Financial must confirm to the OTS that, to the best of Feldman Financial's knowledge and judgment, nothing of a material nature has occurred which would cause Feldman Financial to conclude that the Purchase Price on an aggregate basis was incompatible with Feldman Financial's estimate of our pro forma market value of us in converted form at the time of the sale. If, however, the facts do not justify such a statement, an amended Estimated Valuation Range may be established.

     The appraisal is not a recommendation of any kind as to the advisability of purchasing these shares. In preparing the appraisal, Feldman Financial has relied upon and assumed the accuracy and completeness of financial and statistical information provided by us. Feldman Financial did not independently verify the financial statements and other information provided by us, nor did Feldman Financial value independently our assets and liabilities. The appraisal considers us only as a going concern and should not be considered as our liquidation value. Moreover, because the appraisal is based upon estimates and projections of a number of matters which are subject to change, the market price of the common stock could decline below $10.00.

Change in Number of Shares to be Issued in the Conversion

     Depending on market and financial conditions at the time of the completion of the Subscription and Community Offerings, we may significantly increase or decrease the number of shares to be issued in the conversion. In the event of an increase in the valuation, we may increase the total number of shares to be issued in the conversion. An increase in the total number of shares to be issued in the conversion would decrease a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and increase the pro forma net income and net worth (book value) on an aggregate basis. In the event of a material reduction in the valuation, we may decrease the number of shares to be issued to reflect the reduced valuation. A decrease in the number of shares to be issued in the conversion would increase a subscriber's percentage ownership interest and the pro forma net worth (book value) per share and decrease pro forma net income and net worth on an aggregate basis.

     In the event a change in the number of shares to be issued in the conversion results in an offering which is either less than $1,785,000 or more than $2,777,250, subscribers will be affirmatively resolicited.

Restrictions on Repurchase of Shares

     Generally, except in extraordinary circumstances, during the first year following the conversion, the Company may not repurchase its shares. SEC rules also govern the method, time, price, and number of shares of common stock that may be repurchased by the Company and affiliated purchasers. If, in the future, the rules and regulations regarding the repurchase of stock are liberalized, the Company may utilize the rules and regulations then in effect.

Restrictions on Sales and Purchases of Shares by Directors and Officers

     Shares purchased by directors and officers of the Company may not be sold for one year following completion of the conversion. An exception to this rule is a disposition of shares in the event of the death of the director or officer. Any shares issued to directors and officers as a stock dividend, stock split, or otherwise with respect to restricted stock shall be subject to the same restrictions.

     For three years following the conversion, directors and officers may purchase shares only through a registered broker or dealer. Exceptions are available only if the OTS has approved the purchase or the purchase is an arm's length transaction and involves more than one percent of the outstanding shares. Directors and officers are also allowed to purchase stock through any management or employee stock benefit plan of ours.

Interpretation and Amendment of the Plan

     We are authorized to interpret and amend the Plan. Our interpretations are final. Amendments to the Plan after the receipt of member approval will not need further member approval unless required by the OTS.

Conditions and Termination

     Completion of the conversion requires (i) the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes eligible to be cast by our members; and (ii) completion of the sale of shares within 24 months following approval of the Plan by our members. If these conditions are not satisfied, the Plan will be terminated and we will continue our business in the mutual form of organization. We may terminate the Plan at any time prior to the meeting of members to vote on the Plan or at any time thereafter with the approval of the OTS.

Other

     All statements made in this document are hereby qualified by the contents of the plan of conversion, the material terms of which are set forth herein. The plan of conversion is attached to the Proxy Statement. Copies of the Plan are available from us and we should be consulted for further information. Adoption of the Plan by our members authorizes us to interpret, amend or terminate the Plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     Management's discussion and analysis of financial condition and results of operations is intended to assist you in understanding our financial condition and results of operations. The information in this section should also be read with our Financial Statements and Notes to the Financial Statements, which are included elsewhere in this document.

     The Company has recently been formed and, accordingly, has no results of operations. The following discussion relates only to our financial condition and results of operations.

     Our results of operations depend primarily on net interest income, which is determined by (i) the difference between rates of interest we earn on our interest-earning assets and the rates we pay on interest-bearing liabilities (interest rate spread), and (ii) the relative amounts of interest-earning assets and interest-bearing liabilities. Our results of operations are also affected by non- interest expense, including primarily compensation and employee benefits, federal deposit insurance premiums and office occupancy costs. Our results of operations also are affected significantly by general and economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities, all of which are beyond our control.

     Following the conversion, we believe there will be sufficient demand in our market area to continue our policy of emphasizing lending one- to four-family residential lending. In addition, we hope to expand our commercial and multi-family real estate lending; however, there is no assurance that we will be able to do so. See "Business of Community First Bank -- Lending Activities."

Overview

     The Bank has historically followed a conservative business strategy, using local deposits to fund residential first mortgages on properties in Madisonville and the surrounding area. Like many traditional thrifts, however, the Bank has experienced ever-increasing competition for the more credit-worthy borrowers who have been its principal customers, as the standardization of mortgage lending has drawn numerous non-bank competitors to the field. The increased competition for mortgage loans not only eroded the Bank's share of the mortgage market but also squeezed the overall profitability of mortgage lending.

     As its mortgage lending volume declined in the 1990s, the Bank began devoting a larger percentage of its assets to investments in U.S. government and federal agency securities. Because these investments generally have lower yields than residential mortgages, the Bank found its net interest income shrinking until it was no longer adequate to cover its non-interest expenses, and starting in 1998, the Bank began experiencing progressively larger operating losses. For the fiscal years ended March 31, 2001, 2000, and 1999, the Bank had net losses of $78,000, $51,000 and $11,000, respectively and net interest income declined from $757,000 to $671,100 during this period. During 2001, the Bank changed its fiscal year end to December 31. These losses and the losses during 2002 and 2001 significantly eroded the Bank's capital base to the point that the Board did not believe that the Bank had adequate capital resources for further growth.

     In 2001, the Board of Directors engaged an executive search firm to find a new chief executive officer with experience in bank turn-arounds and Mr. William Tandy was hired in November of that year. Mr. Tandy had previously been involved in three bank turn-arounds.

     The Bank has sought to improve the yield on its interest-earning assets by shifting a greater percentage of assets from lower yielding investments into higher yielding loans and has begun to diversify the portfolio into commercial and multi-family real estate loans. These loans generally have higher yields than one-to four-family mortgages but often involve more credit and other risks. The Bank has similarly sought to control interest expense by reducing its reliance on higher rate, long-term certificates of deposit. As the result of these efforts, net interest income has improved from $784,000 in the year ended December 31, 2001 to $980,000 in 2002 and our net interest rate spread has improved from 2.73% to 3.44%.

     The Bank also undertook a comprehensive analysis of its expense structure and has sought to pare unnecessary expenses. While non-interest expense has increased and is expected to further increase as the Bank expands, management believes that its cost-cutting has moderated these increases.

     As a result of the initiatives undertaken to improve profitability over the last year, the Bank has been able to record a lower net loss for the year ended December 31, 2002 than for the prior year. The Board of Directors, however, recognizes that the long-term success of the Bank depends on its ability to re-establish itself as a competitor within its market area. To that end, the Bank has undertaken various initiatives to improve the Bank's visibility and competitiveness, including:

     o the introduction of new products and services, including overdraft protection,

     o the renovation and remodeling of its main office to make it more attractive and inviting to the public,

     o the adoption of a new corporate title emphasizing the Bank's identity as a community bank,

     o the acquisition of a proposed new branch location in the faster growing part of Madisonville, and

     o the conversion of the Bank from a state building and loan to a federal savings bank to enhance its lending and other authorities.

     While the foregoing initiatives have helped raise the Bank's profile within the community, management does not believe that the Bank can sustain its current momentum unless it enhances its capital position. The capital raised through the conversion will allow the Bank to further grow and diversify its loan portfolio and position the Bank to extend its presence into faster growing areas of its market. The conversion will also permit the Bank to incentivize management and employees with stock-based compensation plans. Finally, the conversion will strengthen the Bank's ties to the community by allowing members of the local community to become stockholders and thus share in the Bank's future growth.

Critical Accounting Policies

     Accounting policies involving significant judgments and assumptions by management, which have, or could have, a material impact on the carrying value of certain assets and impact income, are considered critical accounting policies. The Bank considers the allowance for loan losses to be a critical accounting policy. There have been no significant changes in the methods or assumptions used in the accounting policies that require material estimates and assumptions.

     The allowance for loan losses is management's estimate of probable inherent credit losses in the loan and lease portfolios at the balance sheet date. The Bank determines the allowance based on ongoing evaluations. This evaluation is inherently subjective because it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans. Those estimates may be susceptible to significant change. Increases to the allowance are made by charges to the provision for loan losses, which is reflected in the statements of loss. Loans deemed to be uncollectible are charged against the allowance. Recoveries of loans previously charged off are credited to the allowance.

     The allowance is the accumulation of various components. All components of the allowance represent estimation performed pursuant to either SFAS No. 5 or SFAS No. 114. Management's estimate of each SFAS No. 5 component is based on data that management believes are most reflective of the underlying credit losses being estimated. This evaluation includes credit quality trends, collateral values, changes in the composition of the portfolio and results from external bank regulatory examinations. Reserves are provided for consumer and residential loans based on average loss experience, applied to the outstanding balance in each category. Specific reserves are determined for loans classified as special mention, substandard or doubtful. Specific reserves are determined on a loan by loan basis.

     While management uses the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the estimates used, or if required by regulators, based upon information available to them at the time of their examinations. Such adjustments to original estimates, as necessary, are made in the period in which these factors and other relevant considerations indicate that loss levels may vary form previous estimates.

Market/Interest Rate Risk Disclosure

     Qualitative Disclosure. Our assets and liabilities may be analyzed by examining the extent to which our assets and liabilities are interest-rate sensitive and by monitoring the expected effects of interest rate changes on our net portfolio value.

     An asset or liability is interest rate sensitive within a specific time period if it will mature or reprice within that time period. If our assets mature or reprice more quickly or to a greater extent than our liabilities, our net portfolio value and net interest income would tend to increase during periods of rising interest rates but decrease during periods of falling interest rates. Conversely, if our assets mature or reprice more slowly or to a lesser extent than our liabilities, our net portfolio value and net interest income would tend to decrease during periods of rising interest rates but increase during periods of falling interest rates. Our policy has been to mitigate the interest rate risk inherent in the historical savings institution business of originating long-term loans funded by short-term deposits by pursuing certain strategies designed to decrease the vulnerability of our earnings to material and prolonged changes in interest rates.

     Our primary method of managing interest rate is to emphasize the origination of ARM loans. Our ARM loans provide that the interest rate will adjust every year. The terms of these loans generally limit the amount of any single rate change to a maximum of 2% and also provide that the rate may not increase above a "ceiling" rate established at the time the loan is made, nor below a floor rate which is the initial rate on the loan. At December 31, 2002, approximately 80% of our mortgage loan portfolio had adjustable rates. We also purchase investment securities with relatively short maturities, normally three years or less. At December 31, 2002, approximately 90% of our investment portfolio had a maturity of five years or less. We monitor our deposit rates on a weekly basis to ensure that we remain competitive.

     Quantitative Disclosure. We measure our interest rate sensitivity using the OTS's measurement system. The OTS measures an institution's interest rate risk by computing the amount by which the net present value of cash flow from assets, liabilities and off balance sheet items (the institution's net portfolio value or "NPV") would change in the event of a range of assumed changes in market interest rates. These computations estimate the effect on an institution's NPV from instantaneous and permanent 1% to 3% (100 to 300 basis points) increases and decreases in market interest rates. Because of the current level of interest rates, the OTS does not calculate the effect of a decline in interest rates greater than 200 basis points. The following table presents the interest rate sensitivity of our NPV at December 31, 2002, as calculated by the OTS, which is based upon quarterly information that we voluntarily provided to the OTS.



                                                      NPV as % of Present Value
                         Net Portfolio Value               of Assets
                 --------------------------------     --------------------------
 Change                                                             Basis Point
in Rates         $ Amount    $ Change    % Change     NPV Ratio        Change
--------         --------    --------    --------     ---------        ------
                      (Dollars in thousands)
+300  bp           $1,726     $(595)       (26)%         5.79%        -164 bp
+200  bp            2,001      (320)        (14)         6.60         - 83 bp
+100  bp            2,206      (115)         (5)         7.16         - 27 bp
   0  bp            2,321        --          --          7.43            0 bp
-100  bp            2,335        14           1          7.40          - 3 bp
-200  bp            2,360        26           2          7.38          - 6 bp

     The Board of Directors has established a policy setting forth maximum NPV variances as a result of such instantaneous and permanent changes in interest rates. At December 31, 2002, our interest rate sensitivity was within the policy established by the Board.

     While we cannot predict future interest rates or their effects on our NPV or net interest income, we do not expect current interest rates to have a material adverse effect on our NPV or net interest income in the near future. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit runoff and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as ARM loans, generally have features which restrict changes in interest rates on a short-term basis and over the life of the loan. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above. Although we underwrite our adjustable-rate borrowers on the basis of the maximum rate allowed under their loan agreements, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

     The Board of Directors reviews our asset and liability policies. The Board of Directors meets regularly to review interest rate risk and trends, as well as liquidity and capital ratios and requirements. Management administers the policies and determinations of the Board of Directors with respect to our asset and liability goals and strategies. We expect that our asset and liability policies and strategies will continue as described so long as competitive and regulatory conditions in the financial institution industry and market interest rates continue as they have in recent years.

Average Balances, Interest and Average Yields

     The following table sets forth certain information relating to our average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid at the date and for the periods indicated. Such yields and costs are derived by dividing income or expense by the average daily balance of assets or liabilities, respectively, for the periods presented.


                                                  At December 31,                       Year Ended December 31,
                                                                     -------------------------------------------------------------
                                                       2002                       2002                           2001
                                               ------------------    -----------------------------  ------------------------------
                                                                                           Average                         Average
                                                Actual     Yield/    Average               Yield/   Average                Yield/
                                               Balance      Cost     Balance    Interest    Cost    Balance     Interest    Cost
                                               -------     ------    -------    --------   -------  -------     --------   -------
                                                                               (Dollars in thousands)
Interest-earning assets:
 Loans receivable, net(1)..................... $ 25,710     6.53%   $ 23,012    $ 1,731     7.52%   $ 20,302    $ 1,648     8.12%
 Investment securities........................    1,902     6.00       2,939        169     5.75       4,522        287     6.35
 Other investments............................      659     4.40       1,763         41     2.33       1,885         83     4.40
                                               --------              -------    -------             --------    -------
    Total interest-earning assets.............   28,271     6.45      27,714      1,941     7.00      26,709      2,018     7.56
Non-interest-earning assets...................    1,697                2,567                           2,043
                                               --------              -------                        --------
    Total assets.............................. $ 29,968             $ 30,281                        $ 28,752
                                               ========             ========                        ========
Interest-bearing liabilities:
 Deposits..................................... $ 26,698     3.55    $ 26,485        949     3.58    $ 25,021      1,210     4.84
 Borrowings...................................       --       --         530         12     2.26         540         24     4.44
                                               --------              -------    -------             --------    -------
    Total interest-bearing liabilities........   26,698     3.55      27,015        961     3.56      25,561      1,234     4.83
Non-interest-bearing liabilities..............    1,521                1,401                           1,241
                                               --------              -------                        --------

    Total liabilities.........................   28,219               28,416                          26,802
Total equity..................................    1,749                1,865                           1,950
                                               --------              -------                        --------

    Total liabilities and equity.............. $ 29,968             $ 30,281                        $ 28,752
                                               ========             ========                        ========
Net interest income...........................                                  $   980                         $   784
                                                                                =======                         =======
Interest rate spread..........................              2.90%                           3.44%                           2.73%
                                                            ====                            ====                            ====
Net yield on interest-earning assets..........              3.47%                           3.54%                           2.94%
                                                            ====                            ====                            ====
Ratio of average interest-earning assets to
   average interest-bearing liabilities.......            105.89%                         102.59%                         104.49%

------------------
(1) Non-accrual loans are included in average balances, less allowance for loan losses and deferred fees.

Rate/Volume Analysis

     The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to: (i) changes in volume (changes in volume multiplied by old rate); and (ii) changes in rate (change in rate multiplied by old volume). Changes in rate-volume (changes in rate multiplied by the changes in volume) are allocated between changes in rate and changes in volume proportionately.


                                                    Year Ended December 31,
                                                -----------------------------
                                                           2002 vs. 2001
                                                -----------------------------
                                                       Increase (Decrease)
                                                           Due to
                                                -----------------------------
                                                 Volume     Rate       Total
                                                 ------     ----       -----
                                                        (In thousands)
Interest income:
   Loans.....................................   $ 210      $(128)     $  82
   Investment securities.....................     (93)       (24)      (117)
   Other investments.........................      (5)       (37)       (42)
      Total interest-earning assets..........      112      (189)       (77)

Interest expense:
   Deposits..................................   $   67     $(329)     $(262)
   Borrowings................................       --       (12)       (12)
      Total interest-bearing liabilities.....       67      (341)      (274)
Change in net interest income................   $   45      $ 152     $ 197


Comparison of Financial Condition at December 31, 2002 and December 31, 2001

     Total assets increased by approximately $437,000 to $30.0 million at December 31, 2002 from $29.5 million at December 31, 2001. The Bank's gross loan portfolio grew by $3.7 million, or 16.5%, from $22.3 million at December 31, 2001 to $26.0 million at December 31, 2002. The increase in loans was principally the result of one- to four-family first mortgage loan originations which expanded this portion of the portfolio by $2.7 million, or 14.0%, to $22.4 million The growth in the loan portfolio was partially offset by a decrease in the investment securities portfolio, which declined $1.9 million, or 50.3%, to $1.9 million at December 31, 2002 from $3.8 million at December 31, 2001. Cash and cash equivalents also declined to $758,000 at December 31, 2002 from $2.3 million at December 31, 2001, a decrease of $1.5 million, or 67.1%. The declines in these asset categories reflect management's decision to direct a greater proportion of assets into loans which have higher yields than the investment securities and cash and cash equivalents. Net premises and equipment increased $356,000, or 85.5% as a result of the renovation of the Bank's main office. As part of the renovation, the Bank expanded its parking and drive-through teller bays to make the Bank more accessible to customers and added an ATM machine. The Bank remodeled and redecorated the lobby and teller area to make it more open and inviting. As part of the renovation, the Bank also modernized its electrical wiring, installed a new roof and added new signage to increase visability. We expect a further increase in premises and equipment during 2003 due to our proposed new branch.

     Funding for the Bank's loan growth also came from increased deposits, which increased by $1.5 million, or 5.7%, from $26.6 million at December 31, 2001 to $28.1 million at December 31, 2002. The Bank's deposit growth was primarily attributable to NOW accounts and certificates of deposit under $100,000. Our higher level of deposits allowed the Bank to pay off a $1.0 million advance from the FHLB of Cincinnati.

     Retained earnings decreased $84,000, or 4.6%, to $1.7 million at December 31, 2002, due to the net loss during the year. Equity was further reduced by $5,000 due to a change in unrealized gain on available-for-sale securities, net of tax benefits.

Comparison  of Results of Operations  for the Years Ended  December 31, 2002 and
2001

     General. The Bank's net loss for the year ended December 31, 2002 narrowed to $84,000 compared to a net loss of $125,000 for the year ended December 31, 2001. The lower loss during the most recent fiscal year reflects management's efforts to enhance net interest income through better portfolio management. Net interest income increased $197,000, or 25.1%, to $980,000 compared to $784,000 for the 2001 fiscal year. The increase in net interest income was driven by a substantial reduction in interest expense in the declining rate environment, which more than offset a related decline in interest income. The improvement in net interest income, however, was partially counteracted by a decline in other income and increases in other expenses and income tax expense.

     Net Interest Income. The primary component of the Bank's net income is its net interest income, which is the difference between income earned on assets and interest expense paid on the deposits and borrowings used to fund them. Net interest income is determined by the spread between the yields earned on the Bank's interest-earning assets and the rates paid on interest- bearing liabilities as well as the relative amounts of such assets and liabilities. Net interest income divided by average interest-earning assets represents the Bank's net interest margin.

     For the year ended December 31, 2002, net interest income increased $197,000, or 25.1%, compared to the prior year. The improvement in net interest income reflects the declining rate environment which affected the Bank's interest expense to a greater degree than interest income. Although interest income decreased $77,000, or 3.8%, for the year ended December 31, 2002, interest expense decreased an even greater $274,000, or 22.2%. The average yield on interest- earning assets declined 56 basis points to 7.00% while the average cost of interest-bearing liabilities fell 127 basis points to 3.56%. As a result of these rate movements, the Bank's interest rate spread increased to 3.44% for 2002, compared to 2.73% for 2001. The declines in average yields and costs both reflect a significant decline in interest rates between the periods as the Federal Reserve cut short-term interest rates a record 12 times. These rate cuts had a proportionately greater impact on the Bank's cost of funds due to the Bank's ability to reprice deposits and the maturity of a number of higher rate certificate accounts. Also contributing to the improvement in net interest income was a $1.0 million, or 3.76%, increase in the volume of interest-earning assets and in the percentage of interest-earning assets represented by loans as the Bank emphasized the origination of loans and correspondingly reduced its investment portfolio and cash accounts. Despite the increase in volume of interest-earning assets, the ratio of average interest-earning assets to average interest-bearing liabilities narrowed to 102.59% from 104.49% in 2001 as average interest-bearing liabilities increased by approximately $1.5 million, or 5.7%. The Bank's net interest margin, however, widened to 3.54% for fiscal year 2002 from 2.94% for fiscal year 2001, reflecting our improved spread.

     During the year ended December 31, 2002, the Bank reported net interest income, before provision for loan losses, of $980,000. Interest income (consisting of $1.7 million in interest and fees on loans, $169,000 in interest on investment securities, $29,000 in dividends on stock in the Federal Home Loan Bank ("FHLB") of Cincinnati and $13,000 in other interest) totaled $1.9 million, while interest expense, which consisted of $949,000 in interest on deposits and $12,000 in interest on FHLB advances and other borrowings, totaled $961,000.

     During the year ended December 31, 2001, the Bank reported net interest income, before provision for loan losses, of $784,000. Interest income (consisting of $1.6 million in interest and fees on loans, $287,000 in interest on investment securities, $39,000 in dividends on FHLB stock and $44,000 on other interest) totaled $2.0 million, while interest expense, which consisted of $1.2 million in interest on deposits and $24,000 in interest on FHLB advances, totaled $1.2 million.

     Provision for Loan Losses. The provision for loan losses for the year ended December 31, 2002 was $18,000, compared to $94,000 for the year ended December 31, 2001. The higher provision during the 2001 fiscal year reflects higher net charge-offs. Net charge-offs for the year ended December 31, 2002 were $17,000 (0.07% of average loans), compared to $49,000 (0.24% of average loans) during the year ended December 31, 2001. There were no significant charge-offs requiring an additional provision during 2002, resulting in a decrease in the provision for loan losses for the year ended December 31, 2002. The allowance for loan losses is management's estimate of probable inherent credit losses in the loan and lease portfolios at the balance sheet date. The Bank determines the allowance based on ongoing evaluations. Increases to the allowance are made by charges to the provision for loan losses, which is reflected in the statement of loss. Loans deemed to be uncollectible are charged against the allowance. Recoveries of loans previously charged off are credited to the allowance. At December 31, 2002, the Bank's allowance for loan losses was $106,000, or 0.41% of the gross loan portfolio. The Bank increased the amount of the allowance allocated to various forms of consumer loans, and reduced the proportion allocated to residential first mortgages reflecting changes in the portfolio. Reserves are provided for consumer and residential loans based on average loss experience, applied to the outstanding balance in each category. Specific reserves are determined for loans classified as special mention, substandard or doubtful. Specific reserves are determined on a loan by loan basis. As the loan portfolio diversifies to include more commercial and multi-family real estate loans, future charge-off rates may differ from historical rates necessitating revisions to the estimate.

     Other Income. Other income for the year ended December 31, 2002 was $73,000, compared to $130,000 for the year ended December 31, 2001, a decrease of $57,000, or 44.0%. Noninterest income decreased primarily due to a $33,000 decrease in service charges and fees during 2002. Service and fee charges include various fees charged in connection with the origination and pay-off of residential mortgage loans. Because an increasing number of borrowers have opted for long-term fixed rate loans which the Bank does not originate for portfolio, the Bank began originating loans as agent for secondary market investors during 2002. Since the fee income from these transactions is lower than on portfolio loans, service and fees charges declined in the most recent fiscal year. The Bank originated $184,000 in mortgage loans as agent for secondary market investors during fiscal year 2002. No such loans were originated during 2001. In these transactions, the Bank takes the application from its customer and transmits it to the secondary market investor, which underwrites the loan. The Bank may also order credit reports, appraisals and title searches. The loans are closed in the name of and funded by the secondary market investor, and the Bank does not advance any funds to the customer. For its services, the Bank receives a fee from the secondary market investor based on the loan amount.

     Other Expenses. Other expenses for the year ended December 31, 2002 were $1.1 million compared to $978,000 for the year ended December 31, 2001, an increase of $131,000, or 13.3%. Other expenses include compensation and benefits, data processing expense, occupancy expense, advertising, payroll and other taxes, professional fees, postage, telephone and supplies, and various other operational expenses. The increase in other expenses primarily reflects increases in compensation and benefits, which increased $106,000, or 31.0%, as the Bank added staff, including a new chief executive officer, and an increase in occupancy expense (which increased $35,000, or 36.2%) related to the higher depreciation expense associated with the Bank's renovated main office. Also contributing to the increase in other expenses were increases in advertising (up $10,000, or 18.8%) and office supplies expenses (up $12,000, or 29.3%), each reflecting the change in the Bank's name and associated promotional activity. The Bank experienced increases in expenses related to payroll and other taxes (up $4,000, or 7.7%), insurance premiums (up $1,700, or 8.5%) and directors fees (up $1,900, or 4.6%) due to Bank growth and an increase in fees. The foregoing increases in expenses were partially offset by lower professional fees (down $11,000, or 25.4%), data processing expense (down $7,000, or 4.0%) and other operating expenses (down $24,000, or 21.3%). The declines in these expense items reflect management's efforts to control costs.

     We anticipate an increase in compensation and occupancy expense in connection with the proposed new branch. Data processing expense may also increase as the result of one-time expenses associated with the proposed conversion to a new data processing system. Various categories of other expenses may also increase due to the reporting and other costs associated with operating as a public company. Finally, compensation expense may be affected by the implementation of various stock benefit plans following the conversion. While these increases in expenses could adversely affect our near-term profitability, we believe that these investments are necessary for the Bank to remain a viable competitor in its market.

     Income Tax Expense (Benefit). For the year ended December 31, 2002, the Bank incurred a federal tax expense of $10,000, compared to a $33,000 federal
tax  benefit   during  2001.   The  tax  expense  during  2002  related  to  the
establishment of a valuation allowance for the Bank's net deferred tax assets. The Bank provides for both the current and deferred tax effects of the transactions reported in its financial statements and establishes deferred tax assets and liabilities for the temporary differences and establishes financial reporting and tax bases of its assets and liabilities. The Bank, however, establishes valuation allowances for its net deferred tax assets unless it is more likely than not that these net deferred tax assets will be realized. Based on its current earnings and other factors, the Bank determined in 2002 that it was appropriate to establish a valuation allowance for its net deferred tax assets.

Liquidity and Capital Resources

     Our primary sources of funds are deposits, repayment of loans and mortgage-backed securities, maturities of investments and interest-bearing deposits and funds provided from operations. We are also able to obtain advances from the FHLB of Cincinnati, although historically we have done this rarely. While scheduled repayments of loans and mortgage-backed securities and maturities of investment securities are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by the general level of interest rates, economic conditions and competition. We use our liquidity resources principally to fund existing and future loan commitments, to fund maturing time certificates and demand deposit withdrawals, to invest in other interest-earning assets, to maintain liquidity, and to meet operating expenses.

     Liquidity may be adversely affected by unexpected deposit outflows, higher interest rates paid by competitors, adverse publicity relating to the savings and loan industry, and similar matters. Management monitors projected liquidity needs and determines the level desirable, based in part on our commitments to make loans and management's assessment of our ability to generate funds.

     A major portion of our liquidity consists of cash and cash equivalents, which include cash and interest-bearing deposits in other banks. The level of these assets is dependent upon our operating, investing, lending and financing activities during any given period. At December 31, 2002, cash and cash equivalents totaled $758,000.

     Our primary investing activities include origination of loans and purchases of investment and mortgage-backed securities. During the years ended December 31, 2002 and 2001, purchases of investment and mortgage-backed securities totaled $500,000 and $1.6 million, respectively, while loan originations totaled $11.9 million and $11.5 million, respectively. These investments were funded in part by proceeds from repayments of loans, maturities and calls of investment and mortgage-backed securities and an increase in deposits for the years ended December 31, 2002 and 2001.

     At December 31, 2002, we had $634,000 in outstanding commitments to originate loans. We anticipate that we will have sufficient funds available to meet our current loan origination commitments. Time certificates which are scheduled to mature in one year or less totaled $10.9 million at December 31, 2002. Based on historical experience, management believes that a significant portion of such deposits will remain with the Bank, although there can be no assurance that it will do so. In the event the Bank is unable to retain these deposits, it may seek replacement funding through the FHLB of Cincinnati or other sources. At December 31, 2002, we were also party to an agreement to acquire a property for a new branch location for $360,000. We estimate that we will spend an additional $500,000 to remodel and equip the existing structure to serve as a branch. We expect to fund these investments from cash on hand and internally generated cash flows and do not expect to borrow any funds for this purpose.

     Following the conversion, we expect that the Bank will continue to rely primarily on local deposits for its funding needs. In order to finance loan growth, the Bank may also borrow from the FHLB of Cincinnati. At December 31, 2002, the Bank had $5.0 million in unused borrowing capacity at the FHLB of Cincinnati.

     We are subject to federal regulations that impose certain minimum capital requirements. For a discussion on such capital levels, see "Historical and Pro Forma Capital Compliance" and "Regulation -- Regulation of the Bank -- Regulatory Capital Requirements."

Recent Accounting Pronouncements

     The Bank has reviewed recently issued pronouncements which could be expected to impact financial institutions including:

          SFAS No.143 "Accounting for Asset Retirement Obligations"
          SFAS No.144 "Accounting for the Impairment or Disposal of Long-Lived Assets"
          SFAS No.145 "Recission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections as of April 2002" SFAS No. 146 "Accounting for Costs Associated with Exit or Disposal Activities"
          SFAS No. 148 "Accounting for Stock Based Compensation"
          SFAS Interpretation No. 45 "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others"

These recently issued pronouncements are not expected to have a material impact on the Bank as the GAAP requirements either are not applicable to the Bank or the impact is insignificant.

Impact of Inflation and Changing Prices

     Our financial statements and the accompanying notes presented elsewhere in this document, have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of our operations. As a result, interest rates have a greater impact on our performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

                    BUSINESS OF COMMUNITY FIRST BANCORP, INC.

     The Company is not an operating company and has not engaged in any significant business to date. It was formed in March 2003 as a Maryland-chartered corporation to be the holding company for Community First Bank. The holding company structure and retention of proceeds will facilitate: (i) expansion within existing and into new market areas; (ii) diversification into non- banking activities; (iii) stock repurchases without adverse tax consequences; and (iv) acquisitions of other financial institutions, such as savings institutions. There are no present plans regarding diversification, acquisitions or expansion or stock repurchases.

     As a savings and loan holding company formed after May 4, 1999, the Company's activities will generally be restricted to various financial activities prescribed by federal statute and regulation. If we fail to maintain a specified percentage of our assets in housing-related investments, the Company may become subject to additional restrictions on its activities. The Company initially will not conduct any active business and does not intend to employ any persons other than officers but will utilize our support staff from time to time.

                        BUSINESS OF COMMUNITY FIRST BANK

     Community First has operated as an independent community oriented savings institution since 1923. It is our intention to continue to operate as an independent community oriented savings bank following the conversion.

     The principal sources of funds for our activities are deposits and payments on loans. We are also able to borrow from the FHLB of Cincinnati, although historically we have not relied on this source of funding. Our deposits totaled $28.1 million at December 31, 2002. Funds are used principally for the origination of loans secured by first mortgages on one- to four-family residences which are located in our market area. Such loans totaled $22.4 million, or 86.10%, of our total loans receivable portfolio at December 31, 2002. We also originate other types of loans, including loans secured by commercial real estate and consumer loans, and purchase investment and mortgage-backed securities. Our principal source of revenue is interest received on loans and investments and our principal expense is interest paid on deposits.

Market Area

     We consider our primary market area to be the City of Madisonville and surrounding Hopkins County, Kentucky. Located in the Western Coalfield Region of Kentucky, Hopkins County had a population of approximately 46,500 in 2000. Madisonville is the county seat and largest city in Hopkins County and is home to one of the major healthcare facilities in the Commonwealth of Kentucky.

     The largest employers in Madisonville and the surrounding communities include the Trover Regional Medical Center, General Electric Aircraft Engine, Carhartt, Inc. and Lear Corporation. By industry, the largest sectors of the Madisonville economy are healthcare and manufacturing. The 2001 unemployment rate for Hopkins County was 7.0%, compared to 4.8% nationally. The average per capita income of $21,092 in 2000 for Hopkins County was below that of Kentucky as a whole of $24,085 and the average for the United States of $29,649. While the population of Madisonville grew by approximately 19% from 1990 to 2000, Hopkins County as a whole grew less than 1.0%. By comparison, the population of Kentucky grew by 9.6%. The population of

Hopkins County is projected to decline slightly during the next decade according to projections by the Kentucky Department for Economic Development.

Business Strategy

     Historically, our principal business strategy has been that of operating a community- oriented institution which emphasizes residential real estate loans. Our loans have typically been secured by properties located within our market area. Over the past year, we have increased our originations of commercial and multi-family property loans and consumer loans. The proceeds from the conversion will enable us to continue growing and continue to meet the needs of the market in which we do business. We will also consider adding to our products and services as the competition within our market demands.

Lending Activities

     Most of the loans in our portfolio are mortgage loans secured by first liens on one- to four- family residences. We also make consumer, residential construction and commercial real estate and commercial business loans. While we expect to continue our historic emphasis on one- to four-family lending following the conversion, we also plan to grow our portfolio of commercial and multi-family mortgages.

     At December 31, 2002, our gross loans totaled $26.0 million, of which $22.4 million were first mortgage loans secured by one- to four-family residences. We originate ARM loans with rates that adjust annually after an initial period of one, three, five or seven years during which the interest rate is fixed. We offer similar terms on our commercial and multi-family mortgages. Our consumer loans may have either fixed or variable rates.

     The following table sets forth information concerning the types of loans held by us at the dates indicated.

                                                                        At December 31,
                                                         -----------------------------------------------------
                                                                   2002                           2001
                                                         ----------------------         ----------------------
                                                          Amount            %            Amount           %
                                                         --------         -----         --------        -----
                                                                        (Dollars in thousands)

Real estate mortgage loans:
  One- to four-family residential first........          $22,353         86.10%         $19,604         87.97%
  One- to four-family residential second.......              582          2.24              626          2.81
  Multi-family.................................              450          1.73              104          0.47
  Commercial...................................              798          3.07              467          2.10
  Construction.................................              207          0.80               67          0.30
Other loans:
  Consumer installment.........................              283          1.09              326          1.46
  Commercial...................................              102          0.39                8          0.03
  Automobile...................................              740          2.85              556          2.50
  Passbook.....................................              238          0.92              270          1.21
  Other........................................              209          0.81              256          1.15
                                                          ------       -------           ------       -------

                                                          25,962       100.00%           22,284       100.00%
                                                                       ======                         ======
Less:
  Unearned interest............................                1                              2
  Allowance for loan losses....................              106                            105
  Loans in process.............................              145                             19
                                                          ------                         ------

     Total.....................................          $25,710                        $22,158
                                                          ======                         ======

     The following table sets forth the estimated maturity of the Bank's loan portfolio at December 31, 2002. The table does not include the effects of possible prepayments or scheduled repayments. All mortgage loans are shown as maturing based on the date of the last payment required by the loan agreement.


                                                                   Due after      Due after     Due after 10
                                           Due during the year     3 through      5 through     through 15    Due over 15
                                                ending           5 years after  10 years after  years after    years after
                                                  December 31,   December 31,    December 31,   December 31,  December 31,
                                           --------------------  -------------  --------------  ------------  ------------
                                           2003    2004    2005      2002            2002           2002          2002       Total
                                           ----    ----    ----      ----            ----           ----          ----       -----
                                                                                (In thousands)
Real estate mortgage loans:
  One- to four-family residential first..  $ 12    $ 49    $ 74    $ 543            $3,862         $5,800       $12,013     $22,353
  One- to four-family residential second.    --      13      29       68               472             --            --         582
  Multi-family...........................    --      --      --       --                --             --           450         450
  Commercial.............................    --      --       7       --               691             29            71         798
  Construction...........................   207      --      --       --                --             --            --         207
Other loans:
  Consumer installment...................    19      92      43      129                --             --            --         283
  Commercial.............................    --       4      --       98                --             --            --         102
  Automobile.............................    12     129     216      383                --             --            --         740
  Passbook...............................   238      --      --       --                --             --            --         238
  Other..................................   209      --      --       --                --             --            --         209
                                            ---     ---     ---    -----             -----          -----        ------      ------
    Total................................  $697    $287    $369   $1,221            $5,025         $5,829       $12,534     $25,962
                                            ===     ===     ===    =====             =====          =====        ======      ======

     The next table sets forth at December 31, 2002, the dollar amount of all loans due one year or more after December 31, 2002 which have predetermined interest rates and have floating or adjustable interest rates.

                                                              Predetermined          Floating or
                                                                   Rate            Adjustable Rates
                                                              -------------        ----------------
                                                                         (In thousands)
Real estate mortgage loans:
    One- to four-family residential first................        $2,097                $20,244
    One- to four-family residential second...............           582                     --
    Multi-family.........................................           450                     --
    Commercial...........................................           466                    332
    Construction.........................................            --                     --
Other loans:
    Consumer installment.................................           264
    Commercial...........................................           102                     --
    Automobile...........................................           728                     --
    Passbook.............................................            --                     --
    Other................................................            --                     --
                                                                  -----                 ------
         Total...........................................        $4,689                $20,576
                                                                 ======                =======

     One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential first mortgage loans secured by property located in our primary market area. We generally originate one- to four-family residential mortgage loans in amounts up to 80% of the lesser of the appraised value or purchase price with a maximum loan amount of $500,000 and a maximum term of 30 years. We will make residential mortgage loans with loan-to-value ratios greater than 80% as long as the loan can be sold into the secondary market. Although we make loans on one- to four-family rental properties, the vast majority of our residential first mortgages are on owner-occupied properties.

     The first mortgage loans that we originate for our portfolio generally have rates that adjust annually after an initial period of one, three, five or seven years during which the rate is fixed. We do not originate 30-year fixed rate loans for our portfolio.

     The interest rate on ARM loans is based on an index plus a stated margin. ARM loans provide for periodic interest rate adjustments upward or downward of up to two percentage points per year with a limit of six percentage points over the life of the loan. Borrowers on ARM loans must qualify at the fully adjusted rate. The ratio on our ARM loans are generally indexed to the rates on one-year U.S. Treasury bills adjusted to a constant maturity. We also have in our portfolio ARM loans which are indexed to the average cost of funds for savings associations in the 11th Federal Home Loan Bank District. We discontinued using this index in 1996 because it tended to lag the market and such loans were less than 6% of the portfolio at December 31, 2002.

     In addition to one- to four-family first mortgage loans, we offer second mortgage loans. We offer second mortgages to customers on whose property we hold the first mortgage and to other customers as well. Our second mortgage loans have fixed terms of up to 10 years and have fixed rates of interest. We only originate a second mortgage if the aggregate indebtedness secured by the property will not exceed 80% of its appraised value. We do not offer home equity lines of credit.

     ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore is potentially limited in effectiveness during periods of rapidly rising interest rates. At December 31, 2002, approximately 90% of the one- to four-family residential loans we held had adjustable rates of interest.

     The mortgage loans we originate and hold generally include due-on-sale clauses. These clauses gives us the right to deem the loan immediately due and payable in the event the borrower transfers ownership of the property securing the mortgage loan without our consent.

     Residential Construction Loans. We make a limited number of residential construction loans on one- to four-family residential properties to the individuals who will be the owners and occupants upon completion of construction. Borrowers are required to pay interest on disbursed funds during the construction period, which may not last beyond 12 months. The borrower may pay off the loan with a permanent loan from us at completion of construction. Loan proceeds are disbursed according to a draw schedule and the appraiser must inspect the progress of the construction before additional funds are disbursed. Construction loans are offered on either a fixed or adjustable basis.

     Construction lending is generally considered to involve a higher degree of credit risk than long term financing of residential properties. Our risk of loss on a construction loan is dependent largely upon the accuracy of the initial estimate of the property's value at completion of construction and the estimated cost of construction. If the estimate of construction cost and the marketability of the property upon completion of the project prove to be inaccurate, we may be compelled to advance additional funds to complete the construction. Furthermore, if the final value of the completed property is less than the estimated amount, the value of the property might not be sufficient to assure the repayment of the loan.

     Commercial and Multi-Family Real Estate Loans. We offer commercial and multi-family real estate loans secured by apartment buildings, churches, office buildings, and other commercial properties. Commercial and multi-family real estate loans are made for terms of up to 20 years and have rates of interest that are fixed for a period of one to seven years and adjust annually thereafter. The interest rates on commercial and multi-family loans are indexed to the prime rate. Loan amounts may not exceed 70% of the appraised value of the property. Over the past year, the Bank has sought to increase its originations of commercial and multi-family real estate loans in order to diversify the portfolio and serve the needs of the market.

     At December 31, 2002, the Bank's largest commercial real estate loan was a $450,000 loan secured by a 28-unit apartment complex in Madisonville originated in December 2002. The 20- year fully amortizing loan bears a fixed rate of interest for seven years and floats with the prime rate thereafter. The loan-to-value ratio at origination was 65% and the loan is personally guaranteed by the principals of the corporate borrower. The Bank's second largest loan was a $348,000 loan secured by a personal care facility in Madisonville originated in March 2002. The facility has 48 beds and 22 semi-private rooms. The loan has a seven-year term with 30-year amortization and bears a fixed rate of interest. The loan-to-value ratio was 53% at the date of origination and is personally guaranteed by the principals of the borrower.

     Commercial and multi-family real estate lending entails significant additional risks compared to residential property lending. These loans typically involve large loan balances to single borrowers or groups of related borrowers. The repayment of these loans typically is dependent on the successful operation of the real estate project securing the loan. These risks can be significantly affected by supply and demand conditions in the market for office and retail space and may also be subject to adverse conditions in the economy. To minimize these risks, we generally limit this type of lending to our market area and to borrowers who are otherwise well known to us.

     Commercial Business Loans. We engage in a limited amount of commercial business lending primarily for the accommodation of existing customers. Our commercial business loans generally are secured by equipment or other tangible assets. Our largest commercial business loan at December 31, 2002 had a balance of $28,000 and was made to a local lumber company.

     Unlike residential mortgage loans, which generally are made on the basis of the borrower's ability to make repayment from his or her employment and other income and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans typically are made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment.

     Consumer Loans. We offer various types of consumer loans in order to provide a wider range of financial services to our customers. Consumer loans totaled $1.5 million, or 5.7%, of our total loans at December 31, 2002. Our consumer loans consist of automobile, personal unsecured loans, passbook, home improvement loans and equipment loans. Passbook and certificate of deposit secured loans are offered up to the maximum of the deposit balance and are due on demand.

     We offer loans for both new and used automobiles with maximum terms of five years and maximum loan amounts up to 90% of the manufacturer's suggested retail price on new cars or fair market value of the automobile on used cars. Personal unsecured loans generally are made for amounts of $2,000 or less and terms of 6 months and may have fixed or variable interest rates.

     Consumer loans may entail greater risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or secured by assets that depreciate rapidly. Repossessed collateral for a defaulted consumer loan may not be sufficient for repayment of the outstanding loan, and the remaining deficiency may not be collectible.

     Loan Solicitation, Approval and Underwriting. The Bank obtains loan customers from a variety of sources, including advertising, personal solicitation, repeat customers and referrals from existing customers, realtors, builders and others. The Bank also solicits applications for residential mortgages through its website. Although the President and Vice Presidents have authority to originate loans up to the loans-to-one borrower limits, loans other than single-family owner-occupied mortgages and residential mortgage loans in excess of $250,000 are generally submitted to the Board of Directors for approval.

     Upon receipt of a completed loan application from a prospective borrower, a credit report is ordered. Income and certain other information is verified. If necessary, additional financial information may be requested. An appraisal or other estimate of value of the real estate intended to be used as security for the proposed loan is obtained. Appraisals are prepared by outside fee appraisers who are approved by the Board of Directors.

     A title opinion or title insurance is generally required on all real estate loans. Borrowers also must obtain fire and casualty insurance. Flood insurance is also required on loans secured by property which is located in a flood zone.

     Loan Originations. The following table sets forth certain information with respect to our loan originations for the periods indicated. We have not purchased or sold any loans in the secondary market in recent years.



                                                       Year Ended December 31,
                                                      --------------------------
                                                        2002              2001
                                                      --------          --------
                                                              (In thousands)
Loans originated:
  Real estate mortgage loans:
     One- to four-family residential first........    $   9,332          $10,130
     One- to four-family residential second.......          181              227
     Multi-family.................................          450               --
     Commercial...................................          484               --
     Construction.................................          264               --
  Other loans:
     Consumer installment.........................          262              343
     Commercial...................................          110               --
     Automobile...................................          637              486
     Passbook.....................................           80              186
     Other........................................          124              170
                                                         ------           ------
        Total loans originated....................      $11,924          $11,542
                                                         ======           ======

     Loans to One Borrower. The maximum amount of loans which we may make to any one borrower may not exceed the greater of $500,000 or 15% of our unimpaired capital and unimpaired surplus. We may lend an additional 10% of our unimpaired capital and unimpaired surplus if the loan is fully secured by readily marketable collateral. Our maximum loans-to-one- borrower limit was $500,000 at December 31, 2002. At December 31, 2002, our largest loan concentration outstanding had a balance of $450,000. As a result of the conversion, we expect an increase in the Bank's legal lending limit but do not plan to increase the amount we will lend to one borrower.

Nonperforming and Problem Assets

     Loan Delinquencies. Generally when a mortgage loan becomes 15 days past due, a notice of nonpayment is sent to the borrower. If after 30 days payment is still delinquent, the borrower will receive a formal delinquency notice. The borrower will be contacted by telephone or visited personally if the loan remains delinquent after 45 days. If the loan continues in a delinquent status for 120 days past due and no repayment plan is in effect, the loan will be referred to an attorney for collection, with foreclosure commenced no later than 180 days. The customer will be notified when foreclosure is commenced. At December 31, 2002, our loans past due between 30 and 89 days totaled $30,000.

     Loans are reviewed on a monthly basis and are generally placed on a non-accrual status when the loan becomes more than 90 days delinquent or when, in our opinion, the collection of additional interest is doubtful. Interest accrued and unpaid at the time a loan is placed on nonaccrual status is charged against interest income. Subsequent interest payments, if any, are either applied to the outstanding principal balance or recorded as interest income, depending on the assessment of the ultimate collectibility of the loan.

     Nonperforming Assets. The following table sets forth information regarding non-accrual loans, accruing loans past due 90 days or more and real estate owned. The Bank did not have any troubled debt restructurings within the meaning of Statement of Financial Accounting Standards No. 15 at the dates indicated below.

                                                              At December 31,
                                                          ----------------------
                                                           2002            2001
                                                          ------          ------
                                                          (Dollars in thousands)
Loans accounted for on a non-accrual basis:(1)

  Real estate:
    One- to four-family residential first ..............    $53           $--
    One- to four-family residential second .............     --            --
    Multi-family .......................................     --            --
    Commercial .........................................     --            --
    Construction .......................................     --            --
  Other loans:
     Consumer installment ..............................     --            --
     Commercial ........................................     --            --
     Automobile ........................................     --            --
     Passbook ..........................................     --            --
     Other .............................................     --            --
                                                            ---           ---
     Total .............................................    $53           $--
                                                            ===           ===
Accruing loans which are contractually
   past due 90 days or more:

  Real estate:
    One- to four-family residential first ..............    $31           $44
    One- to four-family residential second .............     --            --
    Multi-family .......................................     --            --
    Commercial .........................................     --            --
    Construction .......................................     --            --
  Other loans: .........................................     --
     Consumer installment ..............................     --            --
     Commercial ........................................     --            --
     Automobile ........................................     --            --
     Passbook ..........................................     --             1
     Other .............................................      2             2
                                                            ---           ---
     Total .............................................    $33           $47
                                                            ===           ===
     Total nonperforming loans .........................    $86           $47
                                                            ===           ===
  Percentage of total loans ............................   0.33%         0.21%
                                                           ====          ====

  Other non-performing assets(2) .......................    $--           $17
                                                            ===           ===

--------------------
(1) Non-accrual status denotes loans on which, in the opinion of management, the collection of additional interest is unlikely. Payments received on a nonaccrual loan are either applied to the outstanding principal balance or recorded as interest income, depending on management's assessment of the collectibility of the loan.
(2) Other nonperforming assets represents property acquired by the Bank through foreclosure or repossession. This property is carried at the lower of its fair market value or the principal balance of the related loan, whichever is lower.

     During the year ended December 31, 2002, gross interest income of $897 would have been recorded on loans accounted for on a nonaccrual basis if the loans had been current throughout the period. Interest on such loans included in income during such periods amounted to $544.

     Loans which are not currently classified as non-accrual, 90 days past due or restructured but where known information about possible credit problems of borrowers causes management to have serious concerns as to the ability of the borrowers to comply with present loan repayment terms and may result in disclosure as non-accrual, 90 days past due or restructured amounted to $7,200 at December 31, 2002. This loan consisted of a six-month demand loan where the borrower had declared bankruptcy but was not 90 days delinquent.

     Classified Assets. OTS regulations provide for a classification system for problem assets of savings institutions which covers all problem assets. Under this classification system, problem assets of savings institutions such as ours are classified as "substandard," "doubtful," or "loss." An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the borrower or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the savings institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard, with the added characteristic that the weaknesses present make "collection or liquidation in full, on the basis of currently existing facts, conditions, and, values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets may be designated "special mention" because of potential weakness that do not currently warrant classification in one of the aforementioned categories.

     When a savings institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When a savings institution classifies problem assets as loss, it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. A savings institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS, which may order the establishment of additional general or specific loss allowances. A portion of general loss allowances established to cover possible losses related to assets classified as substandard or doubtful may be included in determining a savings institution's regulatory capital. Specific valuation allowances for loan losses generally do not qualify as regulatory capital.

     At December 31, 2002, we had $266,000 in loans classified as substandard and $8,000 in loans classified as doubtful. The Bank's substandard assets at December 31, 2002 consisted of six residential first mortgages with an aggregate balance of $252,000 and six consumer loans with an aggregate balance of $14,000. In each case, the loan was either 90 days past due or less than 90 days past due but involved a borrower in bankruptcy or with past delinquencies. Of these loans, $53,000 were shown on the table in the preceding section as non-accrual and $33,000 are shown as accruing 90 days or more past due at December 31, 2002. The remaining substandard loans were less than 90 days delinquent at December 31, 2002. The doubtful assets consisted of a demand note with a balance of $7,200 which was 12 days past due at December 2002 but involved a borrower in bankruptcy, which is disclosed in the preceding section as a loan about which management had serious doubts as to the ability of the borrower to repay, and an $800 consumer installment loan which was 102 days delinquent and shown as an accruing loan over 90 days past due. Reserves of $40,000 have been allocated to the substandard assets and $4,000 have been allocated to the doubtful assets.

     Foreclosed Real Estate. Real estate acquired in settlement of loans is carried at the lower of the unpaid loan balance or fair value less estimated costs to sell. Write-downs from the unpaid loan balance to fair value at the time of foreclosure are charged to the allowance for loan losses. Subsequent write-downs to fair value, net of disposal costs, are charged to other expenses. At December 31, 2002, we had no properties which we received in lieu of foreclosure.

     Allowance for Loan Losses. The allowance for loan losses is management's estimate of probable inherent credit losses in the loan and lease portfolios at the balance sheet date. The Bank determines the allowance based on ongoing evaluations. This evaluation is inherently subjective because it requires material estimates, including the amounts and timing of cash flows expected to be received on impaired loans. Those estimates may be susceptible to significant change. Increases to the allowance are made by charges to the provision for loan losses, which is reflected in the statements of loss. Loans deemed to be uncollectible are charged against the allowance. Recoveries of loans previously charged off are credited to the allowance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Critical Accounting Policies" for further discussion of the Bank's methodology for determining the allowance.

     We monitor our allowance for loan losses and make additions to the allowance as economic and other conditions dictate. Although we maintain our allowance for loan losses at a level that we consider adequate for the inherent risk of loss in our loan portfolio, actual losses could exceed the balance of the allowance for loan losses and additional provisions for loan losses could be required. In addition, our determination as to the amount of its allowance for loan losses is subject to review by the OTS, as part of its examination process. After a review of the information available, the OTS might require the establishment of an additional allowance.

     The following table sets forth an analysis of our allowance for loan losses for the periods indicated.


                                                      Year Ended December 31,
                                                     -------------------------
                                                       2002             2001
                                                     --------         --------
                                                       (Dollars in thousands)

Balance at beginning of period.................       $  105          $   60
                                                       -----           -----

Loans charged-off:
  Real estate mortgage loans:
    One- to four-family residential first......           --              28
    One- to four-family residential second.....           --              --
    Multi-family...............................           --              --
    Commercial.................................           --              --
    Construction...............................           --              --
  Other loans:
    Consumer installment.......................           15              16
    Commercial.................................           --              --
    Automobile.................................            5              --
    Passbook...................................           --              --
    Other......................................            5              11
                                                       -----           -----

Total charge-offs..............................           25              55
                                                       -----           -----

Recoveries:
  Real estate mortgage loans:
    One- to four-family residential first......           --              --
    One- to four-family residential second.....           --              --
    Multi-family...............................           --              --
    Commercial.................................           --              --
    Construction...............................           --              --
  Other loans:
    Consumer installment.......................            5               3
                                                       -----           -----
    Commercial.................................           --              --
    Automobile.................................            3              --
    Passbook...................................           --              --
    Other......................................           --               3
                                                       -----           -----
Total recoveries...............................            8               6
                                                       -----           -----

Net loans charged-off..........................           17              49
                                                       -----           -----
Provision for loan losses......................           18              94
                                                       -----           -----

Balance at end of period.......................        $ 106           $ 105

                                                       =====           =====
Ratio of net charge-offs to average
   loans outstanding during the period.........        0.07%           0.24%
                                                       =====           =====

     The following table illustrates the allocation of the allowance for loan losses for each category of loan. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other loan categories.


                                                                         At December 31,
                                                   ------------------------------------------------------------
                                                              2002                             2001
                                                   --------------------------      ----------------------------
                                                                 Percent of                         Percent of
                                                                Loans in Each                     Loans in Each
                                                                 Category to                       Category to
                                                   Amount        Total Loans        Amount          Total Loans
                                                   ------        -----------        ------          -----------
                                                                     (Dollars in thousands)
Real estate mortgage loans:
    One- to four-family residential first....      $   48           86.10%         $   50             87.97%
    One- to four-family residential second...           5            2.24               5              2.81
    Multi-family.............................          --            1.73              --              0.47
    Commercial...............................          10            3.07              10              2.10
    Construction.............................           5            0.80               5              0.30
Other loans:
    Consumer installment.....................          24            1.09              23              1.46
    Commercial...............................           3            0.39               3              0.03
    Automobile...............................           7            2.85               6              2.50
    Passbook                                           --            0.92              --              1.21
    Other....................................           4            0.81               3              1.15
                                                    -----          ------           -----            ------

     Total allowance for loan losses.........      $  106          100.00%         $  105            100.00%
                                                    =====          ======           =====            ======

Investment Activities

     Investment Securities. We are required by federal regulations to maintain a minimum amount of liquid assets which may be invested in specified short-term securities and certain other investments. The level of liquid assets varies depending upon several factors, including: (i) the yields on investment alternatives; (ii) our judgment as to the attractiveness of the yields then available in relation to other opportunities; (iii) expectation of future yield levels; and (iv) our projections as to the short-term demand for funds to be used in loan origination and other activities. At December 31, 2002, our investment securities portfolio consisted primarily of FHLB bonds of various maturities.

     Our securities at December 31, 2002 did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity, excluding those issued by the United States Government or its agencies.

     Mortgage-Backed Securities. We have invested from time to time in residential mortgage- backed securities. Mortgage-backed securities can serve as collateral for borrowings and, through repayments, as a source of liquidity. Mortgage-backed securities represent a participation interest in a pool of one- to four-family or other type of mortgages. Principal and interest payments are passed from the mortgage originators, through intermediaries (generally quasi-governmental agencies) that pool and repackage the participation interests in the form of securities, to investors such as us. Our mortgage-backed securities portfolio consists primarily of participations or pass- through certificates issued by the Government National Mortgage Association ("GNMA").

GNMA certificates are guaranteed as to principal and interest by the full faith and credit of the United States. Our mortgage-backed securities portfolio was classified as "held-to-maturity" at December 31, 2002.

     Expected  maturities  will  differ  from  contractual   maturities  due  to
scheduled repayments and because borrowers may have the right to call or prepay obligations with or without prepayment penalties.

     Mortgage-backed securities typically are issued with stated principal amounts. The securities are backed by pools of mortgages that have loans with interest rates that are within a set range and have varying maturities. The underlying pool of mortgages can be composed of either fixed-rate or adjustable mortgage loans. Mortgage-backed securities are generally referred to as mortgage participation certificates or pass-through certificates. The interest rate risk characteristics of the underlying pool of mortgages (i.e., fixed-rate or adjustable-rate) and the prepayment risk, are passed on to the certificate holder. The life of a mortgage-backed pass- through security is equal to the life of the underlying mortgages.

     The following table sets forth the carrying value of our investment securities and mortgage- backed portfolio at the dates indicated.


                                                           At December 31,
                                                       ------------------------
                                                         2002            2001
                                                       --------        --------
                                                        (Dollars in thousands)
Securities available-for-sale:
   U.S. government and agency securities........        $   --           $  754
Securities held-to-maturity:
   U.S. government and agency securities........         1,700            2,400
   Mortgage-backed securities...................           202              670
                                                        ------           ------
      Total investments.........................        $1,902           $3,824
                                                        ======           ======

     The following table sets forth the scheduled maturities, carrying values, market values and average yields for our investment portfolio at December 31, 2002.



                           One Year or Less   One to Five Years  Five to Ten Years  More than Ten Years  Total Investment Securities
                           -----------------  -----------------  -----------------  -------------------  ---------------------------
                                    Weighted           Weighted           Weighted             Weighted
                           Carrying  Average  Carrying  Average  Carrying  Average  Carrying    Average  Carrying  Market   Average
                            Value     Yield    Value     Yield    Value     Yield     Value      Yield    Value    Value     Yield
                            -----     -----    -----     -----    -----     -----     -----      -----    -----    -----     -----
                                                                    (Dollars in thousands)
Securities held
 to maturity:
  U.S. government
   and agency securities..  $400     6.05%    $1,300     5.62%     $  --     --%      $  --        --%    $1,700   $1,780     5.72%
  Mortgage-backed
   securities.............    --        --        --        --        56    8.00        146       8.44       202      217     8.32
                             ---               -----                ----               ----                 ----    -----

     Total................  $400      6.05    $1,300      5.62     $  56    8.00      $ 146       8.44    $1,902   $1,997     6.00
                             ===               =====                ====               ====                =====    =====



Sources of Funds

     Deposits are our major external source of funds for lending and other investment purposes. Funds are also derived from the receipt of payments on loans and prepayment of loans and, to a much lesser extent, maturities of investment securities and mortgage-backed securities, borrowings and operations. Scheduled loan principal repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and market conditions.

     Deposits. We attract deposits principally from within our primary market area through the offering of a selection of deposit instruments including regular savings accounts, money market accounts, and term certificate accounts. Deposit account terms vary according to the minimum balance required, the time period the funds must remain on deposit, and the interest rate. The interest rates we pay on deposits are set weekly at the direction of our senior management. Interest rates are determined based on our liquidity requirements, interest rates paid by our competitors, and our growth goals and applicable regulatory restrictions and requirements.

     Like most savings institutions, the Bank has historically relied primarily on certificates of deposit for funding. In order to attract funds in prior years, the Bank had paid higher rates on certificate accounts which caused its cost of funds to increase. Recently, the Bank has attempted to reduce its reliance on certificate accounts by attracting more transaction accounts, such as checking, NOW and money market accounts. As higher rate certificates mature, the Bank expects to reduce its cost of funds.

     At December 31, 2002, time certificates in amounts of $100,000 or more constituted $3.5 million, or 12.6%, of our total deposit base. The majority of these certificates represent deposits from long-standing customers.

     At December 31, 2002, our deposits were represented by the various types of savings programs described below.


Interest     Minimum                                         Minimum          Balances       Percentage of
  Rate*       Term              Category                     Balance       (in thousands)   Total Deposits
  -----       ----              --------                     -------       --------------   --------------

0.00%        None           Basic checking                   $   100         $1,430             5.08%
0.50         None           Passbook savings                      25          3,169            11.27
0.25         None           NOW accounts                         100          1,107             3.94
0.75         None           Money market account               1,500          2,072             7.37

                            Certificates of Deposit
                            -----------------------
1.76         91 day         Fixed-term, fixed-rate             1,000            794             2.82
1.95         182 day        Fixed-term, fixed-rate             1,000          1,821             6.47
2.27         9 month        Fixed-term, fixed-rate             1,000          1,162             4.13
2.50         1 year         Fixed-term, fixed-rate             1,000          3,438            12.22
2.76         18 month       Fixed-term, fixed-rate             1,000            397             1.41
3.14         23 month       Fixed-term, fixed-rate             1,000            223             0.79
3.98         2 year         Fixed-term, fixed-rate             1,000          1,081             3.84
3.73         24 month       Fixed-term, fixed-rate             1,000            543             1.93
4.46         30 month       Fixed-term, fixed-rate             1,000            863             3.07
4.86         3 year         Fixed-term, fixed-rate             1,000          2,952            10.50
4.91         4 year         Fixed-term, fixed-rate             1,000            397             1.41
5.73         5 year         Fixed-term, fixed-rate             1,000          5,029            17.88
2.40         IRA            Fixed-term, fixed-rate             1,000          1,615             5.74
7.64         Other                                                               35             0.13
                                                                             ------          -------
                            Total certificates of deposit                   $20,350            72.34
                                                                             ------          -------
                                                                            $28,128          100.00%
                                                                             ======          ======

------------------
*    Represents weighted average interest rate.

     The following table sets forth the average balances and interest rates based on month-end balances for interest-bearing demand deposits and time deposits as of the dates indicated.


                                                             Year Ended December 31,
                                                -----------------------------------------------
                                                        2002                       2001
                                                -----------------------------------------------
                                                Average      Average       Average      Average
                                                Balance       Rate         Balance       Rate
                                                -------      -------       -------      -------
                                                             (Dollars in thousands)

Non interest-bearing demand.................    $ 1,202         --%       $ 1,033          --%
Interest-bearing demand.....................      2,892       0.91%         2,488        1.90%
Passbook savings............................      3,363       0.65%         2,746        1.82%
Certificates of deposit.....................     20,230       4.43%        19,787        4.46%
                                                 ------                    ------

     Total..................................    $27,687                   $26,054
                                                 ======                    ======

     The following table sets forth our time certificates classified by interest rate at the dates indicated.


                                      At December 31,
                                 ------------------------
                                   2002            2001
                                 --------       ---------
                                  (Dollars in thousands)
Interest Rate
0.00-1.99%.............          $  1,993       $     13
2.00-3.99%.............             9,440          7,009
4.00-5.99%.............             5,579          7,013
6.00-7.99%.............             3,328          5,865
8.00-9.99%.............                10             10
  Total................           $20,350        $19,910

     The following table sets forth the amount and maturities of our time certificates at December 31, 2002.


                                                             Amount Due
                            --------------------------------------------------------------------------------
                            Less Than          One to            Two to             After
Rate                         One Year         Two Years        Three Years       Three Years           Total
----                        ---------         ---------        -----------       -----------           -----
                                                             (In thousands)

0.00-1.99%.............     $  1,993          $     --         $      --         $      --          $  1,993
2.00-3.99%.............        6,629             1,949               821                41             9,440
4.00-5.99%.............        1,594             1,714                90             2,181             5,579
6.00-7.99%.............          702               190             2,195               241             3,328
8.00-9.99%.............           10                --                --                --                10
                             -------           -------          --------          --------           -------
  Total................     $ 10,928          $  3,853         $   3,106         $   2,463          $ 20,350
                             =======           =======          ========          ========           =======


     The following table sets forth our deposit activity for the periods indicated:


                                                                   Increase
                                                                  (Decrease)
                                       Balance at                    from         Balance at
                                      December 31,      % of     December 31,    December 31,       % of
                                          2002        Deposits       2001            2001         Deposits
                                      ------------    --------   ------------    ------------     --------
                                                           (Dollars in thousands)

Basic checking...................        $ 1,430        5.08%      $  415          $ 1,015          3.81%
NOW accounts.....................          1,107        3.94          174              933          3.51
Money markets....................          2,072        7.37          330            1,742          6.55
Passbook savings.................          3,169       11.27          158            3,011         11.31
Certificates of deposit..........         20,350       72.34          440           19,910         74.82
                                          ------      ------        -----           ------        ------
    Total........................        $28,128      100.00%      $1,517          $26,611        100.00%
                                          ======      ======        =====           ======        ======


     The following table indicates the amount of our time certificates of $100,000 or more by original maturity as of December 31, 2002.


                                                             Certificates
Maturity Period                                              of Deposits
---------------                                              -----------
                                                            (In thousands)

Three months or less..................................         $   508
Over three through six months.........................             201
Over six through 12 months............................             870
Over 12 months........................................           1,957

                                                               $ 3,536

     Borrowings. Advances (borrowings) may be obtained from the FHLB of Cincinnati to supplement our supply of lendable funds. Advances from the FHLB of Cincinnati are typically secured by a pledge of our stock in the FHLB of Cincinnati, a portion of our first mortgage loans and other assets. Each FHLB credit program has its own interest rate, which may be fixed or adjustable, and range of maturities. At December 31, 2002, we did not have any borrowings outstanding.

     The following table sets forth certain information at the dates and for the periods indicated regarding the Bank's FHLB advances which were its only class of borrowings outstanding during the past two fiscal years.


                                                                         Year Ended December 31,
                                                                         -----------------------
                                                                           2002           2001
                                                                         --------       --------
Amounts outstanding at end of period..................................   $    --        $ 1,000
Weighted average rate paid ...........................................      2.47%          4.17%
Maximum amount of borrowings outstanding at any month end.............   $ 1,000        $ 1,000
Average borrowings outstanding (1)....................................   $   530        $   540
Approximate weighted average rate paid (1)............................      2.47%          4.17%

-------------
(1)  Based on month-end balances.

Competition

     We compete for deposits with other insured financial institutions such as local commercial banks, thrift institutions, credit unions and multi-state regional banks in our market area. We also compete for funds with insurance products sold by local agents and investment products such as mutual funds and other securities sold by local and regional brokers. According to data from the FDIC, we held approximately 5% of FDIC-insured deposits in Hopkins County as of June 30, 2002, the latest date for which such data was available. Such data does not cover deposits held by credit unions. We have historically competed for deposits by paying higher rates than our local competitors.

     Our competition for loans depends on market conditions and the type of lending. Our competition for residential mortgages comes primarily from mortgage bankers and brokers who primarily originate long-term fixed-rate loans on behalf of secondary market investors. While we also originate long-term, fixed-rate loans on behalf of secondary market investors, our principal residential mortgage loan offerings are our various ARM loans which we market based on flexibility of terms and superior service. We compete primarily against other local depository institutions for commercial and multi-family real estate loans. We compete for these lending opportunities primarily on the basis of our flexibility and responsiveness as a locally owned and oriented community bank. We compete against other local financial institutions and a variety of other lenders including finance companies and automobile dealers for consumer loans and second mortgages. We generally compete for these loans based on our variety of lending solutions, customer relationships and quality of service.

Properties

     The following table sets forth certain information regarding our main office, which is our only location.


                                               Book Value at
                           Year    Owned or     December 31,    Approximate
                          Opened    Leased          2002       Square Footage
                          ------    ------          ----       --------------
                                        (Dollars in thousands)

Main Office:
240 South Main Street
Madisonville, KY 42431     1959      Owned          $ 28           4,200


     The book value of the Bank's investment in premises and equipment totaled $773,000 at December 31, 2002. See Note 5 of Notes to Financial Statements.

     On April 11, 2003, the Bank acquired a property located at 2400 North Main Street in Madisonville for a future branch location. The two-acre property includes an existing building with over 4200 square feet of ground level space and a paved parking lot. The purchase price was $360,000. The Bank estimates that it will invest an additional $500,000 to remodel and equip the existing structure to serve as a branch. The Bank expects to finance these expenditures from cash on hand and existing cash flows. The Bank expects to begin remodeling by year end.

Personnel

     At December 31, 2002, we had 12 full-time and no part-time employees. None of our employees are represented by a collective bargaining group. We believe that our relationship with our employees is good.

Legal Proceedings

     We are, from time to time, a party to legal proceedings arising in the ordinary course of our business, including legal proceedings to enforce our rights against borrowers. We are not currently a party to any legal proceedings which are expected to have a material adverse effect on our financial statements.

                                   REGULATION

     Set forth below is a brief description of certain laws which relate to us. The description is not complete and is qualified in its entirety by references to applicable laws and regulations.

General

     As a federally chartered, SAIF-insured savings institution, the Bank is subject to extensive regulation by the OTS and the FDIC. The Bank's lending activities and other investments must comply with various federal and state statutory and regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements. The FDIC also has authority to conduct periodic examinations. We must file reports with the OTS describing our activities and our financial condition, and we must obtain approvals from regulatory authorities before entering into certain transactions, such as the conversion or mergers with other financial institutions. We are also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve System"). Our relationship with our depositors and borrowers is also regulated to a great extent by federal and state law, especially in such matters as the ownership of savings accounts and the form and content of our mortgage documents. This supervision and regulation is primarily intended to protect depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in regulations, whether by the OTS, the FDIC or any other government agency, could have a material adverse impact on our operations.

Regulation of the Bank

     Insurance of Deposit Accounts. The FDIC maintains two separate funds for the insurance of deposits up to prescribed statutory limits. The Bank Insurance Fund ("BIF") insures the deposits of commercial banks and the SAIF insures the deposits of savings associations. We are a member of the SAIF. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to its target level within a reasonable time and may decrease such assessment rates if such target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments are set within a range, based on the risk the institution poses to its deposit insurance fund. This risk level is determined based on the institution's capital level and the FDIC's level of supervisory concern about the institution.

     Regulatory Capital Requirements. OTS capital regulations require savings institutions to meet three capital standards: (1) tangible capital equal to at least 1.5 % of total adjusted assets, (2) core capital equal to at least 3.0% of total adjusted assets, and (3) total risk-based capital equal to at least 8.0% of total risk-weighted assets. In addition, the OTS may require that a savings institution that has a risk-based capital ratio less than 8.0%, a ratio of Tier 1 capital to risk- weighted assets of less than 4.0% or a ratio of Tier 1 capital to adjusted total assets of less than 4.0% (3.0% if the institution has received the highest rating on its most recent examination) take certain actions to increase its capital ratios. If the institution's capital is significantly below the minimum required levels or if it is unsuccessful in increasing its capital ratios, the OTS may significantly restrict its activities.

     Core capital is defined as common stockholders' equity (including retained earnings), non- cumulative perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, certain non-withdrawable accounts and pledged deposits of mutual savings associations and qualifying supervisory goodwill, less intangible assets (other than core deposit intangibles, servicing assets, purchased credit card relationships and other qualifying intangible assets) and investments in certain subsidiaries. Tier 1 has the same definition as core capital. Tangible capital is defined as core capital less supervisory goodwill, non-mortgage servicing assets and purchased credit card relationships and less certain investments in subsidiaries.

     Total risk-based capital equals the sum of core capital plus supplementary capital. The components of supplementary capital include, among other items, cumulative perpetual preferred stock, perpetual subordinated debt, mandatory convertible subordinated debt, intermediate-term preferred stock, and the portion of the allowance for loan losses not designated for specific loan losses. Overall, supplementary capital is limited to 100% of core capital. A savings institution must calculate its risk-weighted assets by multiplying each asset and off-balance sheet item by various risk factors as determined by the OTS, which range from 0% for cash to 100% for delinquent loans, property acquired through foreclosure, commercial loans, and other assets. At December 31, 2002, we were in compliance with all regulatory capital requirements as is shown in the table below.

                                                             Percent of
                                              Amount         Assets(1)
                                              ------         ---------
                                              (Dollars in thousands)

Tangible capital...........................    $1,749          5.83%
Tangible capital requirement...............       450          1.50
                                                -----         -----
   Excess..................................    $1,299          4.33%
                                                =====         =====

Core capital...............................    $1,749          5.83%
Core capital requirement(2)................     1,199          4.00
                                                -----         -----
   Excess..................................    $  550          1.83%
                                                =====         =====

Total risk-based capital...................    $1,855         11.12%
Total risk-based capital requirement.......     1,335          8.00
                                                -----         -----
   Excess..................................    $  520          3.12%
                                                =====         =====
----------------
(1) Based on adjusted total assets for purposes of the tangible capital and core capital requirements and risk-weighted assets for purpose of the total risk-based capital requirement.
(2) Reflects the capital requirement which the Bank must satisfy to avoid regulatory restrictions that may be imposed pursuant to prompt corrective action regulations.

     The Bank  currently  meets the  criteria to be treated as well  capitalized under  OTS  regulations.  As a well  capitalized  institution,  the  Bank is not subject to various sanctions that may be imposed on undercapitalized institutions. As long as the Bank is well capitalized or adequately capitalized, it may be eligible for expedited treatment of its regulatory applications and lower examination and deposit insurance assessment rates.

     OTS rules require a deduction from capital for savings institutions with certain levels of interest rate risk. The OTS calculates the sensitivity of an institution's net portfolio value based on data submitted by the institution in a schedule to its quarterly Thrift Financial Report and using the interest rate risk measurement model adopted by the OTS. The amount of the interest rate risk component, if any, deducted from an institution's total capital is based on the institution's Thrift Financial Report filed two quarters earlier. The OTS has indefinitely postponed implementation of the interest rate risk component, and the Bank has not been required to determine whether it will be required to deduct an interest rate risk component from capital.

     Dividend and Other Capital Distribution Limitations. OTS regulations will require the Bank to give the OTS 30 days advance notice of any proposed declaration of dividends to the Company. The OTS may prohibit the payment of dividends to the Company. In addition, we may not declare or pay a cash dividend on our capital stock if the effect would be to reduce our regulatory capital below the amount required for the liquidation account to be established at the time of the conversion. See "The Conversion -- Effects of Conversion to Stock Form on Depositors and Borrowers of Community First Bank --Liquidation Account."

     Savings associations must submit notice to the OTS prior to making a capital distribution (which includes dividends, stock repurchases and amounts paid to stockholders in another institution in a cash merger) if (a) they would not be well capitalized after the distribution, (b) the distribution would result in the retirement of any of the association's common or preferred stock or debt counted as its regulatory capital, or (c) the association is a subsidiary of a holding company. A savings association must make application to the OTS to pay a capital distribution if (x) the association would not be adequately capitalized following the distribution, (y) the association's total distributions for the calendar year exceed the association's net income for the calendar year to date plus its net income (less distributions) for the preceding two years, or (z) the distribution would otherwise violate applicable law or regulation or an agreement with or condition imposed by the OTS.

     A savings institution is prohibited from making a capital distribution if, after making the distribution, the savings institution would be undercapitalized (i.e., not meet any one of its minimum regulatory capital requirements). Further, a savings institution cannot distribute regulatory capital that is needed for its liquidation account.

     Qualified Thrift Lender Test. Savings institutions must meet a Qualified Thrift Lender test. To satisfy the test, we must either (i) qualify as a "domestic building and loan association" under the Internal Revenue Code by maintaining at least 60% of our total assets in specified types of assets, including cash, certain government securities, loans secured by and other assets related to residential real property, educational loans and investments in premises of the institution or (ii) maintain at least 65% of our portfolio assets (total assets less intangible assets, property we use in conducting our business and liquid assets in an amount not exceeding 20% of total assets) in Qualified Thrift Investments. Qualified Thrift Investments consist primarily of residential mortgage loans and mortgage-backed and other securities related to domestic, residential real estate or manufactured housing. The shares of stock we own in the FHLB of Cincinnati also qualify as Qualified Thrift Investments. Subject to an aggregate limit of 20% of portfolio assets, we may also count the following as Qualified Thrift Investments: (i) 50% of the dollar amount of residential mortgage loans originated for sale, (ii) investments in the capital stock or obligations of any service corporation or operating subsidiary as long as such subsidiary derives at least 80% of its revenues from domestic housing related activities, (iii) 200% of the dollar amount of loans and investments to purchase, construct or develop "starter homes," subject to certain other restrictions, (iv) 200% of the dollar amount of loans for the purchase, construction or development of domestic residential housing or community centers in "credit needy" areas or loans for small businesses located in such areas, (v) loans for the purchase, construction or development of community centers, (vi) loans for personal, family, household or educational purposes, subject to a maximum of 10% of portfolio assets, and
(vii) shares of the Federal Home Loan Mortgage Corporation or the Federal National Mortgage Association stock.

     If we satisfy the test, we will continue to enjoy full borrowing privileges from the FHLB of Cincinnati. If we do not satisfy the test we may lose our borrowing restrictions and be subject to activities and branching restrictions applicable to national banks. Compliance with the Qualified Thrift Lender test is determined on a monthly basis in nine out of every 12 months. As of December 31, 2002, we were in compliance with our Qualified Thrift Lender requirement.

     Transactions With Affiliates. Generally, transactions between a savings institution and its affiliates are subject to certain limitations. Such transactions must be on terms as favorable to the savings institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to an aggregate percentage of the savings institution's capital. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from the savings institution. Our affiliates include the Company and any company which would be under common control with us. In addition, a savings institution may not extend credit to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of any affiliate that is not a subsidiary. The OTS has the discretion to treat subsidiaries of savings institution as affiliates on a case-by-case basis.

     Loans to Directors, Executive Officers and Principal Stockholders. Our loans to our directors, executive officers and, subsequent to the conversion, our principal stockholders may not be made on terms more favorable than those afforded to other borrowers, except loans made as part of a benefit or compensation program widely available to our employees and which does not give more preferential terms to directors, executive officers or principal stockholders than to other employees. In addition, we cannot make loans in excess of certain levels to directors, executive officers or 10% or greater stockholders (or any of their affiliates) unless the loan is approved in advance by a majority of our Board of Directors with any "interested" director not voting. We are also prohibited from paying any overdraft of any of our executive officers or directors. We are also subject to certain other restrictions on the amount and type of loans to executive officers and directors and must annually report such loans to our regulators.

     Federal Home Loan Bank System. The Bank is a member of the FHLB of Cincinnati, which is one of 12 regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings institutions and proceeds derived from the sale of consolidated obligations of the FHLB System. It makes loans to members (i.e., advances) in accordance with policies and procedures established by the Board of Directors of the FHLB.

     As a member, the Bank is required to purchase and maintain stock in the FHLB of Cincinnati in an amount equal to at least 1% of its aggregate unpaid residential mortgage loans, home purchase contracts or similar obligations at the beginning of each year, or 1/20 of its advances from the FHLB of Cincinnati, whichever is greater. At December 31, 2002, we had $634,000 in FHLB stock, at cost, which was in compliance with this requirement.

     Federal Reserve System. The Federal Reserve System requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts (primarily checking, NOW and Super NOW checking accounts) and non-personal time certificates. At December 31, 2002, the Bank's reserves met the minimum level required by the Federal Reserve System.

Holding Company Regulation

     General. The Company will be required to register and file reports with the OTS and will be subject to regulation and examination by the OTS. In addition, the OTS will have enforcement authority over the Company and any non-savings institution subsidiaries. This will permit the OTS to restrict or prohibit activities that it determines to be a serious risk to us. This regulation is intended primarily for the protection of our depositors and not for the benefit of you, as stockholders of the Company.

     The Company will also be required to file certain reports with, and comply with the rules and regulations of, the SEC under the federal securities laws.

     Activities Restrictions. As a savings and loan holding company formed after May 4, 1999, the Company and its non-savings association subsidiaries are subject to statutory and regulatory restrictions on their business activities. Under the Home Owners' Loan Act, as amended by the Gramm-Leach-Bliley Act (the "GLB Act"), the non-banking activities of the Company are restricted to certain activities specified by statute or OTS regulation, which include performing services and holding properties used by a savings association subsidiary, activities authorized for multiple savings and loan holding companies as of March 5, 1987, and non-banking activities permissible for bank holding companies pursuant to the Bank Holding Company Act of 1956 (the "BHC Act") or authorized for financial holding companies pursuant to the GLB Act. Furthermore, no company may acquire control of the Bank unless the acquiring company was a unitary savings and loan holding company on May 4, 1999 (or became a unitary savings and loan holding company pursuant to an application pending as of that date) or the company is only engaged in activities that are permitted for multiple savings and loan holding companies or for financial holding companies under the BHC Act as amended by the GLB Act.

     Restrictions on Acquisitions. The Company must obtain approval from the OTS before acquiring control of any other savings institution or savings and loan holding company, substantially all the assets thereof or in excess of 5% of the outstanding shares of another savings institution or savings and loan holding company. The Company's directors and officers or persons owning or controlling more than 25% of the Company's stock, must also obtain approval of the OTS before acquiring control of any savings institution or savings and loan holding company.

     The OTS may only approve acquisitions that will result in the formation of a multiple savings and loan holding company which controls savings institutions in more than one state if: (i) the multiple savings and loan holding company involved controls a savings institution which operated a home or branch office in the state of the institution to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings institution pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or
(iii) the statutes of the state in which the institution to be acquired is located specifically permit institutions to be acquired by state-chartered institutions or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings institutions).

     Federal Securities Law. The Company has filed with the SEC a Registration Statement under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the common stock. Upon completion of the conversion, the common stock will be registered with the SEC under the Exchange Act and, under OTS regulations, generally may not be deregistered for at least three years thereafter. The Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the Exchange Act.

     The registration under the Securities Act of the common stock does not cover the resale of such shares. Shares of the common stock purchased by persons who are not affiliates of the Company may generally be resold without registration. Shares purchased by an affiliate of the Company will be subject to certain resale restrictions. As long as the Company meets the current public information requirements, each affiliate of the Company who complies with the other conditions would be able to sell a limited number of shares based upon the number of shares outstanding and the average trading volume for the common stock.

     Sarbanes-Oxley Act of 2002. On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the "Act") which mandated a variety of reforms intended to address corporate and accounting fraud. The Act provides for the establishment of a new Public Company Accounting Oversight Board ("PCAOB"), which will enforce auditing, quality control and independence standards for firms that audit SEC-reporting companies and will be funded by fees from all SEC reporting companies. The Act imposes higher standards for auditor independence and restricts provision of consulting services by auditing firms to companies they audit. Any non- audit services being provided to an audit client will require preapproval by the Company's audit committee members. In addition, certain audit partners must be rotated periodically. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the Board of Directors or the Board itself.

     Longer prison terms will also be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executive prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from trading during retirement plan "blackout" periods, and loans to company executives are restricted. In addition, a provision directs that penalties levied by the SEC as a result of any judicial or administrative action under the Act be deposited in a fund for the benefit of harmed investors. Directors and executive officers must also report most changes in their ownership of a company's securities within two business day of the change.

     The Act also increases the oversight and authority of audit committees of publicly traded companies. Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, all SEC reporting companies must disclose whether at least one member of the committee is a "financial expert" (as such term is defined by the SEC rules) and if not, why not. Audit committees of publicly traded companies will have authority to retain their own counsel and other advisors funded by the company. Audit committees must establish procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters and procedures for confidential, anonymous submission of employee concerns regarding questionable accounting or auditing matters.

     Beginning  six months  after the SEC  determines  that the PCAOB is able to carry out its functions, it will be unlawful for any person that is not a registered public accounting firm ("RPAF") to audit an SEC-reporting company. Under the Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the Company's financial statements for the purpose of rendering the financial statement's materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to stockholders. The Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the Company's internal controls. In addition, the Act requires that each financial report required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.

     Although the Company anticipates it will incur additional expenses in complying with the provisions of the Act and the related rules, management does not expect that such compliance will have a material impact on the Company's financial condition or results of operations.

                                    TAXATION

Federal Taxation

     The Bank is subject to the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), in the same general manner as other corporations. However, prior to August 1996, savings institutions such as the Bank, which met certain definitional tests and certain other conditions prescribed by the Code could benefit from certain favorable provisions regarding their deductions from taxable income for annual additions to their bad debt reserve. The amount of the bad debt deduction that a qualifying savings institution could claim for tax purposes with respect to additions to its reserve for bad debts for "qualifying real property loans" could be based upon our actual loss experience (the "experience method") or as a percentage of our taxable income (the "percentage of taxable income method"). Historically, we used the method that would allow us to take the largest deduction.

     In August 1996, the Code was revised to equalize the taxation of savings institutions and banks. Savings institutions, such as the Bank, no longer have a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Thrifts with $500 million of assets or less may still use the experience method, which is generally available to small banks currently. Larger thrifts may only take a tax deduction when a loan is actually charged off. Any reserve amounts added after 1987 will be taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 are generally not taxed. A savings institution may delay recapturing into income its post-1987 bad debt reserves for an additional two years if it meets a residential-lending test. This law is not expected to have a material impact on us. At December 31, 2002, we had $525,000 of post-1987 bad-debt reserves.

     Earnings appropriated to our bad debt reserve and claimed as a tax deduction including our supplemental reserves for losses will not be available for the payment of cash dividends or for distribution (including distributions made on dissolution or liquidation), unless we include the amount in income, along with the amount deemed necessary to pay the resulting federal income tax. If such amount is used for any purpose other than bad debt losses, including a dividend distribution or a distribution in liquidation, it will be subject to federal income tax at the then current rate.

     The Code imposes a tax ("AMT") on alternative minimum taxable income ("AMTI") at a rate of 20%. AMTI is increased by certain preference items, including the excess of the tax bad debt reserve deduction using the percentage of taxable income method over the deduction that would have been allowable under the experience method. Only 90% of AMTI can be offset by net operating loss carryovers of which we currently have $557,000. AMTI is also adjusted by determining the tax treatment of certain items in a manner that negates the deferral of income resulting from the regular tax treatment of those items. Thus, our AMTI is increased by an amount equal to 75% of the amount by which our adjusted current earnings exceeds our AMTI (determined without regard to this adjustment and prior to reduction for net operating losses). In tax years beginning after December 31, 1997, a "small" corporation will not be subject to the AMT because its tentative minimum tax will be treated as zero. For a tax year beginning in 1998, a corporation that has had average annual gross receipts of $5,000,000 or less for its 1995-1997 tax years will be a small corporation. Once a corporation is recognized as a small corporation, it will continue to be exempt from AMT as long as its average annual gross receipts for the prior 3-year period is not in excess of $7,500,000. If a corporation ceases to be a small corporation, the AMT will apply prospectively only.

     The Company may exclude from its income 100% of dividends received from us as a member of the same affiliated group of corporations. A 70% dividends received deduction generally applies with respect to dividends received from corporations that are not members of such affiliated group, except that an 80% dividends received deduction applies if the Company owns more than 20% of the stock of a corporation paying a dividend. The above exclusion amounts, with the exception of the affiliated group figure, were reduced in years in which we availed our self of the percentage of taxable income bad debt deduction method.

     Our federal income tax returns have not been audited by the IRS during the past five years.

State Taxation

     The Commonwealth of Kentucky imposes an annual franchise tax on financial institutions regularly engaged in business in Kentucky at any time during the calendar year. This tax is 1.1% of the financial institution's adjusted net capital. For purposes of this tax, net capital is defined as the aggregate of the Bank's capital stock, paid-in capital, retained earnings and net unrealized gains or losses on securities designated as available-for-sale less an amount equal to the five-year average of the percentage that the book value of any United States obligations held by the Bank bears to the book value of the Bank's total assets. Financial institutions which are subject to tax both within and without Kentucky must apportion their net capital. For the year ended December 31, 2002, the amount of such expense for Community First Bank was approximately $25,000.

                   MANAGEMENT OF COMMUNITY FIRST BANCORP, INC.

     The Company's Board of Directors consists of the same individuals who serve as directors of Community First Bank. The Company's articles of incorporation and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Our officers will be elected annually by the Board and serve at the Board's discretion.

     The following individuals will serve as executive officers of the Company.


Name                              Position(s) with the Company
----                              ----------------------------

William M. Tandy                  President and Chief Executive Officer
Marilyn A. Locke                  Vice President
Michael D. Wortham                Vice President and Secretary and Treasurer


                       MANAGEMENT OF COMMUNITY FIRST BANK

Directors and Executive Officers

     The Bank's Board of Directors is composed of nine members, each of whom serves for a term of three years. The proposed stock charter and bylaws require that directors be divided into three classes, as nearly equal in number as possible. Each class of directors serves for a three-year period, with approximately one-third of the directors elected each year. Officers are elected annually by our Board and serve at the Board's discretion.

     The following table sets forth information with respect to our directors and executive officers, all of whom will continue to serve in the same capacities after the conversion.


                           Age as of
                         December 31,                                           Director         Term
Name                         2002         Position(s) with the Bank               Since        Expires
----                     ------------     -------------------------             --------       -------

William M. Tandy              47          President and Chief Executive             2001         2004
                                          Officer; Director
Michael D. Wortham            32          Vice President; Secretary                 1998         2005
                                          Treasurer and Director
Ralph T. Teague               84          Vice Chairman of the Board;               1979         2005
                                          Director
Paul W. Arison                51          Director                                  1998         2006
Charlotte E. Baldwin          71          Director                                  1991         2006
Steven E. Carson              51          Director                                  1991         2004
Charles G. Ramsey             51          Director                                  2001         2005
J. Craig Riddle               78          Director                                  1970         2004
Charles B. Vaughn             55          Director                                  1999         2006
Marilyn A. Locke              54          Vice President                             N/A          N/A



     The business experience for the past five years of each of the directors and executive officers is as follows:

     William M. Tandy has served as President and Chief Executive officer of the Bank from November 2001 to the present. From 1993 to 2001, Mr. Tandy served as President of Hacienda Bank, Santa Maria, California. Mr. Tandy has been in the banking industry since 1974 and has been brought in as Chief Executive Officer by three different banks to successfully effect turnarounds. Mr. Tandy is a member of the Madisonville Rotary Club and is past president of the Santa Maria Valley Economic Association and a past board member of the Santa Maria Chamber of Commerce and the Santa Barbara County Workforce Investment Board.

     Michael D. Wortham has been employed with the Bank since 1994 and currently serves as the Bank's Loan Officer, Compliance Officer, Secretary and Treasurer. Mr. Wortham has served as a board member with the Madisonville Chamber of Commerce and the United Way and as President of the Kiwanis Club.

     Ralph T. Teague is a retired coal company executive. He is active in the Madisonville Kiwanis Club.

     Paul W. Arison has been employed in the Commissary at the Hopkins County Detention Facility since 2001. Prior to that time, he managed Kuester's Hardware Store in Madisonville. Mr. Arison is active in the local Kiwanis Club.

     Charlotte E. Baldwin retired as Vice President - Municipal and Public Unit Sales for Cadre Securities in 1993. She had previously been a trust officer at the First National Bank of Louisville. Ms. Baldwin was the Mayor of Madisonville from 1978 to 1984 and served as the Kentucky Secretary of Natural Resources from 1984 to 1987. She is a member of the Hopkins County Reapportionment Committee, the Madisonville Chamber of Commerce and the Madisonville Community College -- Growth Committee. Ms. Baldwin is a trustee of the University of Evansville. She is a member of the Finance and Visitation Committees of the First United Methodist Church in Madisonville where she is also a Discipleship Class leader. Ms. Baldwin is also a Bible Study Leader in a local Ecumenical Group.

     Steven E. Carson is the owner/operator of Barnett-Strother Funeral Home, Inc., in Madisonville. Mr. Carson has been active with the Lions Club and Salvation Army.

     Charles G. Ramsey is Vice President - Finance and Chief Financial Officer of the Renshaw Automotive Group in Hopkinsville, Kentucky. He is active in the Kiwanis Club and a member of the Chamber of Commerce. Mr. Ramsey is a Certified Public Accountant.

     J. Craig Riddle is a retired insurance agent. Mr. Riddle was the owner and principal of the J. Craig Riddle Insurance Co., a full line insurance broker in Madisonville, Kentucky. Mr. Riddle is a founding member of the Kentucky Lake Sailing Club.

     Charles B. Vaughn is the President and co-owner of Happy's of Madisonville, an office equipment dealer located in Madisonville. Mr. Vaughn is a member of the board of the Madisonville Chamber of Commerce, is a member of the Kiwanis Club and has been active with the United Way.

     Marilyn A. Locke has been employed by the Bank since 1974 and currently serves as its Vice President and Mortgage Officer. She is active with the Rotary Club and March of Dimes.

Meetings of the Board of Directors

     The Board of Directors conducts its business through meetings of the Board and through activities of its committees. During the year ended December 31, 2002, the Board of Directors held 12 regular meetings and met informally on a weekly basis. The Board of Directors does not currently have any separate committees. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served during the year ended December 31, 2002.

Director Compensation

     Directors (including directors who are also employees) receive a monthly fee of $400. Total fees paid to the directors for the year ended December 31, 2002 were $43,200.

Executive Compensation

     Summary Compensation Table. The following table sets forth the cash and non-cash compensation awarded to or earned by our chief executive officer for the year ended December 31, 2002. No other employee earned in excess of $100,000 for the year ended December 31, 2002.

     Name and           Fiscal      Annual Compensation      All Other
                                    -------------------
Principal Position       Year       Salary       Bonus      Compensation(1)
------------------       ----       ------       -----      --------------

William M. Tandy         2002       $100,000     $  --        $10,800
President
----------------

(1)  Consists of $4,800 in directors fees and $6,000 automobile allowance.

     Employment and Severance Agreements. We have entered into an employment agreement with our President, William M. Tandy. The agreement has a term of three years which may be extended for an additional one-year period on each anniversary date if the Board of Directors determines that Mr. Tandy has met the requirements of the Board. Mr. Tandy's base salary under the employment agreement is $100,000. Mr. Tandy is also eligible to receive bonuses of 7% of the Bank's quarterly net profits. His agreement is terminable by us for "just cause" as defined in the agreement. If we terminate Mr. Tandy without just cause or if Mr. Tandy terminates his employment for "good reason," he will be entitled to a continuation of his salary from the date of termination through the remaining term of the agreement, plus an additional 12 months. If Mr. Tandy shall become disabled during the term of his agreement, he shall continue to receive payment of 100% of the base salary for a period of up to 180 days. Such payments shall not be reduced by any other benefit payments made under other disability program in effect for our employees. If Mr. Tandy's employment terminates for a reason other than just cause, he will be entitled to purchase from us family medical insurance through any group health plan maintained by us. Mr. Tandy's agreement also contains a provision stating that in the event of the termination of employment in connection with any change in control of the Company or us, Mr. Tandy will be paid a lump sum amount equal to 2.99 times his five-year average annual taxable cash compensation. We may also enter into change-in-control severance agreements with Mr. Wortham and Ms. Locke. These agreements would provide that Mr. Wortham and Ms. Locke would receive a similar payment in the event of a change in control. If such payments had been made under the agreements as of December 31, 2002, such payments would have equaled approximately $300,000, $114,000 and $120,000, respectively. The aggregate payments that would have been made to them would be an expense to us, thereby reducing our net income and our capital by that amount.

Future Stock Benefit Plans

     Stock Option Plan. We intend to adopt a stock option plan (the Option Plan) following the conversion, subject to approval by the Company's stockholders at a meeting to be held no sooner than six months after the conversion. If the Option Plan is adopted during the first year following the conversion, the Option Plan would be in compliance with the OTS conversion regulations in effect. See " -- Restrictions on Stock Benefit Plans." If the Option Plan is adopted more than one year after the conversion, the Option Plan will not be subject to such OTS regulations and policies. If the Option Plan is implemented within one year after the conversion, in accordance with OTS regulations, a number of shares equal to 10% of the aggregate shares of common stock to be issued in the offering (i.e., 21,000 shares based upon the sale of 210,000 shares at the midpoint of the Estimated Valuation Range) would be reserved for issuance by the Company upon exercise of stock options or stock appreciation rights ("SARs") to be granted to our officers, directors and employees from time to time under the Option Plan. The purpose of the Option Plan would be to provide additional performance and retention incentives to certain officers, directors and employees by facilitating their purchase of a stock interest in the Company. Under the OTS conversion regulations, the Option Plan would provide for a term of 10 years, after which no awards could be made, unless earlier terminated by the Board of Directors pursuant to the Option Plan. The options would vest over a five-year period (i.e., 20% per year), beginning one year after the date of grant of the option. Options would expire no later than 10 years from the date granted and would expire earlier if the Option Committee so determines or in the event of termination of employment. Options would be granted based upon several factors, including seniority, job duties and responsibilities, job performance, our financial performance and a comparison of awards given by other savings institutions converting from mutual to stock form.

     The Company would receive no monetary consideration for the granting of stock options or SARs under the Option Plan. It would receive the option price for each share issued to optionees upon the exercise of such options. Shares issued as a result of the exercise of options will be either authorized but unissued shares or shares purchased in the open market by the

Company. However, no purchases in the open market will be made that would violate applicable regulations restricting purchases by the Company. The exercise of options and payment for the shares received would contribute to the equity of the Company.

     Management Recognition Plan. We intend to adopt the MRP following the conversion, the objective of which is to enable us to retain personnel and directors of experience and ability in key positions of responsibility. The Company expects to hold a stockholders' meeting no sooner than six months after the conversion in order for stockholders to vote to approve the MRP. If the MRP is implemented within one year after the conversion, in accordance with applicable OTS regulations, the shares granted under the MRP will be in the form of restricted stock vesting over a five-year period (i.e., 20% per year) beginning one year after the date of grant of the award. Additionally, the number of shares to be granted could not exceed 3% of the shares sold in the conversion (4% if we had tangible capital of 10% or more) if the MRP is adopted during the first year following conversion. If the MRP is implemented more than one year after the conversion, the MRP will not be subject to such OTS regulations and policies. Compensation expense in the amount of the fair market value of the common stock granted will be recognized pro rata over the years during which the shares are payable. Until they have vested, such shares may not be sold, pledged or otherwise disposed of and are required to be held in escrow. Any shares not so allocated would be voted by the MRP Trustees. Awards would be granted based upon a number of factors, including seniority, job duties and responsibilities, job performance, our performance and a comparison of awards given by other institutions converting from mutual to stock form. The MRP would be managed by a committee of non-employee directors (the "MRP Trustees"). The MRP Trustees would have the responsibility to invest all funds contributed by us to the trust created for the MRP (the "MRP Trust").

     The Bank expects to contribute sufficient funds to the MRP so that the MRP Trust can purchase, in the aggregate, up to 4% of the amount of common stock that is sold in the conversion. The shares purchased by the MRP would be authorized but unissued shares or would be purchased in the open market. In the event the market price of the common stock is greater than $10.00 per share, our contribution of funds will be increased. Likewise, in the event the market price is lower than $10.00 per share, our contribution will be decreased. In recognition of their prior and expected services to us and the Company, as the case may be, the officers, other employees and directors responsible for implementation of the policies adopted by the Board of Directors and our profitable operation will, without cost to them, be awarded stock under the MRP. Based upon the sale of 210,000 shares of common stock in the offering at the midpoint of the Estimated Valuation Range, the MRP Trust is expected to purchase up to 8,400 shares of common stock.

     Restrictions on Stock Benefit Plans. OTS regulations provide that in the event we implement stock option or management and/or employee stock benefit plans within one year from the date of conversion, such plans must comply with the following restrictions:

     o    the plans must be fully disclosed in the prospectus;

     o for stock option plans, the total number of shares for which options may be granted may not exceed 10% of the shares issued in the conversion;

     o for restricted stock plans such as the MRP, the shares may not exceed 3% of the shares issued in the conversion (4% for institutions with 10% or greater tangible capital);

     o the aggregate amount of stock purchased by the ESOP in the conversion and shares held by the MRP may not exceed 10% (12% for well-capitalized institutions eligible for a 4% management recognition plan);

     o no individual employee may receive more than 25% of the available awards under the Option Plan or the MRP;

     o directors who are not employees may not receive more than 5% individually or 30% in the aggregate of the awards under any plan;

     o all plans must be approved by a majority of the total votes eligible to be cast at any duly called meeting of the Company's stockholders held no earlier than six months following the conversion;

     o for stock option plans, the exercise price must be at least equal to the market price of the stock at the time of grant;

     o for restricted stock plans such as the MRP, no stock issued in a conversion may be used to fund the plan;

     o neither stock option awards nor restricted stock awards may vest earlier than 20% as of one year after the date of stockholder approval and 20% per year thereafter, and vesting may be accelerated only in the case of disability or death or change in control;

     o the proxy material must clearly state that the OTS in no way endorses or approves of the plans;

     o the plan must provide that directors and executive officers must exercise or forfeit their options if the Bank becomes critically undercapitalized or subject to an OTS enforcement action or capital directive;

     o prior to implementing the plans, all plans must be submitted to the Regional Director of the OTS within five days after stockholder approval with a certification that the plans approved by the stockholders are the same plans that were filed with and disclosed in the proxy materials relating to the meeting at which stockholder approval was received; and

     o if the plan is amended more than one year following the Conversion, any material deviations from the foregoing requirements must be ratified by stockholders.

     We have not yet decided whether the Option Plan or the MRP will be implemented during the first year after the conversion. If they are implemented after the first anniversary of the conversion, the above-described limitations and provisions will not apply and the stock benefit plans could include provisions allowing for benefits to vest over shorter periods of time. Further, the potential acquisition by management of stock under these plans could make it more difficult to obtain majority support for stockholder proposals or transactions which are opposed by management.

Certain Related Transactions

     During the year ended December 31, 2002, certain of our officers and directors had loans from us in amounts exceeding $60,000. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectibility or present other unfavorable features.

          RESTRICTIONS ON ACQUISITIONS OF COMMUNITY FIRST BANCORP, INC.

     The following discussion is a general summary of the material provisions of the articles of incorporation and bylaws of the Company and certain other Maryland corporate law and regulatory provisions, which may be deemed to have such an anti-takeover effect. The description of these provisions is necessarily general and we refer you, in each case, to the articles of incorporation and bylaws of the Company which are incorporated herein by reference. See "Where You Can Find Additional Information" as to how to obtain a copy of these documents.

     While the Board of Directors is not aware of any effort that might be made to obtain control of the Company after conversion, the Board of Directors believes that it is appropriate to include certain provisions as part of the Company's articles of incorporation and bylaws to protect the interests of the Company and its stockholders from hostile takeovers (sometimes referred to as "anti-takeover" provisions) which the Board of Directors might conclude are not in the best interests of the Company or the Company's stockholders. These provisions may have the effect of discouraging a future takeover attempt which is not approved by the Board of Directors but which individual stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over the current market prices. As a result, stockholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Company more difficult.

Provisions of the Company's Articles of Incorporation and Bylaws

     Restriction on Acquisition of Common Stock; Limitations on Voting Rights. The articles of incorporation of the Company provide that, for a period of five years after completion of the conversion, no person may, directly or indirectly, acquire or offer to acquire beneficial ownership of more than 10% of any class of equity security outstanding of the Company, unless the "continuing" Board of Directors has first approved by a two-thirds vote the offer or acquisition. Any shares acquired in violation of this restriction will not be counted as shares outstanding for voting purposes, nor will the holder be entitled to vote such shares. After five years from the date of conversion, should any party acquire the beneficial ownership of shares in excess of 10%, the record holders of more than 10% of any outstanding class of equity security of the Company who obtained such shares without the requisite approval would be entitled to cast only one-hundredth (1/100) of a vote for each share owned in excess of 10%, and the aggregate voting power of such holders shall be allocated proportionately among such record holders. A person is a beneficial owner of a security if he has the power to vote or direct the voting of all or part of the voting rights of the security, or has the power to dispose of or direct the disposition of the security. The articles of incorporation of the Company further provide that this provision limiting voting rights may only be amended upon the vote of 80% of the outstanding shares of voting stock unless the amendment has been approved by two-thirds of the continuing directors.

     Election of Directors. The Company's articles of incorporation provide that the Board of Directors of the Company will be divided into three staggered classes, with directors in each class elected for three-year terms. As a result of this provision, it would take two annual elections to replace a majority of the Company's Board. The Company's bylaws provide that the size of the Board of Directors may be increased or decreased only if two-thirds of the directors then in office concur in such action. The Company has also elected to be subject to certain provisions of Maryland law that provide that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled by the Board. Finally, the articles impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual or special meeting of stockholders.

     The articles of incorporation provide that a director may only be removed for cause and only by the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors cast at a meeting of stockholders called for that purpose.

     Restrictions on Call of Special Meeting. In its articles of incorporation, the Company has elected to be subject to certain provisions of Maryland law that provide that special meetings of stockholders may be called only by a majority of the Board of Directors, or a duly designated committee of the Board, or on the written request of a majority of the stockholders.

     Absence of Cumulative Voting. The Company's articles of incorporation provide that stockholders may not cumulate their votes in the election of directors.

     Authorized Shares. The articles of incorporation authorize the issuance of 5,000,000 shares of common stock and 1,000,000 shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the Company's Board of Directors with as much flexibility as possible to effect, among other transactions, financings, acquisitions, stock dividends, stock splits and the exercise of stock options. However, these additional authorized shares may also be used by the Board of Directors consistent with its fiduciary duty to deter future attempts to gain control of the Company. The Board of Directors also has sole authority to determine the terms of any one or more series of Preferred Stock, including voting rights, conversion rates, and liquidation preferences. As a result of the ability to fix voting rights for a series of Preferred Stock, the Board has the power, to the extent consistent with its fiduciary duty, to issue a series of Preferred Stock to persons friendly to management in order to attempt to block a post-tender offer merger or other transaction by which a third party seeks control, and thereby assist management to retain its position. The Company's Board currently has no plans for the issuance of additional shares, other than the possible issuance of additional shares pursuant to stock benefit plans.

     Procedures for Certain Business Combinations. The articles of incorporation require the affirmative vote of at least (i) 80% of the outstanding shares of the Company entitled to vote in the election of directors and (ii) two-thirds of the outstanding shares entitled to vote in the election of directors and not held by "Related Persons" (as defined below), in order for the Company to engage in or enter into certain "Business Combinations," as defined in the articles of incorporation, with any Related Person or any affiliates of the Related Person, unless the proposed transaction has been approved in advance by two-thirds of the Company's Board of Directors, excluding those who are affiliated with the Related Person or who were not directors prior to the time the "Related Person" became the "Related Person." Absent this provision, only the approval of a two-thirds of the shares outstanding would be generally required unless the Maryland Business Combination Statute described below applies.

     The term  "Related  Person"  is  defined  to  include  any  person  and the affiliates and associates of the person (other than the Company or its subsidiary) who beneficially owns, directly or indirectly, 10% or more of the outstanding shares of voting stock of the Company. Any amendment to this provision of the articles of incorporation requires the affirmative vote of at least 80% of the shares of the Company entitled to vote generally in an election of directors unless the amendment has been pre-approved by two-thirds of the continuing directors, in which case a majority of the outstanding shares is required. The term "Business Combination" includes mergers between the Company and a Related Person, transactions between the Company and the Related Person involving 25% or more of the Company's or Related Person's assets, the issuance of the securities of the Company or its subsidiaries to the Related Person, the acquisition of the Related Person's securities by the Company or a reclassification or recapitalization involving the Company's stock that has the effect of increasing the Related Person's ownership by 5% or more.

     Amendment to Articles of Incorporation and Bylaws. Amendments to the Company's articles of incorporation must be approved by the Company's Board of Directors and also by two- thirds of the outstanding shares of the Company's voting stock, provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to restrictions on the acquisition and voting of greater than 10% of the common stock; number, classification, election and removal of directors; amendment of Bylaws; call of special stockholder meetings; director liability; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the articles of incorporation). If the amendment is approved by two-thirds of the Continuing Directors, however, the vote required for approval of the amendment is reduced to a majority of shares outstanding.

     The bylaws may be amended by a majority vote of the Board of Directors or the affirmative vote of the holders of at least 80% of the outstanding shares of the Company entitled to vote in the election of directors cast at a meeting called for that purpose.

Maryland General Corporation Law

     The Maryland General Corporation Law contains several provisions described below which will be applicable to the Company upon completion of the conversion.

     Business Combinations. Under the Maryland General Corporation Law, mergers, consolidations and sales of substantially all of the assets of a Maryland corporation must generally be approved by the affirmative vote of the holders of two-thirds of the outstanding shares of stock entitled to vote thereon. Maryland's Business Combination Statute, however, restricts certain transactions between a Maryland corporation (or its majority owned subsidiaries), and any person who, after the date the corporation has 100 or more beneficial owners of its stock, beneficially owns 10% or more of the corporation's outstanding voting stock, together with affiliates or associates thereof (an "Interested Stockholder"). For a period of five years following the date that a stockholder becomes an Interested Stockholder, Maryland's Business Combination Statute generally prohibits the following types of transactions between the corporation and the Interested Stockholder (unless certain conditions, described below, are met):

     (i) mergers, consolidations or share exchanges;

     (ii) sales, leases, exchanges or other dispositions other than in the ordinary course of business or pursuant to a dividend, in any twelve-month period, of assets having an aggregate book value of 10% or more of the total market value of the outstanding stock of the corporation or of its net worth;

     (iii) issuances or transfers by the corporation or any subsidiary thereof of any equity securities of the corporation or any subsidiary thereof having a market value of 5% or more of the total market value of the outstanding stock of the corporation;

     (iv) the adoption of a proposal or plan of liquidation or dissolution of the corporation in which anything other than cash will be received by the Interested Stockholder or any affiliate of any Interested Stockholder;

     (v) any reclassification of securities, or recapitalization of the corporation, or any merger, consolidation, or share exchange of the corporation with any of its subsidiaries which has the effect of increasing by 5% or more of the total number of shares, the proportionate amount of the outstanding shares of any class of equity securities of the corporation or any subsidiary thereof which is owned by an Interested Stockholder; and

     (vi) the receipt by any Interested Stockholder or any affiliate thereof of the benefit, directly or indirectly (except proportionately as a stockholder), of any loan, advance, guarantee, pledge, or other financial assistance or any tax credit or other tax advantage provided by the corporation or any of its subsidiaries.

     After the five-year moratorium on business combinations has expired, a business combination must (i) be recommended by the Board of Directors and approved by (a) 80% of the stockholders entitled to vote, and (b) two-thirds of the disinterested stockholders, or (ii) meet the fair price requirements of the business combination statute, or (iii) qualify for one of the statutory exemptions. This restriction does not apply if before such person becomes an Interested Stockholder, the Board of Directors approves the transaction in which the Interested Stockholder becomes an Interested Stockholder or approves the business combination, or a statutory exemption applies. A Maryland corporation may exempt particular interested stockholders from the requirements of the statute by resolution adopted by its Board of Directors prior to the date the Interested Stockholder first became an Interested Stockholder. Our articles of incorporation provide that the Business Combination Statute will not apply to any business combination that has been approved by two-thirds of the continuing directors as defined in the articles of incorporation.

     Control Share Acquisitions. The Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the shares entitled to be voted on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

     (i)  one-tenth or more but less than one-third;

     (ii) one-third or more but less than a majority; or

     (iii) a majority of all voting power.

     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions for shares acquired through descent or distribution, in satisfaction of a pledge or in a merger, consolidation or share exchange to which the corporation is a party. The control share acquisition statute applies to any Maryland corporation with 100 or more beneficial owners of its stock other than a close corporation or an investment company.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel the corporation's Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting.

     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except for those which voting rights have previously been approved) for fair value, determined without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. Moreover, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The foregoing provisions may be modified by a Maryland corporation's charter or bylaws. The Company's charter and bylaws, however, do not contain a provision modifying these statutory provisions.

Benefit Plans

     In addition to the provisions of the Company's articles of incorporation and bylaws described above, certain benefit plans of ours adopted in connection with the conversion contain provisions which also may discourage hostile takeover attempts which the Boards of Directors might conclude are not in the best interests for us or our stockholders. For a description of the benefit plans and the provisions of such plans relating to changes in control, see "Management of Community First Bank -- Future Stock Benefit Plans."

Regulatory Restrictions

     For three years following conversion, OTS regulations prohibit any person, without the prior approval of the OTS, from acquiring or making an offer to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders. The OTS has recently indicated that it intends to strictly enforce this regulation.

     Federal law provides that no company, "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. In addition, any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Control in this context means ownership of, control of, or holding proxies representing more than 25% of the voting shares of a savings association or the power to control in any manner the election of a majority of the directors of such institution.

     Federal law also provides that no "person," acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings association unless at least 60 days prior written notice has been given to the OTS and the OTS has not objected to the proposed acquisition. Control is defined for this purpose as the power, directly or indirectly, to direct the management or policies of a savings association or to vote more than 25% of any class of voting securities of a savings association. Under federal law (as well as the regulations referred to below) the term "savings association" includes state-chartered and federally chartered SAIF- insured institutions, federally chartered savings and loans and savings banks whose accounts are insured by the FDIC and holding companies thereof.

     Federal regulations require that, prior to obtaining control of an insured institution, a person, other than a company, must give 60 days notice to the OTS and have received no OTS objection to such acquisition of control, and a company must apply for and receive OTS approval of the acquisition. Control involves a 25% voting stock test, control in any manner of the election of a majority of the institution's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of an institution's voting stock, if the acquiror also is subject to any one of either "control factors," constitutes a rebuttable determination of control under the regulations. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock after the effective date of the regulations must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 5,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. The Company currently expects to issue up to 277,725 shares of common stock in the conversion. The Company does not intend to issue any shares of preferred stock in the conversion, nor are there any present plans to issue such preferred stock following the conversion. Each share of common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. The common stock of the Company will represent nonwithdrawable capital and will not be insured by us, the FDIC, or any other government agency.

Common Stock

     Voting Rights. Each share of the common stock will have the same relative rights and will be identical in all respects with every other share of the common stock. The holders of the common stock will possess exclusive voting rights in the Company, except to the extent that shares of Preferred Stock issued in the future may have voting rights, if any. Each holder of the common stock will be entitled to only one vote for each share held of record on all matters submitted to a vote of holders of the common stock and will not be permitted to cumulate their votes in the election of the Company's directors.

     Liquidation. In the unlikely event of the complete liquidation or dissolution of the Company, the holders of the common stock will be entitled to receive all assets of the Company available for distribution in cash or in kind, after payment or provision for payment of: (i) all debts and liabilities of the Company (including all deposits with us and accrued interest thereon); (ii) any accrued dividend claims; (iii) liquidation preferences of any preferred stock which may be issued in the future; and (iv) any interests in the liquidation account established upon the conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to have their deposits with us.

     Dividends. From time to time, dividends may be declared and paid to the holders of the common stock, who will share equally in any such dividends. For information about cash dividends, see "Dividends" and "Taxation."

     Restrictions on Acquisition of the Common Stock. See "Restrictions on Acquisition of the Company" for a discussion of the limitations on acquisition of shares of the common stock.

     Other Characteristics. Holders of the common stock will not have preemptive rights with respect to any additional shares of the common stock which may be issued. Therefore, the Board of Directors may sell shares of capital stock of the Company without first offering such shares to existing stockholders of the Company. The common stock is not subject to call for redemption, and the outstanding shares of common stock when issued and upon receipt by the Company of the full purchase price therefor will be fully paid and non-assessable.

Serial Preferred Stock

     None of the 1,000,000 authorized shares of preferred stock of the Company will be issued in the conversion. After the conversion is completed, the Board of Directors of the Company will be authorized to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares and the qualifications, limitations and restrictions thereof, subject to regulatory approval but without stockholder approval. If and when issued, the serial preferred stock is likely to rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The Board of Directors, without stockholder approval, can issue serial preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of the common stock. The Board of Directors has no present intention to issue any of the serial preferred stock.

                              LEGAL AND TAX MATTERS

     The legality of the common stock has been passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. Certain legal matters for Keefe, Bruyette & Woods, Inc., may be passed upon by Vorys, Sater, Seymour and Pease LLP, Columbus, Ohio. The federal income tax consequences of the conversion have been passed upon for us by Malizia Spidi & Fisch, PC, Washington, D.C. The Kentucky income tax consequences of the conversion have been passed upon for us by EKW & Associates, llp, Owensboro, Kentucky.

                                     EXPERTS

     The financial statements of Community First Bank as of December 31, 2002 and 2001 and for the years then ended, have been included herein and the registration statement filed with the SEC in reliance upon the report of EKW & Associates, llp, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The Bank's financial statements for the period ended December 31, 2001 were previously audited by York-Neel & Co. - Madisonville, LLP. On August 30, 2002, York- Neel notified the Bank that it was resigning from the audit engagement. York-Neel's report on the Bank's financial statements for fiscal years 2001 and 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with York-Neel on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The decision to engage EKW & Associates, llp as the Bank's new auditor was approved by the Board of Directors.

     Feldman Financial has consented to the publication herein of a summary of its letters to us setting forth its opinion as to the estimated pro forma market value of us in the converted form and its opinion setting forth the value of subscription rights and to the use of its name and statements with respect to it appearing in this document.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

     The Company has filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the common stock offered in this document. As permitted by the rules and regulations of the SEC, this document does not contain all the information set forth in the registration statement. Such information can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of such material can be obtained from the SEC at prescribed rates. The SEC also maintains an internet address ("Web site") that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The address for this Web site is "http: //www. sec. gov." The statements contained in this document as to the contents of any contract or other document filed as an exhibit to the Form SB-2 describe the material features of such contract or document but are, of necessity, brief descriptions and are not necessarily complete; each such statement is qualified by reference to such contract or document.

     Community First Bank has filed an Application for Conversion with the OTS with respect to the conversion. Pursuant to the rules and regulations of the OTS, this document omits certain information contained in that Application. The Application may be examined at the principal office of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309 without charge.

     A copy of the articles of incorporation and the bylaws of the Company are available without charge from Community First Bank.

                              COMMUNITY FIRST BANK
                          INDEX TO FINANCIAL STATEMENTS


                                                                          Page

Independent Auditors' Report                                               F-1

Statements of Financial Condition as of December 31, 2002 and 2001         F-2

Statements of Loss for the Years Ended December 31, 2002 and 2001          F-3

Statements of Changes in Retained Earnings and Accumulated Other
  Comprehensive Income for the Years Ended December 31, 2002 and 2001      F-4

Statements of Cash Flows for the Years Ended December 31, 2002 and 2001    F-5

Notes to Financial Statements                                              F-6



All financial statement schedules are omitted because the required information is either not applicable or is included in the financial statements or related notes.

Separate financial statements for the Company have not been included since it will not engage in material transactions until after the conversion. The Company, which has been inactive to date, has no significant assets, liabilities, revenues, expenses or contingent liabilities.

                          INDEPENDENT AUDITOR'S REPORT


The Board of Directors
Community First Bank
Madisonville, Kentucky


We have audited the accompanying statements of financial condition of Community First Bank as of December 31, 2002 and 2001 and the related statements of loss, changes in retained earnings and accumulated other comprehensive income and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Community First Bank as of December 31, 2002 and 2001 and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.



/s/ EKW & Associates, llp
------------------------------------------
Owensboro, Kentucky
January 17, 2003, except for Note 1,
as to which the date is March 13, 2003 and
Note 13, as to which the date is
April 28, 2003

                              COMMUNITY FIRST BANK

                        STATEMENTS OF FINANCIAL CONDITION

                           December 31, 2002 and 2001

                                     Assets
                                                              2002             2001
                                                          ------------     ------------

Cash and cash equivalents:
  Cash and due from banks                                 $    733,126    $     707,944
  Interest-bearing deposits in other banks                           -          896,590
  Time deposits                                                 25,000                -
  Federal funds sold and securities purchased
    under agreements to resell                                       -          702,403
                                                          ------------     ------------

         Total cash and cash equivalents                       758,126        2,306,937
                                                          ------------     ------------

Investment securities:
  Securities held-to-maturity                                1,901,750        3,070,058
  Securities available-for-sale                                      -          754,375
                                                          ------------     ------------

                                                             1,901,750        3,824,433

Loans receivable, net of unearned interest                  25,815,638       22,262,635

Allowance for loan losses                                     (105,868)        (105,000)

Accrued interest receivable                                    135,220          161,714

Premises and equipment, net                                    772,662          416,495

Foreclosed real estate                                               -           17,000

Stock in Federal Home Loan Bank, at cost                       634,100          605,700

Deferred tax assets                                                  -           10,000

Other assets                                                    56,197           30,513
                                                          ------------     ------------

         Total Assets                                     $ 29,967,825     $ 29,530,427
                                                          ============     ============

     Liabilities and Equity

Deposits                                                  $ 28,128,252     $ 26,611,224

Advances from Federal Home Loan Bank                                 -        1,000,000

Accrued interest and other liabilities                          90,707           81,041
                                                          ------------     ------------

         Total liabilities                                  28,218,959       27,692,265
                                                          ------------     ------------

Commitments and contingencies (Notes 11 and 12)                      -                -
                                                          ------------     ------------

Association equity:
  Retained earnings - substantially restricted               1,748,866        1,832,787
  Unrealized gain on securities-
    available-for-sale                                               -            5,375
                                                          ------------     ------------

         Total equity                                        1,748,866        1,838,162
                                                          ------------     ------------

         Total liabilities and equity                     $ 29,967,825     $ 29,530,427
                                                          ============     ============



   The accompanying notes are an integral part of these financial statements.

                              COMMUNITY FIRST BANK

                               STATEMENTS OF LOSS

                 for the years ended December 31, 2002 and 2001


                                                       2002          2001
                                                   ------------   -----------
Interest income:
  Interest and fees on loans                       $  1,730,628   $ 1,648,246
  Interest on investment securities                     169,222       286,687
  Federal Home Loan Bank dividends                       28,503        39,200
  Other interest income                                  12,523        44,161
                                                   ------------   -----------
         Total interest income                        1,940,876     2,018,294
                                                   ------------   -----------
Interest expense:
  Interest on deposits                                  948,879     1,210,355
  Interest on Federal Home Loan Bank
    advances                                             11,314        24,336
  Interest on other borrowings                              568             -
                                                   ------------   -----------

         Total interest expense                         960,761     1,234,691
                                                   ------------   -----------

         Net interest income                            980,115       783,603
Provision for loan losses                                18,200        93,787
                                                   ------------   -----------

         Net interest income after provision
           for loan losses                              961,915       689,816
                                                   ------------   -----------
Other income (expense):
  Service charges and fees                               63,543        96,725
  Loss on sale of fixed assets                           (4,030)            -
  Gain (loss) on sale of other real estate               (7,362)        9,778
  Foreclosed real estate expense, net                      (984)      (13,896)
  Insurance commissions and premiums                      4,674         9,916
  Other income                                           17,171        27,899
                                                   ------------   -----------
                                                         73,012       130,422
                                                   ------------   -----------
Other expenses:
  Compensation and benefits                             450,225        343,740
  Directors fees                                         43,200         41,300
  Occupancy expense                                     131,347         96,413
  Insurance premiums                                     22,193         20,455
  Data processing                                       161,329        168,048
  Advertising                                            65,753         55,352
  Office supplies and postage                            54,816         42,401
  Payroll and other taxes                                59,799         55,546
  Professional fees                                      32,181         43,143
  Other operating expenses                               88,005        111,870
                                                   ------------   ------------
                                                      1,108,848       978,268
                                                   ------------   -----------
Loss before federal income tax
  expense (benefit)                                     (73,921)     (158,030)
Federal income tax expense (benefit)                     10,000       (32,812)
                                                   ------------   -----------

         Net loss                                  $    (83,921)  $  (125,218)
                                                   ============   ===========


   The accompanying notes are an integral part of these financial statements.

                              COMMUNITY FIRST BANK

                 STATEMENTS OF CHANGES IN RETAINED EARNINGS AND
                     ACCUMULATED OTHER COMPREHENSIVE INCOME

                 for the years ended December 31, 2002 and 2001


                                                  Accumulated
                                                   Other Com-        Comprehen-
                                     Retained      prehensive       sive Income
                                     Earnings         Income           (Loss)
                                   -------------   -----------      ------------

Balance January 1, 2001            $  1,958,005     $     -          $       -

Comprehensive income (loss)
  Net loss                             (125,218)          -           (125,218)

  Other comprehensive income:
    Change in unrealized gain
     on securities available-
     for-sale                                 -       5,375              5,375
                                   ------------     -------          ---------

Total comprehensive loss                                             $(119,843)
                                                                     =========

Balance December 31, 2001             1,832,787       5,375
                                   ------------     -------

Comprehensive income:
  Net loss                              (83,921)          -          $ (83,921)

  Other comprehensive income:
    Change in unrealized gain
     on securities available-
     for-sale                                 -      (5,375)            (5,375)
                                   ------------     -------          ---------

Total comprehensive loss                                             $ (89,296)
                                                                     =========

Balance December 31, 2002          $  1,748,866     $     -
                                   ============     =======





   The accompanying notes are an integral part of these financial statements.

                              COMMUNITY FIRST BANK

                            STATEMENTS OF CASH FLOWS

                 for the years ending December 31, 2002 and 2001


                                                                     2002          2001
                                                                 ------------   ------------

Cash flows from operating activities:
  Net loss                                                       $    (83,921)  $   (125,218)
  Adjustments to reconcile net loss to net
       cash provided by operating activities:
    Provision for loan losses                                          18,200         93,787
    Depreciation, amortization and accretion                           49,182         36,805
    Loss on sale of equipment                                           4,030              -
    (Gain) loss on sale of other real estate owned                      3,762         (9,778)
    Deferred income taxes expense (benefit)                            10,000        (32,812)
    Federal Home Loan Bank stock dividends                            (28,400)       (39,000)
    (Increase) decrease in:
      Accrued interest receivable                                      26,494         27,645
      Prepaid expenses and other assets                               (25,684)         9,085
    Increase (decrease) in:
      Accrued expenses and other liabilities                            9,666        (41,333)
                                                                 ------------   ------------

              Net cash used by operating activities                   (16,671)       (80,819)
                                                                 ------------   ------------

Cash flows from investing activities:
  Net increase in loans                                            (3,562,435)     (3,305,257)
  Purchase of held-to-maturity securities                            (500,000)      (850,280)
  Purchases of available-for-sale securities                                -       (749,000)
  Proceeds from maturities/calls of held-
    to maturity securities                                          1,669,564      3,103,385
  Proceeds from maturity/call of available-
    for sale securities                                               749,000              -
  Purchase of premises and equipment                                 (410,635)       (24,737)
  Proceeds from sale of foreclosed real estate                          5,338        147,700
                                                                 ------------   ------------

              Net cash used by investing activities                (2,049,168)    (1,678,189)
                                                                 ------------   ------------

Cash flows from financing activities:
  Net increase in deposits                                          1,517,028      1,189,682
  Principal payments on debt                                       (3,000,000)    (1,162,265)
  Proceeds from short-term borrowings                               2,000,000      2,000,000
                                                                 ------------   ------------

              Net cash provided by financing activities               517,028      2,027,417
                                                                 ------------   ------------

Net increase (decrease) in cash and cash equivalents               (1,548,811)       268,409
Cash and cash equivalents, beginning of year                        2,306,937      2,038,528
                                                                 ------------   ------------

Cash and cash equivalents, end of year                           $    758,126   $  2,306,937
                                                                 ============   ============
Supplemental disclosures:

Cash paid for:
  Interest                                                       $    986,936   $  1,285,561
                                                                 ============   ============
Noncash investing activities:
  Loans transferred to foreclosed real estate                    $      7,400   $    154,922
                                                                 ============   ============

Loans to facilitate sale of foreclosed real estate               $     15,300   $          -
                                                                 ============   ============
  Total increase (decrease) in unrealized gain
    on securities available-for-sale                             $     (5,375)  $      5,375
                                                                 ============   ============

    The accompanying notes are an integral part of the financial statements.

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

1.   Plan of Conversion

     On March 13, 2003, the Board of Directors of the Bank, subject to regulatory approval, adopted a proposed Plan of Conversion (the "Plan") to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank. The Bank will become a wholly owned subsidiary of a concurrently formed holding company. The Plan provides that the holding company will offer nontransferable subscription rights to purchase common stock of the holding company. The rights will be offered first to eligible account holders, the tax-qualified employee stock benefit plans, supplemental eligible account holders and other members. Any shares remaining may then be offered to the general public.

     The Plan provides for the establishment, upon completion of the conversion, of a special "liquidation account" in an amount equal to the Bank's net worth as of the date of conversion. This account is for the benefit of eligible account holders and supplemental eligible account holders in the event of liquidation of the Bank. The interest as to each deposit account will be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance of all deposit account of eligible account holders and supplemental account holders on the qualifying dates. The liquidation account will be reduced in a proportionate amount if the amount in any deposit account on any annual closing date is less than it was on the respective qualifying dates. The liquidation account will not be increased despite any increase in a deposit account after the respective qualifying dates.

     The regulations of the OTS prohibit the Bank from declaring or paying a cash dividend if the effect thereof would cause the Bank's regulatory capital to be reduced below either the amount required for the liquidation account or the federal regulatory capital requirements.

     Costs associated with the conversion will be deferred and deducted from the proceeds of the stock offering. If, for any reason, the offering is not successful, the deferred costs will be charged to operations. As of December 31, 2002, there were no costs associated with the conversion that have been incurred.

2.   Summary of Significant Accounting Policies

     (a)  Nature of Operations

          Community First Bank (Association) provides a variety of financial services to individuals and corporate customers in Hopkins County, Kentucky. The Association's primary deposit products are interest-bearing checking accounts and certificates of deposit. Its primary lending products are single-family residential loans. The Association receives insurance commissions for sales of insurance products in connection with its loan origination activities.

     (b)  Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies, Continued

     (b)  Use of Estimates, continued

          Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

          While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term. However, the amount of the change that is reasonably possible cannot be estimated.

     (c)  Cash and Cash Equivalents

          For purposes of the statement of cash flows, cash and cash equivalents consist of cash on hand, amounts due from depository institutions, time deposits in other banks, and securities purchased under resale agreements, all of which mature within ninety days. At December 31, 2002 an overdraft of interest bearing deposits in other banks of $21,644 is included in accrued interest payable and other liabilities.

     (d)  Securities Purchased Under Resale Agreements

          The Association enters into purchases of securities under agreements to resell the identical securities on the next business day (overnight repurchase agreements). The amounts advanced under these agreements are reported as cash equivalents on the balance sheet. Although collateralization is not required under the agreements, the Association mitigates its market risk by requiring that the purchased securities be issued by the United States Government or an agency thereof. Credit risk is mitigated by entering into the agreements only with credit worthy, quality financial institutions.

     (e)  Investment Securities

          Securities  Held-to-Maturity
          ----------------------------
          Debt securities that management has the ability and intent to hold-to-maturity are classified as held-to-maturity and carried at cost, adjusted for amortization of premium and accretion of discounts using methods approximating the interest method over the period to maturity. Mortgage-backed securities represent participating interests in pools of long-term first mortgage loans originated and serviced by issuers of the securities. Mortgage-backed securities are carried at unpaid principal

                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies, Continued

     (e)  Investment Securities, continued

          Securities   Held-to-Maturity,   continued
          ------------------------------------------
          balances, adjusted for unamortized premiums and unearned discounts. Premiums and discounts are amortized using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

          Securities Available-for-Sale
          ------------------------------
          Available-for-sale securities consist of securities not classified as trading securities or held-to-maturity securities. Unrealized holding gains and losses, net of tax, on securities available-for-sale are recognized as increases or decreases in retained earnings (as comprehensive income) until realized. Gains and losses on the sale of available for sale securities are determined using the specific identification method. The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period of maturity.

          Declines in the fair value of individual held-to-maturity and available-for-sale securities below their cost that are other than temporary result in write-downs of the individual securities to their fair value. The related write-downs, if any, are included in earnings as realized losses.

     (f)  Loans and Allowance for Loan Losses

          Loans are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan fees and unearned discounts. Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.

          The recognition of income on a loan is discontinued and previously accrued interest is reversed, when interest or principal payments become ninety (90) days past due unless, in the opinion of management, the outstanding interest remains collectible. Past due status is determined based on contractual terms. Interest is subsequently recognized only as received until the loan is returned to accrual status. A loan is restored to accrual status when all interest and principal payments are current and the borrower has demonstrated to management the ability to make payments of principal and interest as scheduled. The Association's practice is to charge off any loan or portion of a loan when the loan is determined by management to be uncollectible due to the borrower's failure to meet repayment terms, the borrower's deteriorating or deteriorated financial condition, the depreciation of the underlying collateral, the loan's classification as a loss by regulatory examiners, or for other reasons.



                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies, Continued

     (f)  Loans and Allowance for Loan Losses, continued
          The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and trends in loan charge offs. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

          A loan is considered impaired when, based on current information and events, it is probable that the Association will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Association does not separately identify individual consumer and residential loans for impairment disclosures.

     (g)  Premises and Equipment

          Land is carried at cost. Buildings, furniture, fixtures and equipment are stated at cost, less accumulated depreciation. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Buildings, building improvements, furniture, fixtures and equipment are depreciated primarily using the straight-line method over the estimated useful lives of the related assets as follows:

                                             Estimated Useful Lives
                                             ----------------------

          Buildings                                39-50 Years
          Building improvements                     7-40 Years
          Furniture and equipment                   3-15 Years





                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

2.   Summary of Significant Accounting Policies, Continued

     (h)  Foreclosed Real Estate

          Foreclosed real estate includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the institution has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

          At the time of foreclosure, foreclosed real estate is recorded at the lower of the carrying amount or fair value less cost to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. After foreclosure, property held for sale is carried at the lower of the new cost basis or fair value less cost to sell. Impairment losses on property to be held and used are measured as the amount by which the carrying amount of a property exceeds its fair value. Costs incurred in maintaining foreclosed real estate and subsequent adjustments to the carrying amount of the property are included in income (loss) on foreclosed real estate.

      (i) Income Taxes

          Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to net operating and other tax carryforwards and to differences between the basis of available-for-sale securities, allowance for loan losses, accumulated depreciation, and Federal Home Loan Bank stock dividends for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets and liabilities are reflected at income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

      (j) Advertising

          Advertising costs are expensed as incurred and were $65,753 and $55,352 for the years ended December 31, 2002 and 2001, respectively.

3.   Investment Securities

     Investment securities have been classified according to management's intent. The amortized cost of securities and their approximate fair values held as of December 31, 2002 and 2001 are as follows:



                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

3.     Investment Securities, Continued

           Securities Held-to-
           Maturity:
           --------

                                                                     2002
                                            ------------------------------------------------------
                                                             Gross         Gross
                                            Amortized      Unrealized    Unrealized       Fair
                                               Cost          Gains         Losses        Value
                                            ----------   ------------    ------------  -----------

           U.S. Government and
            federal agencies                $1,700,255       $79,776       $   -        $1,780,031
           Mortgage-backed
              securities:
             GNMA                              133,660        11,914           -           145,574
             FNMA                               12,514           537           -            13,051
             FHLMC                              55,321         2,982           -            58,303
                                            ----------       -------       -----        ----------

                                            $1,901,750       $95,209       $   -        $1,996,959
                                            ==========       =======       =====        ==========

           Securities Held-to-
           Maturity:
           --------
                                                                    2001
                                            ------------------------------------------------------
                                                           Gross           Gross
                                            Amortized    Unrealized      Unrealized         Fair
                                              Cost          Gains          Losses           Value
                                            ----------   ------------    ----------    -----------
           U.S. Government and
            federal agencies                $2,400,000       $69,938       $   -        $2,469,938
           Mortgage-backed
              securities:
             GNMA                              227,492        10,711           -           238,203
             FNMA                              370,903         1,376           -           372,279
             FHLMC                              71,663         1,702           -            73,365
                                            ----------       -------       -----        ----------

                                            $3,070,058       $83,727       $   -        $3,153,785
                                            ==========       =======       =====        ==========

           Securities Available-for-Sale:

           U.S. Government and
            federal agencies                $  749,000       $ 5,375       $   -        $  754,375
                                            ==========       =======       =====        ==========



     The amortized cost and fair value of debt securities, including mortgage backed securities at December 31, 2002, by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  Amortized
                                                     Cost       Fair Value
                                                ------------   ------------
         Amounts maturing in:
           One year or less                      $   400,255     $  407,440
           After one year through five years       1,300,000      1,372,591
           After five years through
             ten years                                     -              -
           After ten years                                 -              -
                                                 -----------    -----------

                                                   1,700,255      1,780,031
           Mortgage-backed securities                201,495        216,928
                                                 -----------    -----------

                                                 $ 1,901,750    $ 1,996,959
                                                 ===========    ===========



                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

4.   Loans Receivable

     Loans at December 31, are summarized as follows:

                                                          2002         2001
                                                      ------------  -----------
       Real estate mortgage loans:
         One-to four-family residential first          $22,353,189  $19,604,158
         One-to four-family residential second             582,108      626,494
         Multi-family                                      450,000      103,802
         Commercial                                        798,107      466,661
         Construction                                      206,400       67,000
       Other loans:
         Consumer installment                              283,174      326,100
         Commercial                                        101,777        7,606
         Automobile                                        739,686      556,142
         Passbook                                          238,158      270,249
         Other                                             208,955      255,670
                                                      ------------  -----------

                                                        25,961,554   22,283,882
       Less:
         Unearned interest                                    (456)      (2,147)
         Allowance for loan losses                        (105,868)    (105,000)
         Loans in process                                 (145,460)     (19,100)
                                                      ------------  -----------

                 Total                                 $25,709,770  $22,157,635
                                                      ============  ===========



          Activity in the allowance for loan losses is summarized as follows for the years ended December 31:

                                                               Real
          2002                                                Estate   Consumer      Total
          ----                                               --------  --------    ---------

           Balance, beginning of year                        $ 70,000  $ 35,000    $105,000
           Provision for loan losses                            1,100    17,100      18,200
           Loans charged-off                                   (3,643)  (21,293)    (24,936)
           Recoveries of loans previously charged-off               -     7,604       7,604
                                                             --------  --------    --------

           Balance, end of year                              $ 67,457  $ 38,411    $105,868
                                                             ========  ========    ========

                                                               Real
          2001                                                Estate   Consumer      Total
          ----                                               --------  --------    -------

           Balance, beginning of year                        $ 50,000  $ 10,000    $ 60,000
           Provision for loan losses                           41,992    51,795      93,787
           Loans charged-off                                  (28,148)  (26,795)    (54,943)
           Recoveries of loans previously charged-off           6,156         -       6,156
                                                             --------  --------    --------

           Balance, end of year                              $ 70,000  $ 35,000    $105,000
                                                             ========  ========    ========

          In the ordinary course of business, the Association has and expects to continue to have transactions, including borrowings, with its employees, officers, and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Association. Loans to such borrowers, at December 31, 2002 and 2001, are summarized as follows:

                                                    2002             2001
                                                 ----------       ----------

              Balance, beginning of year         $  172,241       $  191,081
              Loan proceeds                         359,884          133,720
              Payments                              (79,029)        (152,560)
                                                 ----------       ----------

              Balance, end of year               $  453,096       $  172,241
                                                 ==========       ==========


                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS


4.   Loans Receivable, Continued

     At December 31, 2002 and 2001, the total recorded investment in loans on nonaccrual amounted to approximately $53,000 and $ -0-, respectively, and the total recorded investment in loans past due ninety days or more and still accruing interest amounted to approximately $33,000 and $47,000, respectively. At December 31, 2002 and 2001, there were no loans which were specifically classed as impaired loans. The Association has no commitments to loan additional funds to the borrowers whose loans have been modified or classified.

5.   Premises and Equipment

     Premises and equipment at December 31 are summarized as follows:

                                                    2002           2001
                                                 ----------     ----------

         Land                                    $   73,649     $   73,649
         Buildings and improvements                 735,348        513,581
         Furniture, fixtures and equipment          360,823        233,713
                                                 ----------     ----------

                                                   1,169,820       820,943
         Less accumulated depreciation              (397,158)     (404,448)
                                                  ----------    ----------

                                                  $  772,662    $  416,495
                                                  ==========    ==========

     Depreciation expense for the years ended December 31, 2002 and 2001 was $50,438 and $36,805, respectively

6.   Deposits

     Deposits at December 31, are summarized as follows:

                                                2002                2001
                                      ------------------    -------------------
                                         Amount      %         Amount        %
                                      ------------  ----    ------------   ----

      Non-interest bearing demand     $  1,430,336     5    $  1,014,780      4
      NOW accounts                       1,107,109     4         932,846      4
      Money Market accounts              2,072,339     8       1,742,351      6
      Passbook savings                   3,168,832    11       3,011,000     11
      Certificates of deposits          20,349,636    72      19,910,247     75
                                      ------------  ----    ------------   ----

                                      $ 28,128,252   100    $ 26,611,224    100
                                      ============  ====    ============   ====


     Deposit accounts in excess of $100,000 are not federally insured.

     The amount of deposit accounts with a minimum denomination of $100,000 was $3,536,007 and $564,934 at December 31, 2002 and 2001, respectively.

     At December 31, 2002, the scheduled maturities of certificates of deposit are as follows:

                      2003              $ 10,927,523
                      2004                 3,852,882
                      2005                 3,105,992
                      2006                   509,951
                      2007                 1,953,288
                                        ------------

                                        $ 20,349,636
                                        ============


                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

6.   Deposits, Continued

     Interest expense on deposits for the years ended December 31, 2002 and 2001 is summarized as follows:

                                                2002           2001
                                            ------------   ------------

        Certificates of deposit             $    901,739   $  1,106,214
        Money Market accounts                     24,573         34,442
        NOW accounts                               4,406         15,446
        Passbook savings                          20,610         61,110
                                            ------------   ------------

                                                 951,328      1,217,212
        Less: dividends retained for
          early withdrawal                         2,449          6,857
                                            ------------   ------------

                                            $    948,879   $  1,210,355
                                            ============   ============

     In the ordinary course of business, the Association has continued to have transactions, including deposits, with its employees, officers and directors. In the opinion of management, such transactions were on substantially the same terms, including interest rates prevailing at the time, of comparable transactions with other persons. Deposits from employees, officers and directors totaled $611,864 and $433,147 on December 31, 2002 and 2001, respectively.

7.   Short-Term Debt

     Short-term debt as of December 31, 2001, consisted of a short-term fixed rate advance from Federal Home Loan Bank. The advance had a 2.09% fixed interest rate and was repaid in 2002. Advances from the Federal Home Loan Bank are collateralized with the Association's mortgage portfolio to 150% of the balance of the note (blanket mortgage collateral) and is further collateralized by the Association's stock in the Federal Home Loan Bank.

8.   Pension Plan

     The Association is a participant in the Financial Institutions Retirement Fund, a qualified defined benefit, noncontributory multi-employer pension plan covering all full-time salaried employees who are between 21 and 65 years of age and have completed one year of continuous service. The benefit is the career average salary multiplied by two and one-half percent (2 1/2%) for each year of service.

     The Association's policy is to fund normal pension cost on a current basis. The funded status of the plan is calculated by comparing plan assets to plan liabilities. Assets in excess of liabilities are recognized as Future Employer Contribution Offsets (FECO). Although the benefit obligation and fair value of plan assets are not available as of December 31, 2002, the Plan's actuary determined that at July 1, 2002, an unfunded liability of $10,438 existed for prior service costs and that contributions of $22,281 are required for the plan year ending June 30, 2003. Pension expense under the plan was $26,672 and $12,252 for the years ended December 31, 2002 and 2001, respectively.



                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

9.   Federal Income Taxes

     The provision for federal income tax expense (benefit) for the years ended December 31, 2002 and 2001 is summarized as follows:


                                      2002                2001
                                  -----------         -----------

        Current                   $         -         $         -
        Deferred                       10,000             (32,812)
                                  -----------         -----------

                                  $    10,000         $   (32,812)
                                  ===========         ===========

     The net deferred tax asset in the accompanying statement of financial condition includes the following components:

                                                   2002            2001
                                               ------------    ------------

        Deferred tax liabilities:
          FHLB stock dividends                 $   (67,000)    $   (63,000)
          Book/tax depreciation                    (14,000)         (2,000)
          Allowance for loan losses                   (800)           -
        Deferred tax assets:
          Tax carryforwards                         88,900          60,000
                                               -----------     -----------
          Allowance for loan losses                   -             15,000

        Net deferred tax asset                       7,100          10,000
        Valuation allowance                         (7,100)              -
                                               -----------     -----------

                                               $         -     $    10,000
                                               ===========     ===========

     Total income tax expense (benefit) differed from the amounts computed by applying the U.S. federal income tax rates of 34 percent in 2002 and 2001 to loss before income taxes as a result of:


                                                     2002           2001
                                                 ------------   ------------

        Tax at statutory rate (34)%              $   (25,133)   $   (53,730)
        Graduated rates                                9,153          6,348
        Nondeductible expenses                           565              -
        Change in valuation allowance                  7,100              -
        Nondeductible expense and other               18,315         14,570
                                                 -----------    -----------

                                                 $    10,000    $   (32,812)
                                                 ===========    ===========

        Effective income tax rate                      13.52%        (20.76)%
                                                 ===========    ===========

     Retained earnings at December 31, 2002 and 2001 included approximately $525,000, which represents bad debt reserves for which no deferred income taxes have been provided. These amounts represent allocations of income to bad debt deductions for tax purposes only. Reduction of these reserves for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on these amounts is approximately $79,000 at December 31, 2002 and 2001.

     The net operating loss carryforward of approximately $557,000 will commence to expire in the year 2012 and expire in 2023.




                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

10.  Regulatory Matters

     The Association is subject to various regulatory capital requirements administered by its primary federal regulator, the Office of Thrift Supervision (OTS). Failure to meet the minimum regulatory capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators, that if undertaken, could have a direct material affect on the Association's financial statements. Under the regulatory capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines involving quantitative measures of the Association's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classification under the prompt corrective action guidelines are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of: total risk-based capital and Tier I capital to risk-weighted assets (as defined in the regulations), Tier I capital to adjusted total assets (as defined), and tangible capital to adjusted total assets (as defined). Management believes as of December 31, 2002 that the Association meets all capital adequacy requirements to which it is subject. As of December 31, 2002, the most recent notification from the OTS categorized the Association as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Association's category.

       The Association's actual capital and its statutory required capital levels at December 31, 2002 and 2001 are as follows (in thousands).


                                                                                                   To be Well
                                                                                              Capitalized Under
                                                                                              Prompt Corrective
                                                                    For Capital Adequacy            Action
                                                                     Purposes Required            Provisions
                                                 Actual                                            Required
                                          ----------------------    ---------------------    ---------------------
                                           Amount         %          Amount         %         Amount         %
                                          ---------    ---------    ---------    --------    ---------    --------

        December 31, 2002
        Total risk based capital          $1,855       11.12%       $1,335       8.0%        $1,669       10.0%
        Tier 1 risk based capital          1,749       10.48           668       4.0          1,001        6.0
        Tier 1 core capital                1,749        5.83         1,199       4.0          1,499        5.0
        Tangible equity capital            1,749        5.83           450       1.5            450        1.5

        December 31, 2001
        Total risk based capital           1,938       13.90         1,116       8.0          1,394       10.0
        Tier 1 risk based capital          1,833       13.15           557       4.0            836        6.0
        Tier 1 core capital                1,833        6.21         1,180       4.0          1,475        5.0
        Tangible equity capital            1,833        6.21           443       1.5            443        1.5




                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS

10.  Regulatory Matters, Continued

     A reconciliation of the Association's equity to regulatory capital is as follows:

                                                          2002       2001
                                                       ---------  ---------
                                                      (dollars in thousands)


      Total equity per statements of financial           $ 1,749   $ 1,838
           Condition

      Reconciling items:
        Unrealized gain on available-for-sale
         Securities                                            -        (5)
                                                         -------   -------
      Tier one risk based, core and tangible
        equity capital                                     1,749     1,833
                                                         -------   -------
      Reconciling items:
        Loan loss reserves                                   106       105
                                                         -------   -------

      Total risk based capital                           $ 1,855   $ 1,938
                                                         =======   =======


11.  Loan Commitments

     At December 31, 2002, the Association had outstanding firm commitments to originate loans as follows:


        Mortgage loans
          7 year adjustable                      $ 488,800
          Construction loans                       145,461
                                                 ---------

                                                 $ 634,261
                                                 =========

     At December 31, 2002, outstanding letters of credit were $25,000.

12.  Commitments and Contingent Liabilities

     The Association is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit and interest-rate caps and floors written. Those instruments involve, to varying degrees, elements of interest-rate risk in excess of the amount recognized in the statement of financial condition. The contract or notional amounts of those instruments reflect the extent of the Association's involvement in particular classes of financial instruments.

     The Association's exposure to credit loss in the event of nonperformance by the other party to the financial instruments for commitments to extend credit is represented by the contractual notional amount of those instruments. The Association uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.



                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS


12.  Commitments and Contingent Liabilities, Continued

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Association evaluates each customer's creditworthiness on a case-by-case basis. The amount and type of collateral obtained, if deemed necessary by the Association upon extension of credit, varies and is based on management's credit evaluation of the counterparty.

     At December 31, 2002 and 2001, approximately $732,100 and $746,800, respectively, were held in deposits at financial institutions in excess of federally insured amounts. Although it does not require collateral, the Association minimizes its credit risk by placing its deposits in high-credit, quality financial institutions.

     In December 2002, the Bank entered into a real estate purchase contract to purchase land for expansion of Bank facilities in the amount of $360,000. The Bank has not formalized plans for expansion and expects to complete the land transaction in 2003.

     The Bank had planned to convert to a new data processing system and entered into new data processing contracts with a prospective data processing provider in December 2002. The Bank's current data processing provider has provided the Bank with a termination contract that calls for termination related penalties and costs of approximately $400,000. The Bank's current data processing contracts may be terminated without penalty under certain conditions including timely notice. The Bank's current processor has asserted that the Bank's notice of intent to terminate its current contracts on August 1, 2003 was not received timely. Management does not believe that it would incur penalties under the new contracts if the contemplated conversion were not completed. The Bank is not currently obligated to pay termination fees under its current contracts and does not plan to enter into the termination contract or otherwise obligate the Bank to pay contract termination penalties.

13.  Fair Values of Financial Instruments

     Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Association.


                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS


13.  Fair Values of Financial Instruments, Continued

     The following methods and assumptions were used by the Association in estimating its fair value disclosures for financial instruments:

     Cash and cash equivalents: The carrying amounts of cash and short-term instruments approximate fair values.

     Interest-bearing    deposits   in   banks:    The   carrying   amounts   of
     interest-bearing deposits maturing within ninety days, approximate their fair values.

     Time deposits: Fair values of time deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

     Securities: Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices.

     Federal Home Loan Bank stock: The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank.

     Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential, commercial real estate, investment property mortgage loans and commercial and industrial loans) which do not reprice frequently are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     Accrued interest receivable: The carrying amounts of accrued interest receivable approximate fair value.

     Deposit liabilities: The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Federal Home Loan Bank advances: The carrying amount of Federal Home Loan Bank advances, which mature within 90 days, approximate their fair values.

     Accrued interest payable: The carrying amounts of accrued interest payable approximate fair value.

     Off-balance-sheet instruments: The fair value of commitments to extend credit are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing.



                                    Continued

                              COMMUNITY FIRST BANK

                          NOTES TO FINANCIAL STATEMENTS


13.  Fair Values of Financial Instruments, Continued

     The estimated fair values of the Association's financial instruments are as follows:



                                                               2002                               2001
                                                   -------------------------------    -------------------------------
                                                     Carrying           Fair            Carrying           Fair
                                                      Value             Value            Value             Value
                                                   -------------    --------------    -------------    --------------

      Financial assets:

        Cash and cash equivalents                      $733,126          $733,126       $1,410,347        $1,410,347

        Interest bearing deposits in other
          banks                                               -                 -          896,590           896,590

        Time deposits                                    25,000            25,032                -                 -

        Securities held-to-maturity                   1,901,750         1,996,959        3,070,058         3,153,785

        Securities available-for-sale                         -                 -          754,375           754,375

        Federal Home Loan Bank stock                    634,100           634,100          605,700           605,700

        Loans                                        25,709,770        25,997,227       22,157,635        22,196,379

        Accrued interest receivable                     135,220           135,220          161,714           161,714

      Financial liabilities:

        Deposits                                     28,128,252        28,429,929       26,611,224        26,932,134

        Advances from FHLB                                    -                 -        1,000,000         1,000,000

        Accrued interest payable                         19,990            19,990           46,165            46,165

      Off balance sheet credit related
           financial instruments:

        Commitments to extend credit                          -                 -                -                 -



                                    GLOSSARY

ARM Loan                   Adjustable-rate mortgage loan

BIF                        Bank Insurance Fund of the FDIC

Common Stock               The common stock, $.01 par value per share, of Community First
                           Bancorp, Inc.

Community Offering         Offering for sale to certain members of the general public of any shares of common stock not subscribed for in the Subscription
                           Offering, including the possible offering of common stock in a
                           Syndicated Community Offering

Company                    Community First Bancorp, Inc.

Conversion                 Simultaneous conversion of Community First Bank to stock form, the issuance of the Community First Bank's outstanding capital stock to the Company and the Company's offer and sale of common stock

Eligible Account Holders   Savings account holders of Community First Bank with account balances of at least $50 as of the close of business on December 31,
                           2001

Estimated
Valuation Range            Estimated pro forma market value of the common stock ranging from $1,785,000 to $2,415,000

Exchange Act               Securities Exchange Act of 1934, as amended

Expiration Date            12:00 p.m., Central time, on June __, 2003

FDIC                       Federal Deposit Insurance Corporation

Federal Reserve System     The Board of Governors of the Federal Reserve System

Feldman Financial          Feldman Financial Advisors, Inc., the independent appraiser for the
                           Offering

FHLB                       Federal Home Loan Bank

FHLMC                      Federal Home Loan Mortgage Corporation

FNMA                       Federal National Mortgage Association


IRA                        Individual retirement account or arrangement

IRS                        Internal Revenue Service

Keefe, Bruyette            Keefe, Bruyette & Woods, Inc., the marketing agent for the offering
& Woods, Inc.

MRP                        Management recognition plan to be adopted no earlier than six months after the conversion

NASD                       National Association of Securities Dealers, Inc.

NOW account                Negotiable order of withdrawal account

NPV                        Net portfolio value

Offering                   Subscription, Community and Syndicated Community offerings, collectively

Option Plan                Stock option plan to be adopted no earlier than six months after the conversion

Order Form                 Form for ordering stock accompanied by a certification concerning certain matters

Other Members              Savings account holders (other than eligible account holders and supplemental eligible account holders) and borrowers who are entitled to vote at the Special Meeting due to the existence of a savings account or a borrowing, respectively, on the Voting Record
                           Date for the Special Meeting

OTS                        Office of Thrift Supervision

Plan of Conversion         Plan of Community First Bank to convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and the issuance of all of Community First Bank's outstanding capital stock to the Company and the issuance of the Company's stock to the public

Purchase Price             $10.00 per share price of the common stock

SAIF                       Savings Association Insurance Fund of the FDIC

SEC                        Securities and Exchange Commission



Securities Act             Securities Act of 1933, as amended

Special Meeting            Special Meeting of members of Community First Bank called for the purpose of approving the Plan

Subscription Offering      Offering of non-transferable rights to subscribe for the common stock, in order of priority, to Eligible Account Holders, tax-
                           qualified employee plans, Supplemental Eligible Account Holders and Other Members

Supplemental Eligible      Depositors,  who are not  Eligible Account Holders of Community
Account Holders            First Bank, with account balances of at least $50 on March 31, 2003

Syndicated Community       Offering   of   shares   of   common   stock  remaining  after   the
Offering                   Subscription Offering and undertaken prior to the end and as part of the Community Offering, and which may, at our discretion, be made to the general public on a best efforts basis by a selling group of broker-dealers

Voting Record Date         The close of business on May __, 2003, the date for determining members entitled to vote at the Special Meeting


No dealer, salesman or other person has been authorized to give any information or to make any representations not contained in this document in connection with the offering made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by Community First Bank, the Company, or Keefe, Bruyette & Woods, Inc. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this document by Community First Bank, the Company, or Keefe, Bruyette & Woods, Inc. nor any sale made hereunder shall in any circumstances create an implication that there has been no change in the affairs of Community First Bank or the Company, since any of the dates as of which information is furnished herein or since the date hereof.


                          COMMUNITY FIRST BANCORP, INC.
                   (Holding Company for Community First Bank)



                              Up to 277,725 Shares

                                  Common Stock

                                   PROSPECTUS

                          Keefe, Bruyette & Woods, Inc.

                               Dated May __, 2003



                  THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED.





Until ___________, 2003 (90 days after the date of this Prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

     Indemnification of Directors and Officers of Community First Bank

     Federal   Regulations  clearly  define  areas  for  indemnity  coverage  by
Community First Bank (the "Bank"), as follows:

     (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the Bank shall be indemnified by the Bank for:

          (i) Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

          (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

          (iii)Reasonable costs and expenses, including reasonable attorney's fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

     (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subparagraph are met:

          (i)  The Bank shall make the indemnification  provided by subparagraph
               (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

          (ii) The Bank shall make the indemnification  provided by subparagraph
               (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of his duty, only if a majority of the directors of the Bank determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the Bank or their members or stockholders.

     (c) As used in this paragraph:

          (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

          (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

          (iii)"Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

          (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contendere.

     Community First has a directors and officers liability policy providing for insurance against certain liabilities incurred by directors and officers of Community First while serving in their capacities as such.

Indemnification of Directors and Officers of Community First Bancorp, Inc.

     The Articles of Incorporation of Community First Bancorp, Inc. provide that the Company will indemnify to the fullest extent permissible under the Maryland General Corporation Law ("MGCL") any individual who is or was a director, officer, employee or agent in any proceeding in which the individual is made a party as a result of his service in such capacity. The MGCL provides that a Maryland corporation may indemnify any director or officer made a party to any civil, criminal, administrative or investigative proceeding by reason of serving in such capacity unless it is established that (a) the act or omission of such person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty,
(b) the person actually received an improper personal benefit in money, property or services, or (c) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful. Indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses (including attorneys' fees) actually incurred in connection with the proceeding. If the proceeding was by or in the right of the corporation, however, indemnification may not be made if the person is adjudged to be liable to the corporation. The corporation must indemnify directors and officers for expenses incurred in contesting any such proceeding if such persons are successful on the merits, unless the corporation's articles of incorporation limit such indemnification (the Company's Articles do not). Determination that the indemnification is proper and the amount to be paid in indemnification is to be made by a majority vote of a quorum of disinterested directors (or a committee of disinterested directors), by special legal counsel chosen by disinterested directors (or a committee of disinterested directors) or by a majority vote of disinterested stockholders. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position whether or not the corporation would have the power to indemnify against such liability under Maryland law. A corporation must report any indemnification or advance of expenses to a director or officer arising out of a proceeding by or in the right of the corporation to the stockholders of the corporation.

Directors and Officers Liability Insurance

     Pursuant to the MGCL, the Company is permitted to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the Company. The Bank currently maintains such a policy and it is intended that the Company will become a party to such policy.

Item 25.  Other Expenses of Issuance and Distribution

         *  Legal Fees                                              $  50,000
         *  Marketing Agent Fees and Expenses                         100,000
         *  Printing, Word Processing, Postage and Mailing             30,000
         *  Appraisal Fees and Expenses                                15,000
         *  Accounting Fees and Expenses                               50,000
         *  Blue Sky Filing Fees and Expenses
              (including counsel fees)                                  5,000
         *  Transfer Agent Fees                                         2,500
         *  Conversion Agent Fees                                       9,500
         *  Federal Filing Fees (OTS and SEC)                           8,600
         *  Other Expenses                                             14,400

                  Total                                             $ 285,000
-------------------
*    Estimated.

Item 26.  Recent Sales of Unregistered Securities.

          Not applicable.

Item 27.  Exhibits

          The exhibits filed as a part of this registration statement are as follows:


Exhibit No.    Description
-----------    -----------
1              Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.*
2              Plan of Conversion
3.1            Articles of Incorporation of Community First Bancorp, Inc.*
3.2            Bylaws of Community First Bancorp, Inc.*
4              Form of Common  Stock  Certificate  of Community  First  Bancorp,
               Inc.*
5              Opinion  of  Malizia  Spidi & Fisch,  PC  regarding  legality  of securities being registered
8.1            Federal Tax Opinion of Malizia Spidi & Fisch, PC*
8.2            State Tax Opinion of EKW & Associates, llp*
8.3            Opinion of Feldman Financial  Advisors,  Inc., as to the value of subscription rights for tax purposes*
10.1           Employment  Agreement between Community First Bank and William M.
               Tandy*
10.2           Form of Change-in-Control Severance Agreement*
16             Letter on Change in Certifying Accountants*
23.1           Consent of Malizia Spidi & Fisch,  PC (in their opinions filed as
               Exhibits 5 and 8.1)
23.2           Consent of EKW & Associates, llp
23.3           Consent of Feldman Financial Advisors, Inc.
24             Power of Attorney (reference is made to the signature page of the
               Form SB-2 as originally filed)
99.1           Proposed Stock Order Form and Form of Certification*
99.2           Proxy Statement for Special Meeting of Members of Community First
               Bank; Form of Proxy*
99.3           Form of Miscellaneous Solicitation and Marketing Materials*
99.4           Appraisal Report
99.5           Appraisal Update

----------------
*    Previously filed.


Item 28.  Undertakings

     The undersigned small business issuer will:

          (1) File, during any period in which it offers or sells securities, a post- effective amendment to this registration statement to:

          (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events arising which, individually or together, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any additional or changed material information on the plan of distribution.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering thereof.

     (3) File a post-effective amendment or remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     If the undersigned small business issuer relies on Rule 430A under the Securities Act, the small business issuer will:

     (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amended registration statement to be signed on its behalf by the undersigned, in the City of Madisonville, Commonwealth of Kentucky, on May 14, 2003.

                                  COMMUNITY FIRST BANCORP, INC.


                                  By:      /s/ William M. Tandy
                                           William M. Tandy
                                           President and Chief Executive Officer
                                           (Duly Authorized Representative)

                                POWER OF ATTORNEY

     In accordance with the requirements of the Securities Act of 1933, this amended registration statement has been signed by the following persons in the capacities and on the dates stated.



Signatures                           Title                                                  Date

/s/ William M. Tandy                 President, Chief Executive Officer and Director        May 14, 2003
--------------------------------
William M. Tandy                     (Principal Executive Officer)

/s/ Michael D. Wortham*              Vice President and Director                            May 14, 2003
--------------------------------
Michael D. Wortham                   (Principal Financial and Accounting Officer)

/s/ Ralph T. Teague*                 Director                                               May 14, 2003
--------------------------------
Ralph T. Teague

/s/ Paul W. Arison*                  Director                                               May 14, 2003
--------------------------------
Paul W. Arison

/s/ Charlotte E. Baldwin*            Director                                               May 14, 2003
--------------------------------
Charlotte E. Baldwin

/s/ Charles G. Ramsey*               Director                                               May 14, 2003
--------------------------------
Charles G. Ramsey

/s/ J. Craig Riddle*                 Director                                               May 14, 2003
--------------------------------
J. Craig Riddle

/s/ Charles B.Vaughn*                Director                                               May 14, 2003
--------------------------------
Charles B. Vaughn

/s/ Steven E. Carson*                Director                                               May 14, 2003
--------------------------------
Steven E. Carson


*By /s/ William M. Tandy                                                                    May 14, 2003
    ----------------------------
      William M. Tandy
      Attorney-in-fact
